                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 UAL Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     5) Total fee paid:

     -------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     ----------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
     ----------------------------------------------------
     3)  Filing Party:
     ----------------------------------------------------
     4)  Date Filed:
     ----------------------------------------------------

                             [UAL CORPORATION LOGO]

                                                                  March 23, 2000

DEAR FELLOW OWNER:

    Our company ended 1999 with record fourth-quarter financial results, capping a year of milestones. We unveiled Our United Commitment, a renewed promise to provide our customers with safe, efficient travel and quality service every time they fly United. We achieved all of our on-time goals. And, we launched service improvements, such as Economy Plus-SM-, that enhance customer comfort and build loyalty.


    We also took significant actions to help our stockholders realize the full value of their investments. We completed the third in a series of share buy-back programs. We announced plans to pay stockholder dividends (see details inside).


    The coming months will not be without their challenges. As the ESOP allocation period ends, we must find ways to minimize the impact of substantially increased compensation-related expenses. Fuel costs continue to rise. And in a spirit of candor and cooperation, we must reach a successful conclusion to contract discussions with key segments of our represented employees. I'm confident that the people of our company, now 100,000 strong, are united in their dedication to meet these challenges while positioning us for continuing growth and profitability.

    On behalf of the Board of Directors, I'm pleased to invite you to the 2000 Annual Meeting of Stockholders. A notice of the 2000 annual meeting and proxy statement follows. You will also find your proxy or voting direction card and the 1999 annual report. This year I am pleased to inform you that you have three ways to vote your proxy or voting direction card.

    1.  VOTE BY INTERNET at http://www.harrisbank.com/wproxy

    2. VOTE BY PHONE by using the 1-888 number on your proxy or voting direction card

    3. Vote by mail, by signing and dating the PROXY/VOTING DIRECTION CARD enclosed in this package and returning it in the postage paid envelope that is provided

    Your vote is important. Please take a moment now to vote, even if you plan to attend the meeting. I encourage you to use the new "vote by internet" option.

                                       Sincerely,


                                       /s/ James E. Goodwin
                                       ---------------------
                                       James E. Goodwin

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

DATE:     Thursday, May 18, 2000
TIME:     10:00 a.m.
PLACE:    The Auditorium, 8th Floor
          Harris Trust and Savings Bank
          111 West Monroe Street
          Chicago, IL 60690

MATTERS TO BE VOTED ON:

1.  Election of the following members of the Board of Directors:

    - Five Public Directors, to be elected by holders of Common Stock

    - Four Independent Directors, to be elected by holders of Class I Junior Preferred Stock

    - One ALPA Director, to be elected by holders of Class Pilot MEC Junior Preferred Stock

    - One IAM Director, to be elected by holders of Class IAM Junior Preferred Stock

    - One Salaried/Management Employee Director, to be elected by holders of Class SAM Junior Preferred Stock

2. Approval of amendments to our Restated Certificate of Incorporation for purposes of dividends

3.  Approval of the United Employees Performance Incentive Plan

4.  Approval of the UAL Corporation 2000 Incentive Stock Plan

5.  Ratification of appointment of independent public accountants

6.  Any other matters that may be properly brought before the meeting

                                           Francesca M. Maher
                                           SENIOR VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY

Chicago, Illinois
March 23, 2000

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
GENERAL INFORMATION.........................................      3
VOTING RIGHTS AND PROXY INFORMATION.........................      3
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................      8
  Directors to be Elected by Common Stock...................      8
  Directors to be Elected by Other Classes of Stock.........      9
CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS.......     11
  Committees................................................     11
  Compensation Committee Interlocks and Insider
    Participation; Certain Relationships and Related
    Transactions............................................     14
  Director Compensation.....................................     14
BENEFICIAL OWNERSHIP OF SECURITIES..........................     16
  Certain Beneficial Owners.................................     16
  Directors and Executive Officers..........................     18
UAL CORPORATION RELATIVE MARKET PERFORMANCE.................     20
EXECUTIVE COMPENSATION......................................     21
  UAL Corporation Compensation and Compensation
    Administration Committees Report........................     21
  Summary Compensation Table................................     27
  Option Grants in 1999.....................................     28
  Aggregated 1999 FY-End Option Values......................     29
  Pension Plan Table........................................     29
  Employment Contracts and Arrangements.....................     30
PROPOSAL NO. 2 -- APPROVAL OF AMENDMENTS TO OUR RESTATED
  CERTIFICATE OF INCORPORATION FOR PURPOSES OF DIVIDENDS....     32
PROPOSAL NO. 3 -- APPROVAL OF UNITED EMPLOYEES PERFORMANCE
  INCENTIVE PLAN FOR PURPOSES OF IRC SECTION 162(m).........     33
PROPOSAL NO. 4 -- APPROVAL OF UAL CORPORATION 2000 INCENTIVE
  STOCK PLAN................................................     37
PROPOSAL NO. 5 -- APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................     40
SUBMISSION OF STOCKHOLDER PROPOSALS.........................     40
ANNUAL REPORT...............................................     41
APPENDIX A -- CHARTER AMENDMENT.............................    A-1
APPENDIX B -- FINANCIAL INFORMATION.........................    B-1

                                PROXY STATEMENT
                              GENERAL INFORMATION

    This Proxy Statement is furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the annual meeting of stockholders to be held on Thursday, May 18, 2000. This proxy statement and the proxy or voting direction card are being mailed to you approximately
March 23, 2000.

                      VOTING RIGHTS AND PROXY INFORMATION

HOW DO I VOTE?

  -  VOTE BY INTERNET

    This year we are pleased to offer you the choice of voting via the internet by logging into WWW.HARRISBANK.COM/WPROXY and following the prompts using your six digit control number located on your proxy or voting direction card. This vote will be counted immediately and there is no need to send in your proxy or voting direction card.

  -  VOTE BY TELEPHONE

    The telephone voting procedure is simple and fast. Dial the 1-888 number on your proxy or voting direction card and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy card.

YOU SAVE OUR COMPANY MONEY IF YOU USE THE VOTE BY INTERNET OR TELEPHONE OPTIONS.

  -  VOTE BY PROXY OR VOTING DIRECTION CARD

    Shares eligible to be voted, and for which a properly-signed proxy or direction card is returned, will be voted in accordance with the instructions specified on the proxy or voting direction card. If you do not mark any instructions, your shares will be voted in favor of proposals 1, 2, 3, 4 and 5 for those holding a proxy and in favor of proposals 2, 3, 4 and 5 for those holding a voting direction card.

WHO IS ENTITLED TO VOTE?

    You are entitled to vote if our records show that you held your shares at the close of business on March 20, 2000. This is known as the record date for determining who gets notice of the meeting and who gets to vote.

    The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the aggregate and per share votes for shares of each class for all matters on which the shares vote, and the class of directors the class is entitled to elect.


-----------------------------------------------------------------------------------------------
                                     AGGREGATE                        VOTES         VOTING
                         SHARES        NUMBER                          PER            FOR
TITLE OF CLASS         OUTSTANDING    OF VOTES    HOLDERS OF RECORD   SHARE        DIRECTORS
-----------------------------------------------------------------------------------------------
Common Stock           49,885,538    49,885,538   13,827                1       Class elects 5
                                                                                Public
                                                                                Directors
-----------------------------------------------------------------------------------------------
Class P ESOP Voting    7,086,096     28,186,992   1 (ESOP Trustee)     3.98     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class M ESOP Voting    6,042,069     22,638,611   1 (ESOP Trustee)     3.75     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class S ESOP Voting    2,509,003     10,145,610   1 (ESOP Trustee)     4.04     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class Pilot MEC            1             1        1 (ALPA-MEC)          1       Class elects 1
  Junior Preferred                                                              ALPA Director
  Stock
-----------------------------------------------------------------------------------------------
Class IAM Junior           1             1        1 (IAM)               1       Class elects 1
  Preferred Stock                                                               IAM Director
-----------------------------------------------------------------------------------------------
Class SAM Junior           3             3        2 (SAM Director       1       Class elects 1
  Preferred Stock                                 and Senior Vice               SAM Director
                                                  President-People)
-----------------------------------------------------------------------------------------------
Class I Junior             4             4        4 (Independent        1       Class elects 4
  Preferred Stock                                 Directors)                    Independent
                                                                                Directors
-----------------------------------------------------------------------------------------------


HOW DO ESOP PARTICIPANTS VOTE?

    Special voting rules will apply to ESOP participants who hold voting preferred stock through the ESOP Trustee. The same voting methods apply to ESOP participants: vote by internet, telephone or mail. Please consult your accompanying materials for information concerning the voting of these shares.

    The Class P, M and S ESOP voting preferred stocks, held by a trust established under a tax-qualified employee stock ownership plan (called the qualified ESOP) that have been allocated to individual participants in the ESOP, will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974 on a confidential pass-through basis. The ESOP Trustee generally is obligated to vote as instructed by the participants to whom the voting preferred stock has been allocated, and the outstanding shares command the entire voting power of each class of voting preferred stock. The Class P voting stock allocated to former employees who were members of ALPA will be voted by the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated or otherwise unvoted shares in this qualified ESOP in proportions directed by participants who give instructions to the ESOP Trustee for these shares. Each participant who is an employee has the right to give directions to the ESOP Trustee in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving directions.

    Shares held by the ESOP Trustee under a non-qualified employee stock ownership plan (called the supplemental ESOP) will be voted as instructed by the administrative committee appointed under the supplemental ESOP. The administrative committee will consider the views of participants concerning the vote, but is not required to take any particular action in response to those views.

WHAT CLASSES OF STOCK VOTE FOR WHICH MATTERS AND WHAT IS THE VOTE REQUIRED?

    The holders of common stock; the Class S, M and P voting preferred stocks; and the Class Pilot MEC, IAM and SAM stocks will vote together as a single class on all items at the annual meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding at the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors. The Class I stock does not vote on any matter other than the election of the Independent Directors (as defined in our charter).

    The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the meeting for voting on that matter.

    Under the Delaware General Corporation Law and our charter (1) the affirmative vote of the holders of the shares of capital stock present in person or by proxy at the meeting representing a plurality of the votes cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock, (2) the affirmative vote of the holders of the shares of capital stock outstanding on the record date representing a majority of the votes entitled to be cast on the matter will be required to approve and adopt the proposed amendments to our charter, and (3) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve or adopt the other matters in this notice of meeting and proxy statement.

HOW DO ABSTENTIONS AND BROKER NON-VOTES WORK?

    Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders (other than the election of directors). This is because abstaining shares are considered present and unvoted, which means they have the same effect as votes against the matter. Abstentions have no effect on the election of directors. Broker non-votes will have no effect on the outcome of the vote on any of the matters presented for your vote, other than the charter amendments, and will not be counted for purposes of establishing a quorum. The required vote for the charter amendment is based on the voting power of total shares outstanding, rather that the shares present or voted, so broker non-votes will have the effect of a vote against the charter amendment.

HOW DOES THE PROXY VOTING PROCESS WORK?

    If the enclosed proxy is voted properly by using the internet or telephone procedures specified or is properly returned by dating, signing and mailing, the proxy will be voted at the annual meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this notice of annual meeting and proxy statement, that are to come before the annual meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

    If a quorum is not present at the time the annual meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with your vote then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

HOW IS MY PROXY VOTED IF I DO NOT INDICATE HOW TO VOTE?

    If no instructions are indicated, proxies will be voted for (1) the election of directors of the class on which the shares represented by the proxy are entitled to vote, (2) the amendments to our Restated Certificate of Incorporation, (3) United Employees Performance Incentive Plan, (4) the UAL Corporation 2000 Incentive Stock Plan, and (5) the appointment of Arthur Andersen LLP.

HOW DO I REVOKE A PROXY?

    Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revoking. A proxy may be revoked by a later proxy delivered using the internet or telephone voting procedures or by mail to the Secretary. A proxy may also be revoked by written notice mailed to the Secretary. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

HOW ARE PROXIES BEING SOLICITED AND WHO PAYS SOLICITATION EXPENSES?

    Proxies are being solicited by and on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson Shareholder Communications Inc. to solicit proxies on our behalf. We are paying them a proxy solicitation fee of $7,500 and reimbursing them for reasonable out-of-pocket expenses.

WHAT DO I NEED TO GET INTO THE ANNUAL MEETING?

  -  SHAREHOLDERS OF RECORD

    If you are a shareholder of record on March 20, 2000 (or your duly appointed proxy holder), you are entitled to vote and attend the meeting. Certain procedures have been adopted to ensure that no inconvenience or delays are caused to the company's shareholders when entering the meeting.

    If you are a record holder and do not have an admittance card with you at the meeting, you will be admitted upon verification of ownership at the shareholders' registration desk. The admission ticket is located on the lower portion of your proxy or voting direction card.

  -  SHAREHOLDERS THROUGH INTERMEDIARIES

    Persons who own stock through brokers, trustees, plans or in "street name" and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on March 20, 2000 can obtain admittance cards only at the shareholders' registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement, along with proper identification.

    Requests for proxies or voting direction from brokers, trustees or fiduciaries should be processed as described in the accompanying materials.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Except where you withhold authority, your proxy will be voted at our 2000 Annual Meeting of Stockholders or any adjournments or postponements for the election of the nominee(s) named below for a term of one year and until their successors are duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified, subject to the director's earlier death, retirement or removal. Our Board of Directors expects all nominees named below to be available for election. "We", "our", "us" and the "Company" each refers to UAL Corporation.

DIRECTORS TO BE ELECTED BY COMMON STOCK

PUBLIC DIRECTORS

    Five Public Directors are to be elected by the holders of Common Stock, par value $.01 per share. Each nominee was previously elected by the holders of the common stock (other than Mr. Dutta) and has served continuously as a public director since the date of his election. The term Public Director is used as defined in our Restated Certificate of Incorporation (also called our charter).

    If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock will be voted for the person designated by the Board or the appropriate Board Committee as required by our charter. No person other than our directors is responsible for the naming of nominees.


---------------------------------------------------------------------------------------------
                                 (1) PRINCIPAL OCCUPATION OR EMPLOYMENT              DIRECTOR
NOMINEE                             (2) OTHER BUSINESS AFFILIATIONS         AGE       SINCE
---------------------------------------------------------------------------------------------
Rono J. Dutta              (1)  President (7/99) of the company and its      48      7/13/99
                                wholly owned subsidiary, United Air
                                Lines, Inc. Senior Vice President --
                                Planning of United (1994-7/99).
                           (2)  Trustee, The Marsico Investment Fund
---------------------------------------------------------------------------------------------
James E. Goodwin           (1)  Chairman and Chief Executive Officer         55         1998
                                (7/99), President and Chief Operating
                                Officer (1998) of the company and
                                United. Senior Vice President -- North
                                America (1995-1998). Senior Vice
                                President -- International (1992-1995).
---------------------------------------------------------------------------------------------
John F. McGillicuddy       (1)  Retired Chairman and Chief Executive         69         1984
                                Officer, Chemical Banking Corporation
                                (banking and finance), for the past five
                                years.
                           (2)  Director, Southern Peru Copper
                                Corporation, USX Corporation and Young &
                                Rubicam Inc.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                 (1) PRINCIPAL OCCUPATION OR EMPLOYMENT              DIRECTOR
NOMINEE                             (2) OTHER BUSINESS AFFILIATIONS         AGE       SINCE
---------------------------------------------------------------------------------------------
James J. O'Connor          (1)  Retired Chairman and Chief Executive         63         1984
                                Officer (1998), Unicom Corporation
                                (holding company) and its wholly owned
                                subsidiary, Commonwealth Edison Company
                                (supplier of electricity). Chairman and
                                Chief Executive Officer, Unicom
                                (1994-1998) and Commonwealth Edison
                                (1980-1998).
                           (2)  Director, American National Can Group,
                                Inc., Corning Incorporated,
                                Smurfit-Stone Container Corporation and
                                Tribune Company.
---------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.       (1)  General Partner, Darwin Capital Partners     57         1990
                                (investment management) (1999) and
                                Managing Member, Development Capital,
                                LLC (investment management) (1997).
                                Managing Director, Gollust, Tierney and
                                Oliver, Inc. (investment banking)
                                (1992-1996).
                           (2)  Director, Liz Claiborne, Inc. and C & B
                                Publishing PLC.
---------------------------------------------------------------------------------------------


DIRECTORS TO BE ELECTED BY OTHER CLASSES OF STOCK

    The following classes of directors are to be elected by the holder of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected by the holders of the applicable class of our stock and has served continuously as a director since the first date of his election. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

INDEPENDENT DIRECTORS -- ELECTED BY HOLDERS OF CLASS I STOCK

    Four Independent Directors (as defined in our charter) are to be elected by the four Independent Directors as the holders of our Class I stock. Each nominee has been nominated by the Independent Director Nomination Committee and under a stockholders agreement among the holders of Class I Stock, ALPA, the IAM and us, each holder has agreed to vote in favor of the nominees. No person, other than the Independent Director Nomination Committee, is responsible for the naming of nominees.


------------------------------------------------------------------------------------------
                               (1) PRINCIPAL OCCUPATION OR EMPLOYMENT             DIRECTOR
NOMINEE                           (2) OTHER BUSINESS AFFILIATIONS        AGE       SINCE
------------------------------------------------------------------------------------------
John W. Creighton,        (1)  Retired Chief Executive Officer and        67         1998
Jr.                            President (1997), Weyerhaeuser Company
                               (forest products). President
                               (1988-1997) and Chief Executive
                               Officer (1991-1997), Weyerhaeuser.
                          (2)  Director, Unocal Corporation.
------------------------------------------------------------------------------------------
Richard D. McCormick      (1)  Chairman Emeritus (1999) and Chairman      59         1994
                               (1992-1999), US WEST, Inc.
                               (telecommunications). President
                               (1986-1998) and Chief Executive
                               Officer (1991-1998), US WEST.
                          (2)  Director, Wells Fargo & Company and
                               United Technologies Corporation.
------------------------------------------------------------------------------------------
Hazel R. O'Leary          (1)  Chief Operating Officer (3/1/00),          62         1999
                               Blaylock & Partners (investment
                               banking). President (1997-2/29/00),
                               O'Leary & Associates (energy services
                               and investment strategy). Secretary
                               (1993-1997), U.S. Department of Energy
                               (government).
                          (2)  Director, The AES Corporation and ICF
                               Kaiser International, Inc.
------------------------------------------------------------------------------------------
John K. Van de Kamp       (1)  President, Thoroughbred Owners of          64         1994
                               California (trade association) (1996).
                               Partner, Dewey Ballantine (law firm)
                               (1991-1996).
------------------------------------------------------------------------------------------


ALPA DIRECTOR -- ELECTED BY CLASS PILOT MEC STOCK

    One ALPA Director (as defined in our charter) is to be elected by the United Airlines Pilots Master Executive Council, ALPA, the holder of our Class Pilot MEC stock. The ALPA-MEC has nominated and intends to re-elect Frederick C. Dubinsky as the ALPA Director.

-----------------------------------------------------------------------------------------
                          (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS           AGE       SINCE
-----------------------------------------------------------------------------------------
Frederick C. Dubinsky  (1) Chairman, ALPA-MEC (labor union) (2000).      57       1/1/00
                           Captain, B747-400, United, for the past
                           five years.
-----------------------------------------------------------------------------------------

IAM DIRECTOR -- ELECTED BY CLASS IAM STOCK

    One IAM Director (as defined in our charter) is to be elected by the International Association of Machinists and Aerospace Workers, the holder of our Class IAM stock. The IAM has nominated and intends to re-elect John F. Peterpaul as the IAM Director.

-----------------------------------------------------------------------------------------
                           (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                DIRECTOR
NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS           AGE       SINCE
-----------------------------------------------------------------------------------------
John F. Peterpaul       (1) Retired General Vice President, IAM          64        1994
                        (labor union), for the past five years.
-----------------------------------------------------------------------------------------

SALARIED/MANAGEMENT EMPLOYEE DIRECTOR -- ELECTED BY CLASS SAM STOCK

    One Salaried/Management Employee Director (as defined in our charter) is to be elected by the holders of our Class SAM stock, who are Deval L. Patrick, the Salaried/ Management Employee Director, and William P. Hobgood, our Senior Vice President-People. Mr. Patrick has been nominated for re-election by the "System Roundtable," a body of salaried and management employees of United empowered to review issues relating to us and their effect on salaried and management employees. Under a Stockholders Agreement among the holders of Class SAM stock and us, each holder has agreed to vote in favor of the System Roundtable nominee.

-----------------------------------------------------------------------------------------
                           (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                DIRECTOR
NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS           AGE       SINCE
-----------------------------------------------------------------------------------------
Deval L. Patrick        (1) Vice President & General Counsel, Texaco     43         1997
                            Inc. (oil/energy company) (1999).
                            Partner, Day, Berry & Howard (law firm)
                            (1997-1999). Assistant Attorney General,
                            Civil Rights Division, U.S. Department
                            of Justice (law enforcement)
                            (1994-1997).
-----------------------------------------------------------------------------------------

             CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

    Our Board of Directors held a total of 12 meetings in 1999. All directors attended 75 percent or more of the Board meetings and Board committee meetings of which they were members.

COMMITTEES

    The Board of Directors has Executive, Audit, Compensation, Compensation Administration, CAP, Labor, Independent Director Nomination, Outside Public Director Nomination, Pension and Welfare Plans Oversight and Transaction Committees. Below is a brief description of the functions performed, the number of meetings held and the names of committee members.

------------------------------------------------------------------------------
              NAME AND FUNCTIONS OF COMMITTEE                 MEETINGS IN 1999
------------------------------------------------------------------------------
EXECUTIVE                                                             7

- authorized to exercise the powers of the Board in
  management of our business and affairs, with certain
  exceptions
- responsible for safety and security oversight for United
- reviews Board effectiveness and oversees compensation
  arrangements for non-employee directors
- administers the directors plan
- reviews management succession planning for certain senior
  positions
- acts as a search committee and recommends to Board
  appointment of a successor CEO (requires four votes,
  excluding Mr. Goodwin)
------------------------------------------------------------------------------
AUDIT                                                                 2

- reviews and discusses with management and independent
  auditors our annual financial statements prior to
  publication, financial reporting practices and results of
  annual external audit
- reviews work of the independent auditors, scope of annual
  external audit and the auditor's independence
- makes annual recommendations to our Board for appointment
  of independent public accountants for the coming year
- reviews the effectiveness of our financial and accounting
  functions, organization, operations and management and
  adequacy of internal accounting controls
- reviews major accounting policies and significant
  judgments affecting the financial statements
- establishes and reviews the adequacy of our code of
  business conduct and corporate compliance programs
- reviews and reassesses adequacy of this committee's
  charter on an annual basis
------------------------------------------------------------------------------
COMPENSATION                                                         12

- reviews and approves compensation and benefits of our
  officers
- reviews general policy matters relating to compensation
  and benefits of our non-union employees
- administers our equity incentive compensation plans,
  except for responsibilities reserved for the Compensation
  Administration Committee
------------------------------------------------------------------------------
COMPENSATION ADMINISTRATION                                          12

- administers our stock option plans and executive
  compensation programs to the extent these functions cannot or are not appropriate to be performed by the Compensation
  Committee in light of any provision of the Internal
  Revenue Code of 1986, as amended, securities laws or other applicable laws or regulations
------------------------------------------------------------------------------

------------------------------------------------------------------------------
              NAME AND FUNCTIONS OF COMMITTEE                 MEETINGS IN 1999
------------------------------------------------------------------------------
CAP                                                                   3

- oversees implementation of our Competitive Action Plan to
  improve United's competitiveness on short-haul routes
  under which United Shuttle(-Registered Trademark-) was
  established
- approves on our behalf any modifications to the
  Competitive Action Plan, other than those matters reserved to the Labor Committee
- approves modifications to Salaried and Management Employee
  Investment (as defined in our charter) (vote must include
  two union directors and all Outside Public Directors, as
  defined in our charter)
------------------------------------------------------------------------------
LABOR                                                                 6

- reviews and approves the entering into of, and
  modifications and amendments to, collective bargaining
  agreements to which we are a party, with certain
  exceptions
------------------------------------------------------------------------------
INDEPENDENT DIRECTOR NOMINATION                                       8

- nominates candidates to become Independent Director
  members of the Board
- fills vacancies in Independent Director positions
- appoints Independent Directors to serve on Board
  Committees (nominations and appointments require vote of
  majority of Independent Directors plus one union director)
------------------------------------------------------------------------------
OUTSIDE PUBLIC DIRECTOR NOMINATION                                    2

- nominates candidates to become Outside Public Director
  members of the Board
- fills vacancies in Outside Public Director positions
- appoints Outside Public Directors to serve on Board
  Committees
------------------------------------------------------------------------------
PENSION AND WELFARE PLANS OVERSIGHT                                   2

- oversees our compliance with laws governing employee
  benefit plans that we maintain
------------------------------------------------------------------------------
TRANSACTION                                                           0

- evaluates and advises the Board on any proposed merger or
  consolidation of us with or into, the sale, lease or
  exchange of all or substantially all of our property or
  assets to, or a significant business transaction with, any
  Labor Affiliate (as defined in our charter)
------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                               COMMITTEE MEMBERSHIP
------------------------------------------------------------------------------------------------------------------
                                                                                             PENSION
                                                                                 OUTSIDE        &
                                                            INDEPENDENT           PUBLIC     WELFARE
                                          COMP               DIRECTOR            DIRECTOR     PLANS
                        AUDIT  CAP  COMP  ADMIN  EXECUTIVE  NOMINATION   LABOR  NOMINATION  OVERSIGHT  TRANSACTION
------------------------------------------------------------------------------------------------------------------
John W. Creighton, Jr.    x          x      x                   Ch         x                                x
------------------------------------------------------------------------------------------------------------------
Frederick C. Dubinsky           x    x               x           x                              x
------------------------------------------------------------------------------------------------------------------
Rono J. Dutta                                                                                   x
------------------------------------------------------------------------------------------------------------------
James E. Goodwin                x    x              Ch                    Ch
------------------------------------------------------------------------------------------------------------------
Richard D. McCormick      x          Ch    Ch        x           x                                          x
------------------------------------------------------------------------------------------------------------------
John F. McGillicuddy      x     x                    x                              x                      Ch
------------------------------------------------------------------------------------------------------------------
James J. O'Connor         x     x    x      x                                       Ch          x           x
------------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary          x     x                                x                              x           x
------------------------------------------------------------------------------------------------------------------
Deval L. Patrick                     x                           x                              x
------------------------------------------------------------------------------------------------------------------
John F. Peterpaul               x    x               x           x                              x
------------------------------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.     Ch     x                                          x        x                       x
------------------------------------------------------------------------------------------------------------------
John K. Van de Kamp       x    Ch                    x           x                             Ch           x
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Key:  x  =  Current Committee Assignment
     Ch =  Chairman
------------------------------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Goodwin and Capt. Dubinsky serve on the Compensation Committee, but not the Compensation Administration Committee. Mr. Goodwin and Capt. Dubinsky are employees of ours. Capt. Dubinsky is also the Chairman of the ALPA-MEC and an officer of ALPA. We and ALPA are parties to a collective bargaining agreement for our pilots represented by ALPA.

DIRECTOR COMPENSATION

    We do not pay directors who are employees of the company additional compensation for their services as directors. In 1999, compensation for non-employee directors included the following:

    - annual retainer of $18,000

    - $900 for each Board and Board committee meeting attended

    - annual retainer of $2,700 to committee chairmen (other than chair of Compensation Administration Committee)

    - expenses of attending Board and committee meetings

    - 400 shares of common stock each year

    - 189 deferred stock units representing common stock each year

    Under our stock ownership guidelines, our directors are to keep the 400 shares while they are on the Board. They may also elect to receive some or all of their cash retainer and fees in common stock, as well as defer their stock and cash compensation for tax purposes. The deferred stock units are unfunded and are not settled until after he or she leaves the Board.

    We consider it important for our directors to understand our business and have exposure to our operations and employees. For this reason, we provide free transportation and free cargo shipment on United to our directors and their spouse and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

    The cost of this policy in 1999 for each director, including cash payments made in February 2000 for income tax liability, was as follows:

-------------------------------------------------------------------------------------
NAME                             COST($)    NAME                             COST($)
-------------------------------------------------------------------------------------
John W. Creighton, Jr.            13,163    James J. O'Connor                 41,408
-------------------------------------------------------------------------------------
Frederick C. Dubinsky                  0    Hazel R. O'Leary                       0
-------------------------------------------------------------------------------------
Rono J. Dutta                     12,115    Deval L. Patrick                  35,819
-------------------------------------------------------------------------------------
James E. Goodwin                       0    John F. Peterpaul                 11,462
-------------------------------------------------------------------------------------
Richard D. McCormick              56,946    Paul E. Tierney, Jr.              62,661
-------------------------------------------------------------------------------------
John F. McGillicuddy              23,984    John K. Van de Kamp               30,716
-------------------------------------------------------------------------------------

                       BENEFICIAL OWNERSHIP OF SECURITIES

CERTAIN BENEFICIAL OWNERS

    The following table shows the number of shares of our voting securities owned by any person or group known to us as of March 20, 2000, to be the beneficial owner of more than 5% of any class of our voting securities.


-------------------------------------------------------------------------------------------------------------
                                                                                             PERCENT OF TOTAL
                                                                 AMOUNT AND                    VOTING POWER
                                                                   NATURE                      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL                                 OF BENEFICIAL    PERCENT OF    FOR PROPOSALS
OWNER                                     TITLE OF CLASS        OWNERSHIP(1)      CLASS            2-5
-------------------------------------------------------------------------------------------------------------
State Street Bank and Trust          Common Stock               52,631,479(2)      50.7%             --
  Company, Trustee                   Class P ESOP Voting         5,692,987(2)       100%          25.4%
  225 Franklin Street                  Junior Preferred Stock
  Boston, MA 02110                   Class M ESOP Voting         4,800,892(2)       100%          20.4%
                                       Junior Preferred Stock
                                     Class S ESOP Voting         2,131,443(2)       100%           9.2%
                                       Junior Preferred Stock
-------------------------------------------------------------------------------------------------------------
AXA Conseil Vie Assurance Mutuelle   Common Stock                8,348,850(3)      15.6%             7%
  100-101 Terrasse Boieldieu
  92042 Paris La Defense France

AXA Assurances I.A.R.D. Mutuelle &
AXA Assurances Vie Mutuelle
  21, rue de Chateaudun
  75009 Paris France

AXA Courtage Assurance Mutuelle
  26, rue Louis le Grand
  75002 Paris France

AXA
  9 Place Vendome
  75001 Paris France

AXA Financial, Inc.
  1290 Avenue of the Americas
  New York, NY 10104
-------------------------------------------------------------------------------------------------------------
Oppenheimer Capital                  Common Stock                3,541,655(4)       6.6%             3%
  1345 Avenue of the Americas
  New York, NY 10105
-------------------------------------------------------------------------------------------------------------
PRIMECAP Management Company          Common Stock                3,424,295(5)       6.4%           2.9%
  225 South Lake Avenue #400
  Pasadena, CA 91101
-------------------------------------------------------------------------------------------------------------
Marsico Capital Management, LLC      Common Stock                2,710,726(6)    5.0645%           2.3%
  1200 17th Street, Suite 1300
  Denver, CO 80202
-------------------------------------------------------------------------------------------------------------
United Airlines Pilots Master        Class Pilot MEC Junior                1        100%             --
  Executive Council                    Preferred Stock
  Air Line Pilots Association,
  International
  6400 Shafer Court, Suite 700
  Rosemont, IL 60018
-------------------------------------------------------------------------------------------------------------
International Association of         Class IAM Junior                      1        100%             --
  Machinists and Aerospace Workers     Preferred Stock
  District #141
  9000 Machinists Place
  Upper Marlboro, MD 20772
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                                             PERCENT OF TOTAL
                                                                 AMOUNT AND                    VOTING POWER
                                                                   NATURE                      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL                                 OF BENEFICIAL    PERCENT OF    FOR PROPOSALS
OWNER                                     TITLE OF CLASS        OWNERSHIP(1)      CLASS            2-5
-------------------------------------------------------------------------------------------------------------
Deval L. Patrick                     Class SAM Junior                      2      66.67%             --
  Texaco Inc.                          Preferred Stock
  2000 Westchester Avenue
  White Plains, NY 10650
-------------------------------------------------------------------------------------------------------------
William P. Hobgood                   Class SAM Junior                      1      33.33%             --
  Senior Vice President-People         Preferred Stock
  United Airlines
  P.O. Box 66100
  Chicago, IL 60666
-------------------------------------------------------------------------------------------------------------
John W. Creighton, Jr.               Class I Junior Preferred              1         25%             --
  1000 Second Avenue                   Stock
  Suite 3700
  Seattle, WA 98104
-------------------------------------------------------------------------------------------------------------
Richard D. McCormick                 Class I Junior Preferred              1         25%             --
  US WEST, Inc.                        Stock
  3200 Cherry Creek South Drive
  Denver, CO 80209
-------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary                     Class I Junior Preferred              1         25%             --
  Blaylock & Partners                  Stock
  609 5th Avenue
  New York, NY 10017
-------------------------------------------------------------------------------------------------------------
John K. Van de Kamp                  Class I Junior Preferred              1         25%             --
  Dewey Ballantine                     Stock
  333 S. Hope Street
  Los Angeles, CA 90071-3003
-------------------------------------------------------------------------------------------------------------


(1) Shares of Class Pilot MEC, Class IAM and Class SAM stock elect one ALPA, IAM and Salaried/Management Employee Director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors. Shares of Class I stock elect four Independent Directors and do not vote on other matters except as required by law.

(2) Based on Schedule 13G dated February 10, 2000 filed with the SEC, in which reporting person reported that as of December 31, 1999, (1) as trustee under the ESOP, it had shared voting power over 5,692,987 shares of Class P ESOP Voting Junior Preferred Stock representing 25.4% of our voting power, 4,800,892 shares of Class M ESOP Voting Junior Preferred Stock representing 20.4% of our voting power, and 2,131,443 shares of Class S ESOP Voting Junior Preferred Stock (Class S, P and M voting stocks referred to as the voting preferred stocks) representing 9.2% of our voting power, and shared dispositive power over 12,100,463 shares of Class 1 ESOP Convertible Preferred Stock and 948,036 shares of Class 2 ESOP Convertible Preferred Stock, each convertible into quadruple that number of shares of common stock, as well as 5,050 shares of common stock issuable upon conversion of the voting preferred stocks, and (2) as trustee acting in various fiduciary capacities, it had sole dispositive power over 226,986 shares of common stock and sole voting power for 205,446 shares. The reporting person disclaims beneficial ownership of all shares reported. Voting power of voting preferred stocks is limited to matters other than the vote for directors.

(3) Based on Schedule 13G/A (Amendment No. 12) dated February 10, 2000 filed with the SEC, in which AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, AXA and AXA Financial, Inc. (formerly known as The Equitable Companies

    Incorporated) reported, as of January 31, 2000, sole voting power for 1,752,840 shares, shared voting power for 4,301,800 shares and sole dispositive power for 8,348,850 shares.

(4) Based on Schedule 13G/A (Amendment No. 2) dated February 10, 2000 filed with the SEC, in which reporting person, on behalf of itself and/or certain investment advisory clients or discretionary accounts, reported shared voting and dispositive power for the shares.


(5) Based on Schedule 13G dated January 31, 2000 filed with the SEC, in which reporting person reported sole voting power for 124,295 shares and sole dispositive power for 3,424,295 shares.



(6) Based on Schedule 13G dated February 14, 2000 filed with the SEC, in which reporting person reported sole voting and dispositive power for the shares.


DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of common stock and of voting preferred stock held in the ESOP owned as of March 20, 2000, by our directors, and executive officers included in the Summary Compensation Table, and by our directors and executive officers as a group. Unless we say otherwise in a footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities which ownership we have imputed to the owner). Some of our directors and executive officers also own shares of other classes of our preferred stock as shown in the table above.


------------------------------------------------------------------------------------------------
NAME OF DIRECTOR OR EXECUTIVE OFFICER      COMMON STOCK        PERCENT    VOTING PREFERRED STOCK
AND GROUP                              BENEFICIALLY OWNED(1)   OF CLASS   BENEFICIALLY OWNED(2)
------------------------------------------------------------------------------------------------
John W. Creighton, Jr.                           4,203           *                      0
------------------------------------------------------------------------------------------------
Frederick C. Dubinsky                            5,436           *                  1,359
------------------------------------------------------------------------------------------------
Rono J. Dutta                                  137,612           *                  1,255
------------------------------------------------------------------------------------------------
James E. Goodwin                               281,821           *                  1,597
------------------------------------------------------------------------------------------------
Gerald Greenwald                             1,291,000          2.6                 3,347
------------------------------------------------------------------------------------------------
Richard D. McCormick                             7,780           *                      0
------------------------------------------------------------------------------------------------
John F. McGillicuddy                             8,297           *                      0
------------------------------------------------------------------------------------------------
James J. O'Connor                                7,950           *                      0
------------------------------------------------------------------------------------------------
Hazel R. O'Leary                                   910           *                      0
------------------------------------------------------------------------------------------------
Deval L. Patrick                                 2,561           *                      0
------------------------------------------------------------------------------------------------
John F. Peterpaul                                3,224           *                      0
------------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.                            38,758           *                      0
------------------------------------------------------------------------------------------------
John K. Van de Kamp                              3,212           *                      0
------------------------------------------------------------------------------------------------
Douglas A. Hacker                              260,463           *                  1,655
------------------------------------------------------------------------------------------------
Francesca M. Maher                              69,560           *                    986
------------------------------------------------------------------------------------------------
Andrew P. Studdert                             114,123           *                    875
------------------------------------------------------------------------------------------------
Directors and Executive Officers as a
  Group (16 persons)                         2,238,619          4.5                 9,953
------------------------------------------------------------------------------------------------


*   Less than 1%

(1) This number includes (a) deferred stock units for Creighton 2,067; McCormick 5,581; McGillicuddy 5,697; O'Connor 2,150; O'Leary 510; Patrick 2,561; Peterpaul 824; Tierney 2,942; and Van de Kamp 3,212 (which reflects beneficial ownership of common stock represented by deferred stock units (representing deferred receipt of stock until Board participation ceases) under the UAL Corporation 1995 Directors Plan); (b) options exercisable within 60 days of March 20, 2000 for Dutta 90,773; Goodwin 187,424; Greenwald 1,044,923; Hacker 195,823; Maher 57,825; Studdert 71,998; and for the group 1,648,766; (c) common stock issuable upon conversion of ESOP preferred for Dubinsky 5,436; Dutta 5,020; Goodwin 6,389; Greenwald 13,389; Hacker 6,619; Maher 3,945; Studdert 3,499; and for the group 45,250 (see footnote 2); (d) for Mr. Goodwin, 10,000 held indirectly by his wife;
    (e) for Mr. Dutta, 79 held indirectly by a United 401(k) plan (as of December 31, 1999); and (f) for Ms. Maher, 4,320 held indirectly by her husband.



(2) Reflects beneficial ownership through the ESOP of (a) Class P Voting Stock for Mr. Dubinsky, and (b) Class S Voting Stock for Messrs. Dutta, Goodwin, Hacker and Studdert and Ms. Maher, and for directors and executive officers as a group. Represents less than 1%.

                                                           UAL CORPORATION
                                                           RELATIVE MARKET
                                                             PERFORMANCE
                                                        TOTAL RETURN 1995-1999

                                                         [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------
                                    1994        1995       1996       1997       1998       1999
--------------------------------------------------------------------------------------------------
UAL Corp                             100       204.29     286.12     423.46     273.25     355.07
S&P 500 Index                        100       137.58     169.17     225.60     290.08     351.12
D-J Airline Group (1)                100       144.87     160.57     267.85     261.84     257.76
--------------------------------------------------------------------------------------------------

                                                      Source: Compustat Database

------------------------

(1) Alaska Air, AMR, Delta, Southwest, USAirways

                             EXECUTIVE COMPENSATION
                        UAL CORPORATION COMPENSATION AND
                 COMPENSATION ADMINISTRATION COMMITTEES REPORT

WHAT WAS THE COMPANY'S COMPENSATION PHILOSOPHY FOR 1999?

    The company's executive compensation program is designed to:

    - attract, retain and motivate top quality and experienced officers

    - provide industry competitive compensation opportunities

    - support a pay-for-performance culture and

    - emphasize pay-at-risk.

    The company's compensation program provides, among other matters, that it will be administered in a manner consistent with the philosophy of an employee-owned company.

WHAT IS THE STRUCTURE OF THE COMPENSATION PROGRAM?

    There are three components to the executive compensation program:

    - Base salary

    - Annual incentive bonuses

    - Stock compensation

    The compensation program is designed to set total compensation opportunity (base salary plus annual bonus plus stock options) at the median level, adjusted for the company's size, of total compensation paid to similarly positioned executives at the four largest U.S. air carriers (AMR Corporation, Delta Air Lines, Inc., Northwest Airlines Corporation, and US Airways Group, Inc.).

    The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the company and to its longer-term return to stockholders.

HOW ARE BASE SALARIES DETERMINED?


    Consistent with the salary increase policy for management employees under the terms of the ESOP, officers were not awarded salary increases in 1999, unless an officer was promoted to a position with greater responsibilities. With the reorganization of officer positions in 1999, four of the officer positions received promotional increases designed to bring their base salaries into line with competitive airline industry salaries for their new position. The officers that received promotional increases are: Jim Goodwin, Chairman and

CEO; Rono Dutta, President; Doug Hacker, Executive Vice President and CFO; and Andy Studdert, Executive Vice President and COO.


HOW ARE BONUSES DETERMINED?

    Under the annual incentive program, an incentive pool is created based upon the company's earnings. Each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets.

    The CEO recommends to the Compensation Committee incentive awards for each officer based upon an assessment of the officer's contribution over the preceding year, taking into account the total funded pool. The assessment is based upon, among other things, an annual appraisal for each officer of his or her managerial skills and the performance by him or her of assigned responsibilities. The CEO also considers corporate performance and industry competitive data. Awards for the executive officers are made by the Compensation Committee based on a pre-established formula under the incentive plan. The non-management members of the Board prepare an evaluation of the CEO that is discussed with him, and the Compensation Committee used this evaluation as part of making the final determination of the CEO's award.

    In 2000 each of the executive officers received an incentive compensation award for 1999 performance, which was granted pursuant to the normal incentive compensation plan terms according to the formula described above, and for Mr. Goodwin, pursuant to his employment agreement.

HOW ARE STOCK OPTIONS DETERMINED?

    The normal stock compensation program is comprised entirely of annual stock options. While there are no specific target award levels or weighting of factors considered in determining stock grants, option grants are determined in consideration of individual performance and contribution and airline industry practice, using the same group referred to above for base salary and annual incentive compensation. The CEO recommends stock option grants for each officer to the Compensation Administration Committee. This Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers.

    Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a 10-year term and typically vest ratably over a four-year period. The company's stock option plan includes provisions to preserve, to the maximum extent possible, the deductibility by the company of amounts awarded under the plan.

    The officer compensation program in total is primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, and heavily oriented toward stockholder interests through the use of long-term incentives that create a direct linkage between officer rewards and increased stockholder value. The long-term incentive component, which is composed totally of stock-based incentives, represents over half the total income opportunity for the officers.

    In 1999, base salaries were below market due to the restrictions imposed by the ESOP. Stock option awards were therefore increased to provide competitive total compensation opportunities (i.e., base salary plus annual bonus plus stock options).

    The company's executive officers received a stock option grant in 1999, subject to the company's normal vesting schedule, in full compliance with
Section 162(m) of the Internal Revenue Code.

DOES THE COMPANY USE RESTRICTED STOCK AS AN ELEMENT OF THE COMPENSATION PROGRAM?

    The company has eliminated restricted stock as a component of its normal compensation program. However, to enable the company to attract high quality management at the most senior officer levels, sign-on compensation packages for these officers at the time of hiring may include cash and restricted or other stock awards in addition to compensation of the types described above. In addition, restricted stock may be used for a limited number of United employees in response to compelling business requirements, such as for recruitment, retention or promotion of key management employees.

    Each of Messrs. Dutta, Hacker and Studdert received a restricted stock grant in 1999 in connection with their promotions. To encourage retention, the restricted stock vests 100% five years from the grant date.

HOW HAS THE COMPANY RESPONDED TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION?

    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain executive officers, unless the payments are made under plans that satisfy the technical requirements of the Code and qualify as performance-based pay. The Committee believes that performance-based pay over $1 million is sometimes required to attract and retain executives in a competitive marketplace. Stock options are designed so that the compensation paid will be tax deductible by the company. Incentive compensation awards for 1999 performance are not tax deductible to the extent such awards cause the Section 162(m) $1 million compensation limit to be exceeded. In this proxy statement, stockholders are being asked to approve a plan for additional shares for future stock option grants and a plan for incentive awards to maximize our ability to deduct future incentive compensation paid to the officers covered by Section 162(m).

    To date, there has been no compensation exceeding $1 million in non-Section 162(m) qualified compensation for any proxy-named officer (other than for Mr. Goodwin). However, the Committee reserves the right to determine when and if it is in the company's best interest to forego deductibility.

DOES THE COMPANY REQUIRE ITS OFFICERS TO HOLD STOCK IN THE COMPANY?

    To encourage accumulation and retention of common stock by officers, guidelines have been adopted providing for the minimum ownership of common stock at the multiples of annual salary ranging from two to five times for the executive officers. Officers are also expected to retain a portion of the stock received upon exercise of options or vesting of restricted stock awards until the value of their holdings equals the specified minimums. Unexercised stock options, unvested restricted stock and ESOP stock ownership are not recognized for purposes of these guidelines.

    To promote the retention of common stock, receipt of Mr. Goodwin's restricted share units described below is deferred until his retirement from the company.

WHAT WAS THE BASIS FOR MR. GREENWALD'S 1999 COMPENSATION?

    The compensation package for Mr. Greenwald was established in a five year employment agreement negotiated by Mr. Greenwald with ALPA and the IAM in 1994. Due to his retirement effective July 1, 1999, Mr. Greenwald was not eligible for any increase in base salary, which remained at the July 1998 annual level of $719,463 for the first half of the year. A pro-rated bonus of $383,356 was paid to him in 1999 in accordance with his employment agreement.

    In connection with Mr. Greenwald's retirement, the company amended his employment agreement so that his remaining restricted stock award vested immediately as of the date of his retirement. As a retired CEO, Mr. Greenwald is being provided with office and secretarial support for five years and club membership fees for three years.

WHAT WAS THE BASIS FOR MR. GOODWIN'S 1999 COMPENSATION?

    The company entered into a five year employment agreement with Mr. Goodwin effective July 13, 1999.

    BASE SALARY. Under his employment agreement, Mr. Goodwin received an increase in base salary to $725,000 as a result of his promotion to CEO in July 1999. This increase was awarded to reflect airline industry compensation commensurate with the new roles and responsibilities he assumed.

    ANNUAL BONUS. Under his employment agreement, Mr. Goodwin is eligible to receive an annual bonus, as CEO, as determined by the Compensation Committee under the company's annual incentive plan. His target percentage can be no less than the maximum percentage permitted under the incentive plan (called the target bonus). He will be entitled to an additional 20% over this target bonus amount under the plan for superior performance, which may be paid outside the plan. Mr. Goodwin received an incentive compensation award in 2000 for 1999 performance, which was awarded under the incentive compensation plan terms according to the formula described above. Mr. Goodwin's incentive award was based on two components: company performance and individual performance consistent with the incentive compensation plan. The Compensation Committee approved the pre-tax profit margin target that the company needed to achieve to pay incentive compensation awards under the plan. Company earnings for 1999 were such that allowed for an award under the plan subject to individual performance. The Committee considered

Mr. Goodwin's strong performance in his first year as CEO of the company and an award was made.

    STOCK OPTIONS. Under his employment agreement, Mr. Goodwin received a stock option grant in 1999 for 167,500 shares of common stock that vests in four equal annual installments. The amount of the grant was determined to provide
Mr. Goodwin with a total compensation opportunity in line with the packages received by other CEOs at the major airlines.

    RESTRICTED STOCK. At the time Mr. Goodwin became CEO, in recognition of his promotion, he was granted 50,000 restricted share units under his employment agreement that will vest 20% over the next five years. Each unit represents a right to receive one share of common stock. These restricted share units are intended to provide additional incentive to Mr. Goodwin, to further align his interests with stockholders, and to provide him with a total compensation opportunity in line with the packages received by other CEOs at the major airlines. Receipt of Mr. Goodwin's restricted share units is deferred until his retirement from the company.

DO THE COMMITTEES SEEK OUTSIDE, INDEPENDENT ADVICE ON COMPENSATION MATTERS?

    The Compensation Committee and Compensation Administration Committee consult with independent compensation advisors on executive compensation matters. The Committees also have access to competitive data on compensation levels for officer positions.

ARE THERE ANY CHANGES TO THE COMPENSATION PROGRAM EXPECTED GOING FORWARD?

    The Committee undertook a review of how the company's executive compensation programs should be revised to better support the future organization, including the ability to attract and retain highly qualified employees. As a result of this review, a number of changes were made to the senior management compensation program for 2000. These changes include:

    - Targeting each element of total compensation (i.e., base salary, annual bonus, stock options) at median levels paid by other major industrial corporations including but not limited to the other major airlines comparable to the company in revenue size and scope of operations. For those executive positions deemed to be unique to the airline industry, the company will target the median, adjusted for size, of the other major airlines.

    - Enhancing the annual incentive program to include financial, operational, customer satisfaction and employee satisfaction goals, which will provide cash compensation opportunities that are aligned with the company's core objectives.

    - Enhancing the deferral program to encourage deferrals of cash compensation into company stock.

    - Maximizing the tax deductibility of compensation paid to our employees covered by Section 162(m) by submitting to stockholders a new common stock incentive plan and performance incentive plan.

    These changes result in increased base salaries and reduced stock option awards for the named executive officers for 2000. The Committee believes these changes reflect the needs of the future organization and will provide a competitive level of fixed cash compensation, while offering a significant level of performance-based cash and stock incentive compensation. The overall objective of the program is to drive performance that leads to an above average return for all stockholders.

                     UAL CORPORATION COMPENSATION COMMITTEE

Richard D. McCormick, Chairman    James J. O'Connor
John W. Creighton, Jr.            Deval L. Patrick
Frederick C. Dubinsky             John F. Peterpaul
James E. Goodwin

             UAL CORPORATION COMPENSATION ADMINISTRATION COMMITTEE

Richard D. McCormick, Chairman    James J. O'Connor
John W. Creighton, Jr.

                                                      SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                  ----------------------------------   ----------------------------------------
                                                                       RESTRICTED    SECURITIES
                                                        OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
      NAME AND                     SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
 PRINCIPAL POSITION      YEAR       ($)        ($)         ($)(1)        ($)(2)         (#)           ($)(3)
---------------------  --------   --------   --------   ------------   ----------   ------------   ------------
Greenwald............    1999     385,710    383,356       99,685              0       173,500        422,428
                         1998     697,629    725,000       79,723              0        91,550        205,322
                         1997     670,490    725,000       94,839              0        47,550        427,048

Goodwin..............    1999     572,843    580,000          446      3,912,500       251,700        213,351
                         1998     306,374    309,500        4,586              0        49,500         76,963
                         1997     249,712    183,391          904              0        15,250        108,597

Dutta................    1999     351,596    280,000       29,542      1,581,250        65,300         97,470

Hacker...............    1999     344,546    245,000        9,001      1,581,250        65,300        109,946
                         1998     311,449    227,400        9,001              0        32,150         85,301
                         1997     299,470    220,000       10,333              0        15,250        122,116

Studdert.............    1999     294,311    210,000        7,628      1,581,250        45,800         87,489
                         1998     240,514    186,200        6,135              0        24,150         63,809

Maher................    1999     242,338    150,000        9,592              0        42,100         74,768


------------------------

Greenwald   =   Gerald Greenwald, Former Chairman and Chief Executive Officer
Goodwin     =   James E. Goodwin, Chairman and Chief Executive Officer
Dutta       =   Rono J. Dutta, President
Hacker      =   Douglas A. Hacker, Executive Vice President and Chief Financial Officer
Studdert    =   Andrew P. Studdert, Executive Vice President and Chief Operating Officer
Maher       =   Francesca M. Maher, Senior Vice President, General Counsel and Secretary

------------------------------

(1) For Mr. Greenwald, amount includes $22,868 in 1999, $42,120 in 1998, $41,868 in 1997 for term life insurance benefits and $59,302 in 1999, $20,024 in 1998, $15,000 in 1997 for automobile benefits.

(2) The number of shares of restricted stock or units awarded and the number and value of restricted stock holdings at December 31, 1999 is: Mr. Goodwin, 50,000 units (each unit represents the right to receive a share of common stock), $3,878,125; each of Messrs. Dutta, Hacker and Studdert, 25,000 shares, $1,939,063. Mr. Goodwin's grant vests in five equal annual installments beginning July 13, 2000; the others vest 100% five years from the date of grant. His award is valued as of April 12, 1999 and the others are valued as of July 13, 1999. No dividends have been paid on the restricted shares, but the holders have the right to receive any dividends paid.


(3) Amounts include value of shares of ESOP preferred stock allocated to the officer's account for 1999, 1998 and 1997 (as applicable) as follows, based upon the applicable year-end closing price of common stock multiplied by the number of shares of common stock issuable upon conversion of ESOP preferred stock: Mr. Greenwald, $239,125, $105,826, $309,598; Mr. Goodwin, $138,527,
    $66,253, $97,958; Mr. Dutta, $86,948; Mr. Hacker, $94,549, $71,625,
    $115,163; Mr. Studdert, $75,468, $52,764; and Ms. Maher, $63,213. Balance
    represents compensation for split dollar insurance program premiums and for Mr. Greenwald, $74,410 of accrued but unused vacation.

                             OPTION GRANTS IN 1999

    This table gives information about stock options we granted during 1999 to the officers named in the Summary Compensation Table. The hypothetical present values of stock options granted in 1999 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. The officers will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of common stock is above the exercise price of the options.

                             NUMBER OF      % OF TOTAL
                            SECURITIES       OPTIONS      EXERCISE                  HYPOTHETICAL
                            UNDERLYING      GRANTED TO    OR BASE                 PRESENT VALUE AT
                              OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION    DATE OF GRANT
NAME                       GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE            $(2)
----                       -------------   ------------   --------   ----------   ----------------
Gerald Greenwald.........     173,500           8.3       62.7188      2/23/09        3,778,830

James E. Goodwin.........      84,200           4.0       62.7188      2/23/09        1,833,876
                              167,500           8.0       78.4688      4/11/09        4,564,375

Rono J. Dutta............      65,300           3.1       62.7188      2/23/09        1,422,234

Douglas A. Hacker........      65,300           3.1       62.7188      2/23/09        1,422,234

Andrew P. Studdert.......      45,800           2.2       62.7188      2/23/09          997,524

Francesca M. Maher.......      42,100           2.0       62.7188      2/23/09          916,938

------------------------

(1) All options become exercisable in four equal annual installments commencing February 24, 2000, one year from the date of grant, with the exception of Mr. Goodwin's option granted April 12, 1999, which becomes exercisable in four equal annual installments beginning July 13, 2000. The options are transferable, at the officer's election, to certain family members.

(2) To realize hypothetical present values upon the exercise of the options, the market price would have increased to $84.50 and $105.72 for the February 24, 1999 and April 12, 1999 grants, respectively. The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the monthly closing price of common stock over a 55 month period ending February 1999, the estimated average holding period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility -- .34, holding period -- 4 years, interest rate -- 5.25%, and dividend yield -- 0%.

    THERE IS NO ASSURANCE THAT THE HYPOTHETICAL PRESENT VALUES OF STOCK OPTIONS PRESENTED IN THE TABLE ABOVE REPRESENT THE ACTUAL VALUES OF THE OPTIONS, AND THE HYPOTHETICAL VALUES SHOWN SHOULD NOT BE VIEWED AS OUR PREDICTIONS OF THE FUTURE VALUE OF COMMON STOCK.

                    AGGREGATED 1999 FY-END OPTION VALUES(1)

                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                                       UNDERLYING UNEXERCISED           MONEY OPTIONS AT
                                        OPTIONS AT FY-END (#)              FY-END ($)
NAME                                  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                                  -------------------------   ----------------------------
Gerald Greenwald.............               945,661/298,939           46,410,118/3,370,434

James E. Goodwin.............               148,999/306,451            6,758,243/1,633,265

Rono Dutta...................                83,911/108,539            2,688,494/1,246,357

Douglas A. Hacker............               159,961/108,539            6,934,243/1,246,357

Andrew P. Studdert...........                 49,761/78,139              1,370,818/794,281

Francesca M. Maher...........                 38,800/73,600              1,192,315/915,952

------------------------

(1) Options granted prior to July 12, 1994 are exercisable for two shares of common stock and $84.81 (after adjustment for the 1996 four-for-one stock split). The value of those options includes the cash amount to be delivered when exercised. Values measured using common stock closing price on December 31, 1999 of $77.5625.

                               PENSION PLAN TABLE

                                             YEARS OF PARTICIPATION
        FINAL           -----------------------------------------------------------------
     AVERAGE PAY           15         20         25         30         35          40
---------------------   --------   --------   --------   --------   ---------   ---------
      $ 200,000         $48,000    $64,000    $80,000    $96,000    $ 112,000   $ 128,000
        400,000          96,000    128,000    160,000    192,000      224,000     256,000
        600,000         144,000    192,000    240,000    288,000      336,000     384,000
        800,000         192,000    256,000    320,000    384,000      448,000     512,000
      1,000,000         240,000    320,000    400,000    480,000      560,000     640,000
      1,200,000         288,000    384,000    480,000    576,000      672,000     768,000
      1,400,000         336,000    448,000    560,000    672,000      784,000     896,000
      1,600,000         384,000    512,000    640,000    768,000      896,000   1,024,000
      1,800,000         432,000    576,000    720,000    864,000    1,008,000   1,152,000
      2,000,000         480,000    640,000    800,000    960,000    1,120,000   1,280,000

    This table is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average pay (highest five of last 10 years of covered compensation). The retirement benefit amount is not offset by the participant's social security benefit. Compensation used in calculating benefits under the plan includes base salary and amounts shown as bonus in the Summary Compensation Table. Under the qualified plan, years of participation for persons named in the compensation table are as follows: Mr. Goodwin -- 32 years; Mr. Dutta -- 14 years;
Mr. Hacker -- 6 years; Mr. Studdert -- 4 years; and Ms. Maher -- 6 years. The amounts shown do not reflect limitations imposed by the Internal Revenue Code on retirement benefits that may be paid under plans qualified under the code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan that would otherwise be subject to code limitations.

    We agreed to supplement Mr. Hacker's benefit by granting him credit for one additional year of service.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

GREENWALD'S TERMINATION AGREEMENT

    In connection with Mr. Greenwald's retirement in 1999, we amended his employment agreement so that his remaining restricted stock award immediately vested on July 12, 1999, the end of his employment with us. We agreed to provide him with office and secretarial support for five years so that he may assist us as needed with issues originating when he was CEO.

    We also agreed to reimburse Mr. Greenwald for three years for club membership fees and give him title to two cars we provided him and to pay off lease amounts on those cars. Unless our Board consents otherwise, Mr. Greenwald agreed for two years not to take a competitive position with a competitor, which includes advising or consulting with any airline regarding negotiations with us. If he takes a competitive position, he stops receiving the benefits described above.

    Under his employment agreement, Mr. Greenwald's option grants will continue to vest under the normal vesting schedules in the option agreements.

GOODWIN'S EMPLOYMENT AGREEMENT

    We entered into a five year employment agreement with Mr. Goodwin effective July 13, 1999. This agreement provides for an annual base salary of $725,000 subject to increases as part of the normal salary program for our senior executives. Under his employment agreement, Mr. Goodwin is eligible to receive an annual bonus under the company's Incentive Compensation Plan or other annual incentive plan. Mr. Goodwin's target percentage can be no less than the maximum percentage permitted under the incentive plan (called the target bonus). He is entitled to an additional 20% over this target bonus amount under the plan for superior performance; provided this extraordinary bonus will be paid outside the plan.

    Under the employment agreement, if the incentive plan is amended or replaced with a new plan, Mr. Goodwin's incentive award will be determined under the terms of the new plan; provided that his target percentage and maximum percentage will be no less than 100% of his base salary with an additional 20% over the target percentage for superior performance.

    As part of the employment agreement, Mr. Goodwin received an option grant of 167,500 shares and 50,000 restricted share units as described in the Compensation Committee report.

    If Mr. Goodwin's employment is terminated by us without "cause," or by him for "good reason," we will pay him his base salary, any annual bonus and any earned and vested benefits he may be due through the termination date. We will also pay Mr. Goodwin a lump sum payment equal to his base salary and target bonus multiplied by the greater of (1) the remaining term of his agreement or
(2) three years. Mr. Goodwin's participation in United's benefit plans will also continue for this period. All long term incentive awards will immediately vest on the termination date and any unvested stock options will continue to vest in accordance with their terms. With respect to the retirement plan, he will be credited with additional years of participation, if necessary, so that his years of participation equal 40 and any benefit payments will not be subject to any actuarial reduction for early payment.

OFFICER SEVERANCE AGREEMENTS

    Each of the proxy-named officers (other than Mr. Goodwin) is party to a Severance Agreement with the company and United that provides for certain benefits if the executive's employment with United is (1) involuntarily terminated without "cause", or (2) constructively terminated due to, among other things, a substantial adverse alteration of the nature or status of the officer's responsibilities or a reduction in compensation or benefits. Upon termination, the officer will be entitled to receive (1) two years base salary and bonus continuation, (2) benefits continuation for the term, and
(3) continued vesting and exercisability of outstanding stock option grants. The Severance Agreements terminate on January 13, 2001.

                                 PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION FOR PURPOSES
                                  OF DIVIDENDS

    The Board of Directors unanimously approved amendments to our Restated Certificate of Incorporation on October 28, 1999, which allow for the Class 1 and 2 ESOP Preferred Stocks to participate in any dividend on common stock in the same manner as common stockholders.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENTS.

    A summary of the material provisions of the charter amendments is set forth below and is qualified in its entirety by reference to the full text of the attached as Appendix A.

    We have announced our intention to begin a dividend program for cash dividends on common stock beginning in the 2nd quarter of 2000, subject to the stockholders approving amendments to our charter. Under our charter, the Class 1 and 2 ESOP Preferred Stocks participate in any dividend on common stock. However, the Class 1 preferred stock would be paid annually as opposed to the frequency in which the common stock dividend would be paid.

    Our Board thought it was in the best interests of both common stockholders and employee shareholders that dividends on common stock be paid on the same dividend payment dates to all stockholders. The amendments facilitate the administration of the dividend payments. Under the charter amendments, if the Board declares a quarterly cash dividend on common stock, the common stockholders would receive the dividend quarterly and the employee shareholders would participate in the dividend on the same quarterly payment dates. Without the amendment, the common stockholders would be paid quarterly and the holders of the Class 1 preferred would be paid annually. Our Board felt it beneficial to amend our charter to allow the Class 1 and 2 preferred stocks to participate in any common stock dividend in the same manner as common stockholders (in other words, to be paid in the same frequency).

    We have amended our ESOP to provide, subject to stockholder approval of the charter amendments, for the pass through to ESOP participants of any cash dividend on common stock as a participating dividend on ESOP stock. We are seeking a favorable determination letter from the IRS as to the continued tax qualified status of the ESOP as a result of the amendment. Subject to our receipt of the letter and stockholder approval of the charter amendments, if the Board declared and paid a cash dividend on common stock, we would be able to take a tax deduction in the amount of the dividend passed through to ESOP participants. In this regard, if a cash dividend of $1.25 per common share were paid, we would benefit from a tax deduction of approximately $85 million per year.

    The payment of dividends is contingent upon stockholder approval of the charter amendments.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3
  APPROVAL OF UNITED EMPLOYEES PERFORMANCE INCENTIVE PLAN FOR PURPOSES OF IRC
                                 SECTION 162(M)

    On December 16, 1999 our Board unanimously adopted the United Employees Performance Incentive Plan, effective January 1, 2000. This plan replaces our prior UAL Corporation Incentive Compensation and Profit Sharing Plan and covers all U. S. management and administrative, and designated international employees of United and our designated subsidiaries. At the annual meeting our stockholders will vote on whether to approve the plan as it relates to certain awards described below.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN. A vote in favor of the Plan will constitute approval under Section 162(m) of each of the material terms of the Plan, including the performance objectives described below, for purposes of paying certain designated incentive awards to covered employees.

BACKGROUND -- SECTION 162(M) EXEMPTION

    We are asking our stockholders to vote on the plan in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code.

    Section 162(m) limits our ability to deduct compensation that we pay to certain of our executive employees when determining our federal tax liability. These limitations apply to compensation in excess of $1 million per year that we pay to our chief executive officer and each of our four other highest paid executive officers.

    Certain types of compensation are excluded from the calculation of the $1 million limit in Section 162(m). These include compensation under plans that are "performance based" and are approved by our stockholders. "Performance based" compensation under Section 162(m) is compensation based on the attainment of one or more objective performance goals, the material terms of which are approved by stockholders.

    In order to maximize our ability to deduct compensation (covered awards) paid to our employees covered by Section 162(m) (covered employees), our Board requests that the stockholders approve the plan as it relates to payment of certain designated incentive awards to covered employees. These covered awards will not be paid to the covered employees if the stockholders do not approve this proposal at the annual meeting.

SUMMARY DESCRIPTION OF THE UNITED EMPLOYEES PERFORMANCE INCENTIVE PLAN

    The following summarizes the material terms of the plan applying to incentive awards designated by the Compensation Administration Committee (referred to as the committee) of our Board as covered awards payable to employees covered by Section 162(m). This summary is qualified in its entirety by reference to the actual text of the plan.

PURPOSE

    The plan is designed to promote our financial interests by providing a means of attracting and retaining highly qualified employees, motivating these employees through performance related incentives, and providing incentive compensation opportunities that are competitive with those of other major corporations.

ADMINISTRATION

    Awards to covered employees that are to be deductible under Section 162(m) will be administered by the committee, which must consist solely of two or more "outside directors" within the meaning of Section 162(m).

ELIGIBLE EMPLOYEES

    On an annual basis, the committee will select the covered employees who are eligible to receive a covered award under the plan.

    To be entitled to receive an award in a given year, the covered employee must be actively employed at the time the incentive award is paid, or, in the case of deferred awards, at the time the award would have been paid but for the covered employee's deferral election. In its sole discretion, the committee may pay an award to a terminated covered employee.

LIMITATIONS ON INCENTIVE AWARDS

    For each year, the committee will establish a threshold level of pre-tax profit margin (pre-tax earnings divided by gross revenues) which must be obtained before awards are made to any covered employees.

    In establishing the threshold, pre-tax earnings are determined under generally accepted accounting principles, but adjusted to exclude items relating to (a) the UAL Corporation ESOP, (b) our restricted stock plans, (c) for those years in which we enter into labor contracts with ALPA or the IAM to replace contracts becoming amendable in 2000, any differential between our projected labor costs and our actual labor attributable to such contract(s), and (d) any event or occurrence that, in the judgment of the committee, was not directly related to our operations or within the reasonable control of our management. Gross revenues for purposes of calculating the threshold are also determined under generally accepted accounting principles, but adjusted to exclude any event or occurrence that, in the judgement of the committee, was not directly related to our operations or within the reasonable control of our management.

    In any event, a covered award payable to a covered employee may not exceed $3 million for any year.

DETERMINATION OF INCENTIVE AWARDS; PERFORMANCE OBJECTIVES

    A covered award payable to a covered employee will be based on performance objectives established by the committee at the beginning of the year and on the covered employee's performance for the year.

    Prior to the beginning of each year, the committee will establish an "incentive opportunity" for each covered employee, expressed as a percentage of their base compensation. The incentive opportunity will be subject to the attainment of one or more objectively determinable performance objectives established by the committee for the year. The committee will establish performance objectives from one or more of the following measures:

    - specified levels of growth in, or peer company performance in, or relating to, customer satisfaction as measured by a company-sponsored customer survey;

    - employee engagement, as measured by a company-sponsored employee survey;

    - employee safety;

    - employee diversity;

    - financial performance, as measured by sales, net income, profits (pre-tax and after-tax), adjusted pre-tax margin, earnings before interest and taxes, cash flow, earnings per share, reduction of fixed costs, economic value added, return on assets, return on capital, return on equity, shareholder return, cost of capital, debt reductions, productivity improvements; and

    - operational performance, as measured by load factor, passenger yield management, lost time incidents, baggage handling performance, or on-time performance.

    Performance objectives may be described in terms of company, subsidiary, major business segment, division or departmental performance. If more than one performance objective is selected, then the committee will weight each performance objective for the year. The performance objective(s) may be assigned specific factors for the attainment of threshold, target or maximum levels of performance.

    Each covered employee is also assigned an individual performance modifier of 120%, subject to reduction by the committee following the end of the year based on his or her individual performance for the year.

    The covered employee's individual performance modifier, together with the attained performance objective factors, will establish the extent to which each covered employee is entitled to their incentive opportunity. Because the performance objective factors and an individual performance modifier may exceed 100%, a covered employee may be entitled to an incentive award in excess of his or her incentive opportunity for the year.

    At the beginning of an award year, the committee may also establish a covered award for covered employees based solely on attainment of a single financial performance objective. However, the committee will have complete discretion to reduce the amount of any such award.

    Because covered awards under the plan are subject to the discretion of the committee and subject to the attainment of the performance objectives, the benefits or amounts that will be allocated to covered employees under the plan are not determinable at this time.

PAYMENT OF COVERED AWARDS; ELECTION TO DEFER RECEIPT AND RECEIVE COMMON STOCK

    Covered awards will be paid to covered employees in cash as soon as practicable following the end of each year. Covered employees will be given the option to defer the receipt of an award to a future year. The deferred award will be credited with interest at prime, determined and compounded at the end of each calendar quarter.

    Payment of a covered employee's deferred award will be accelerated upon termination of employment. Payment may also be accelerated upon request in the event of an unforeseeable emergency, or with a forfeiture of 10% of the amount distributed.

    Each covered employee who elects to defer receipt of his or her award will have a right to elect to have the award paid in shares of our common stock. The amount of stock to be distributed will equal the amount of stock that would have been paid if the award had not been deferred, as adjusted for dividends, stock splits and changes in fair market value during the deferral period.

20% INDUCEMENT TO ELECT TO RECEIVE UAL CORPORATION STOCK

    Each covered employee who (1) elects to defer receipt of an award for at least five years following the award year, (2) elects to receive that award in the form of stock, and (3) actually receives the award more than five years following the award year, will receive an additional stock payment equal to 20% of the award at the time the deferred award is distributed.

AMENDMENT OR TERMINATION

    Our Board may amend or terminate the plan, in whole or in part, from time to time. With respect to covered employees, the Board or the committee may also amend the performance objectives selected for a year and may modify the time and manner for payment of any award prior to its payment, as long as the modifications are not detrimental to the covered employee.

RECOMMENDATION

    Our Board of Directors recommends that you vote FOR approval of the plan as it relates to the issuance by the committee of covered awards to covered employees. A vote in favor of the plan will constitute approval, for purposes of the exemption from Section 162(m), of each of the material terms of the plan, including the performance objectives described above, and will authorize the committee to issue designated, "performance based" awards under the plan to covered employees.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE UNITED EMPLOYEES PERFORMANCE INCENTIVE PLAN.

                                 PROPOSAL NO. 4
             APPROVAL OF UAL CORPORATION 2000 INCENTIVE STOCK PLAN


    The grant of stock options is an integral part of our executive incentive program. As of March 20, 2000, 174,643 shares of our common stock were available for future grants and awards under the UAL Corporation 1981 Incentive Stock Plan.


    Our Board of Directors has determined that, as a publicly held company, we need a new incentive stock plan in order to provide incentives to attract and retain outstanding individuals who are officers or other key executives of the company and its subsidiaries. On February 24, 2000, our Board unanimously adopted the UAL Corporation 2000 Incentive Stock Plan. At the annual meeting our stockholders will vote on whether to approve the plan.

    The 2000 plan will become effective only and immediately upon approval by our stockholders and will continue in effect until terminated by our Board. If the new plan is approved by stockholders, the 1981 plan will be discontinued, except as to outstanding grants.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE UAL CORPORATION 2000 INCENTIVE STOCK PLAN.

COMPENSATION PHILOSOPHY

    We believe it is very important to align the economic well-being of our senior management with yours and our long-term interests. For this reason, stock options represent a significant component of compensation for senior management employees. We believe that our continued ability to offer stock options is critical to attracting and retaining talented individuals for our senior management ranks.

ADMINISTRATION

    The 2000 plan will be administered by the Compensation Committee or, for grants intended to be qualified under Section 162(m) of the Internal Revenue Code or exempt under Section 16 of the securities exchange act, the Compensation Administration Committee of our Board. Both committees are referred to as the committee. The form and amount of any grant or award, as well as the time and conditions of exercise or vesting (as well as any acceleration of the time of exercise or vesting) are subject to the discretion of the committee.

SHARES SUBJECT TO THE 2000 PLAN

    The total number of shares reserved for issuance under the 2000 plan is the sum of the following:

(1) 8,000,000 newly issued or treasury shares;


(2) 174,643 shares remaining under the 1981 plan; and

(3) any shares represented by options forfeited, cancelled or expired under the 1981 plan or the 2000 plan or which are used to satisfy tax withholding obligations.

    The total amount reserved under this plan will gradually reduce as options are granted. A grantee may pay the option price with cash or with common stock that is already owned. When shares are used to pay the option purchase price, only the net number of shares issued will reduce the amount of shares reserved under the 2000 plan.

    The maximum number of shares issuable under this plan and the number and/or price of shares subject to any outstanding award may be appropriately adjusted by the committee to reflect changes in our capitalization by stock dividends, stock rights, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in corporate structure or capitalization.

PARTICIPATION

    Based on the recommendations of management, the committee will make grants to certain officers and key employees (including officers who may also be directors) of the company or any of its subsidiaries. The number of shares with respect to which grants may be made under the 2000 plan to any individual during any one calendar year period is limited to 250,000 (500,000 with respect to grants made to any employee as a condition of employment), subject to adjustment for changes in our capitalization.

TERMS OF AWARDS

    At the discretion of the committee, participants in the 2000 plan may receive grants of incentive stock options under IRC Section 422, non-qualified stock options that are not intended to qualify under Section 422, stock appreciation rights, or any combination. The committee may allocate up to 8,000,000 shares for issuance of incentive stock options.

    Except for stock option awards to certain members of senior management and as the committee otherwise provides, awards under this plan are generally not transferable, other than by will or the laws of descent and distribution.


    The option price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The closing price of common stock as reported by the NYSE composite transaction tape for March 20, 2000 was $53.625. The duration of options granted under the 2000 plan cannot exceed 10 years.


    Stock appreciation rights that may be granted may be exercisable in cash, in common stock, or in a combination of cash and common stock. These rights may be granted to any participant in the 2000 plan in connection with or independent of a non-qualified stock option. Upon exercise, the holder of a stock appreciation right will receive up to 100% of the appreciation in fair market value of the shares subject to the stock appreciation right. In the case of a stock appreciation right that has been granted in connection with a non-qualified stock option, the appreciation is measured from the option price. Exercise of a stock appreciation right reduces the number of shares reserved for issuance under this plan by the number of shares as to which the stock appreciation right is exercised. There are no stock appreciation rights outstanding.

AMENDMENT AND TERMINATION OF PROGRAM

    Our Board may amend the 2000 plan from time to time or terminate it at any time. However, our Board may not, without the participant's consent, adversely affect the rights of a participant under any option or stock appreciation right granted. Unless our Board later extends the 2000 plan, it will automatically terminate on May 18, 2010 except as to awards outstanding at that date.

FEDERAL INCOME TAX CONSEQUENCES

    The Federal income tax consequences to participants in this plan and the company under the Internal Revenue Code and the regulations thereunder as now in effect are substantially as follows.

    With respect to non-qualified stock options and stock appreciation rights, a grantee is not deemed to receive any income at the time of grant, nor is his or her employer entitled to a deduction at that time. However, when any part of a non-qualified stock option or stock appreciation right is exercised, the grantee is deemed to have received ordinary income to the extent of:

(1) in the case of non-qualified stock options, in an amount equal to the difference between the option price and the fair market value of the shares acquired upon exercise, and

(2) in the case of stock appreciation rights, in an amount equal to the sum of the fair market value of the shares and any cash received.

    The grantee's employer generally is entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the optionee.

    With respect to incentive stock options, an optionee is not deemed to receive any income at the time of grant or exercise, and the employer is not entitled to any deduction. If the grantee disposes of the stock prior to the expiration of the holding period required by Section 422 of the Internal Revenue Code, he or she will have ordinary income in the year of disposition equal to the lesser of:

(1) the excess of the value of the shares on the exercise date over the option price, or

(2) the excess of the amount received for the shares over the option price.

    The employer generally is entitled to a tax deduction at such time in an amount equal to the amount of ordinary income realized by the grantee. If the grantee disposes of the stock after expiration of the holding period required by
Section 422 of the Internal Revenue Code, the excess of the amount received for the shares over the option price will be taxed as long-term capital gain and no deduction will be available to the employer.

    A deduction otherwise available to us for any year with respect to compensation payable to an executive officer may be denied to the extent that it exceeds $1,000,000. For these purposes, it is anticipated the grants of options and stock appreciation rights will generally qualify for an exemption to that limitation for eligible performance-based compensation.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE UAL CORPORATION 2000 INCENTIVE STOCK PLAN.

                                 PROPOSAL NO. 5
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Our Board, at the recommendation of the Audit Committee, has appointed, subject to your approval, the firm of Arthur Andersen LLP as independent public accountants, to examine our financial statements for 2000. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions at that time. If you do not approve the appointment of Arthur Andersen LLP, our Board will reconsider the selection of independent public accountants.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    If a stockholder of record wishes to submit a proposal for inclusion in next year's proxy statement and proxy card for our 2001 annual meeting, the proposal must be submitted no later than November 23, 2000 and comply with SEC rules. Failure to comply with SEC rules will cause your proposal to be excluded from the proxy materials. All notices must be submitted to Francesca M. Maher, Secretary, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666 and must comply with the SEC rules.


    To propose business or nominate a Public Director (as defined in our charter) at the 2001 annual meeting, proper notice must be submitted by a stockholder of record no later than January 18, 2001 in accordance with our by-laws. The notice must contain the information required by the by-laws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the by-laws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2001 on or before January 18, 2001, our by-laws provide that the matter shall not be transacted and the nomination shall not be considered.


    The Outside Public Director Nomination committee considers Public Director nominees you recommend if submitted in writing to the Committee Chairman at UAL Corporation, P. O. Box 66919, Chicago, IL 60666. Qualification requirements are specified in our charter.

                                 ANNUAL REPORT

    A copy of our summary Annual Report for the year ended December 31, 1999, has been mailed to you on or about March 23, 2000 with this proxy statement. Our audited financial statements, along with other financial information, are included in the Appendix B to this proxy statement.

    Additional copies of the summary Annual Report and this notice of annual meeting and proxy statement, including the appendix, and accompanying proxy may be obtained from Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 or from our Secretary.

    A COPY OF OUR FORM 10-K TO THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO FRANCESCA M. MAHER, SECRETARY, UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS FROM THE SEC'S EDGAR DATABASE AT WWW.SEC.GOV.

                                   APPENDIX A
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                UAL CORPORATION

    UAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That as of October 28, 1999, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation of this Corporation (the "Restated Certificate") be amended as follows:

    (1) that Section 2.18 of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    2.18 "DIVIDEND PAYMENT DATE" means a date on which Participating Dividends are paid on the Class 1 ESOP Preferred Stock or on the Common Stock.

    (2) that Section 2.19 of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    2.19 "DIVIDEND PERIOD" shall mean the period commencing March 31, 2000 or, if later, the most recent Dividend Payment Date of the Class 1 ESOP Preferred Stock.

    (3) that Section 2.22 of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    2.22 "EXTRAORDINARY DISTRIBUTION" shall mean any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the shares of Class 1 ESOP Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the period from the most recent Extraordinary Distribution Measuring Date until the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution and (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Sections 6.4(b) and 6.4(c) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 6.4(d) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 6.4(d) hereof within such period.

    (4) that the following Section 2.22.1 shall be added to Article FOURTH,
Part II of the Restated Certificate:

    2.22.1 "EXTRAORDINARY DISTRIBUTION MEASURING DATE" shall mean the penultimate Business Day in each year, commencing on such penultimate Business Day in 1999.

    (5) that Section 3 of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    SECTION 3. DIVIDENDS.

    3.1 The holders of shares of the Class 1 ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate (per outstanding share of Common Stock) equal to the dividends which would have been received during the applicable Dividend Period with respect to the shares of Common Stock which would have been issued upon conversion of the Class 1 ESOP Preferred Stock had the Class 1 ESOP Preferred Stock been outstanding as Common Stock at each relevant time in order to receive such dividends (but only to the extent such dividends do not constitute an Extraordinary Distribution under clause (i) of the definition thereof), which dividends (hereinafter referred to as "Participating Dividends") shall be paid in cash, pro-rata to each holder of Class 1 ESOP Preferred Stock. Such Participating Dividends shall be cumulative from March 31, 2000, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such Participating Dividends and whether or not the Board of Directors shall have declared such Participating Dividends, and shall be payable when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates. Each such Participating Dividend shall be payable in arrears to the holders of record of shares of the Class 1 ESOP Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid Participating Dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Holders of the Class 1 ESOP Preferred Stock shall be entitled to the cumulative Participating Dividend provided in this Section 3.1 and shall not be entitled to any other dividends in excess thereof. In the event that an adjustment is made pursuant to the second paragraph of Section 6.4(d) with respect to shares of Class 1 ESOP Preferred Stock converted during the applicable Dividend Period, the amount of Participating Dividend to be paid in accordance with the preceding sentence shall be reduced by an amount equal to the product of (x) the number of shares of Common Stock into which such converted shares of Class 1 ESOP Preferred Stock would have been converted in the absence of such adjustment and (y) the amount of the cash dividend or distributions per share of Common Stock in respect of which such adjustment was made.

    3.2 Except as provided in Section 3.1, holders of shares of Class 1 ESOP Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative Participating Dividends, as herein provided, on the Class 1 ESOP Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Participating Dividend payment or payments on the Class 1 ESOP Preferred Stock that may be in arrears.


    3.3 So long as any shares of the Class 1 ESOP Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any other class or series of stock of the Corporation ranking on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends for any period unless full cumulative Participating Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class 1 ESOP Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividends on such class or series of parity stock. When Participating Dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class 1 ESOP Preferred Stock and such parity stock shall be declared ratably in proportion to the respective amounts of Participating Dividends accumulated and unpaid on the Class 1 ESOP Preferred Stock and dividends accumulated and unpaid on such parity stock.

    3.4 So long as any shares of the Class 1 ESOP Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, any class or series of stock of the Corporation that is junior to the Class 1 ESOP Preferred Stock as to the payment of dividends) shall be declared or paid or set apart for payment or other distribution declared or made upon any class or series of stock of the Corporation that is junior to the Class 1 ESOP Preferred Stock as to the payment of dividends, nor shall any other class or series of stock of the Corporation ranking on a parity with or junior to the Class 1 ESOP Preferred Stock as to the payment of dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation, be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly to the Class 1 ESOP Preferred Stock as to the payment of dividends and as to distributions upon liquidation, dissolution or winding up of the Corporation), unless in each case the full cumulative Participating Dividends on all outstanding shares of the Class 1 ESOP Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Class 1 ESOP Preferred Stock and such parity stock.

    (6) that Section 6.4(d) of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    (d) In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, make an Extraordinary Distribution in respect of the Common Stock or effect a Pro Rata Repurchase of Common Stock, the Conversion Rate in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation) multiplied by (ii) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, and the denominator of which shall be
(i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); PROVIDED, HOWEVER, that no Pro Rata Repurchase shall cause an adjustment to the Conversion Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the period from the most recent Extraordinary Distribution Measuring Date preceding the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 7.4(d), including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent
(12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such Extraordinary Distribution or immediately after the Effective Date of such Pro Rata Repurchase.

    Solely as an adjustment applicable to shares of Class 1 ESOP Preferred Stock that are being converted into Common Stock as of a given date, and not as a permanent adjustment to the Conversion Rate, the Conversion Rate in effect immediately prior to such conversion shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of
(i) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (ii) the Fair Market Value of a share of Common Stock on the date of such conversion, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (y) the Fair Market Value of a share of Common Stock on the date of such conversion minus (ii) the Fair Market Value of the cash dividends and distributions made on or before the date of such conversion with a record date after the most recent Extraordinary Distribution Measuring Date upon which Participating Dividends were paid in full, but only to the extent that such cash dividends and distributions (a) would entitle the holders of the shares of Class 1 ESOP Preferred Stock outstanding on such conversion date to a dividend under Section 3.1 that has not been paid and
(b) would not constitute an Extraordinary Distribution (provided that such denominator shall never be less than 1.0).

    (7) that Section 8.2 of Article FOURTH, Part II of the Restated Certificate shall be amended to read in its entirety as follows:

    8.2 The Series A Preferred Stock and the Series B Preferred Stock shall each be deemed to rank prior to the Class 1 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock shall be deemed to rank prior to the Class 1 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution, or winding up. The Class 2 ESOP Preferred Stock shall be deemed to rank on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends and as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock, the Director Preferred Stocks, the Voting Preferred Stocks and the Series C Preferred Stock shall each be deemed to rank junior to the Class 1 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

    (8) that Section 2.18 of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    2.18 "DIVIDEND PAYMENT DATE" means a date on which Participating Dividends are paid on the Class 2 ESOP Preferred Stock or on the Common Stock.

    (9) that Section 2.19 of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    2.19 "DIVIDEND PERIOD" shall mean the period commencing March 31, 2000 or, if later, the most recent Dividend Payment Date of the Class 2 ESOP Preferred Stock.

    (10) that Section 2.22 of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    2.22 "EXTRAORDINARY DISTRIBUTION" shall mean any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the shares of Class 2 ESOP Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the period from the most recent Extraordinary Distribution Measuring Date until the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution and (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Sections 6.4(b) and 6.4(c) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 6.4(d) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 6.4(d) hereof within such period.

    (11) that the following Section 2.22.1 shall be added to Article FOURTH,
Part III of the Restated Certificate in its entirety:

    2.22.1 "EXTRAORDINARY DISTRIBUTION MEASURING DATE" shall mean the penultimate Business Day in each year, commencing on such penultimate Business Day in 1999.

    (12) that Section 3 of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    SECTION 3. DIVIDENDS.

    3.1 The holders of shares of the Class 2 ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate (per outstanding share of Common Stock) equal to the dividends which would have been received during the applicable Dividend Period with respect to the shares of Common Stock which would have been issued upon conversion of the Class 2 ESOP Preferred Stock had the Class 2 ESOP Preferred Stock been outstanding as Common Stock at each relevant time in order to receive such dividends (but only to the extent such dividends do not constitute an Extraordinary Distribution under clause (i) of the definition thereof), which dividends (hereinafter referred to as "Participating Dividends") shall be paid in cash, pro-rata to each holder of Class 2 ESOP Preferred Stock. Such Participating Dividends shall be cumulative from March 31, 2000, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such Participating Dividends and whether or not the Board of Directors shall have declared such Participating Dividends, and shall be payable when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates. Each such Participating Dividend shall be payable in arrears to the holders of record of shares of the Class 2 ESOP Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid Participating Dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Holders of the Class 2 ESOP Preferred Stock shall be entitled to the cumulative Participating Dividend provided in this Section 3.1 and shall not be entitled to any other dividends in excess thereof. In the event that an adjustment is made pursuant to the second paragraph of Section 6.4(d) with respect to shares of Class 2 ESOP Preferred Stock converted during the applicable Dividend Period, the amount of Participating Dividend to be paid in accordance with the preceding sentence shall be reduced by an amount equal to the product of (x) the number of shares of Common Stock into which such converted shares of Class 2 ESOP Preferred Stock would have been converted in the absence of such adjustment and (y) the amount of the cash dividend or distributions per share of Common Stock in respect of which such adjustment was made.

    3.2 Except as provided in Section 3.1, holders of shares of Class 2 ESOP Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative Participating Dividends, as herein provided, on the Class 2 ESOP Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Participating Dividend payment or payments on the Class 2 ESOP Preferred Stock that may be in arrears.


    3.3 So long as any shares of the Class 2 ESOP Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any other class or series of stock of the Corporation ranking on a parity with the Class 2 ESOP Preferred Stock as to the payment of dividends for any period unless full cumulative Participating Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class 2 ESOP Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividends on such class or series or parity stock. When Participating Dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class 2 ESOP Preferred Stock and such parity stock shall be declared ratably in proportion to the respective amounts of Participating Dividends accumulated and unpaid on the Class 2 ESOP Preferred Stock and dividends accumulated and unpaid on such parity stock.

    3.4 So long as any shares of the Class 2 ESOP Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, any class or series of stock of the Corporation that is junior to the Class 2 ESOP Preferred Stock as to the payment of dividends) shall be declared or paid or set apart for payment or other distribution declared or made upon any class or series of stock of the Corporation that is junior to the Class 2 ESOP Preferred Stock as to the payment of dividends, nor shall any other class or series of stock of the Corporation ranking on a parity with or junior to the Class 2 ESOP Preferred Stock as to the payment of dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation, be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly to the Class 2 ESOP Preferred Stock as to the payment of dividends and as to distributions upon liquidation, dissolution or winding up of the Corporation), unless in each case the full cumulative Participating Dividends on all outstanding shares of the Class 2 ESOP Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Class 2 ESOP Preferred Stock and such parity stock.

    (13) that Section 6.4(d) of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    (d) In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, make an Extraordinary Distribution in respect of the Common Stock or effect a Pro Rata Repurchase of Common Stock, the Conversion Rate in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation) multiplied by (ii) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, and the denominator of which shall be
(i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); PROVIDED, HOWEVER, that no Pro Rata Repurchase shall cause an adjustment to the Conversion Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the period from the most recent Extraordinary Distribution Measuring Date preceding the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 7.4(d), including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent
(12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such Extraordinary Distribution or immediately after the Effective Date of such Pro Rata Repurchase.

    Solely as an adjustment applicable to shares of Class 2 ESOP Preferred Stock that are being converted into Common Stock as of a given date, and not as a permanent adjustment to the Conversion Rate, the Conversion Rate in effect immediately prior to such conversion shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of
(i) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (ii) the Fair Market Value of a share of Common Stock on the date of such conversion, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (y) the Fair Market Value of a share of Common Stock on the date of such conversion minus (ii) the Fair Market Value of the cash dividends and distributions made on or before the date of such conversion with a record date after the most recent Extraordinary Distribution Measuring Date upon which Participating Dividends were paid in full, but only to the extent that such cash dividends and distributions (a) would entitle the holders of the shares of Class 2 ESOP Preferred Stock outstanding on such conversion date to a dividend under Section 3.1 that has not been paid and
(b) would not constitute an Extraordinary Distribution (provided that such denominator shall never be less than 1.0).

    (14) that Section 8.2 of Article FOURTH, Part III of the Restated Certificate shall be amended to read in its entirety as follows:

    8.2 The Series A Preferred Stock and the Series B Preferred Stock, shall each be deemed to rank prior to the Class 2 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock shall be deemed to rank prior to the Class 2 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up. The Class 1 ESOP Preferred Stock shall be deemed to rank on a parity with the Class 2 ESOP Preferred Stock as to the payment of dividends and as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock, the Director Preferred Stocks, the Voting Preferred Stocks and the Series C Preferred Stock shall each be deemed to rank junior to the Class 2 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

    SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the affirmative vote of a majority of the shares of stock of the Corporation entitled to vote thereon at the annual meeting of stockholders held on
            , voting together as a single class.

    IN WITNESS WHEREOF, UAL Corporation has caused this Certificate to be signed
and attested by the Corporation's duly authorized officer this    day of
           , 200 .

                                                        UAL CORPORATION

                                                        By:
                                                             ------------------------------
                                                             Name:
                                                             Title:

ATTEST:

By:
     ------------------------------
     Name:
     Title:

                                   APPENDIX B
                    UAL CORPORATION AND SUBSIDIARY COMPANIES
      CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION
                                     INDEX


                                                                PAGE
                                                              --------
Selected Financial Data and Operating Statistics............  B-2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  B-3
Quantitative and Qualitative Disclosures About Market
  Risk......................................................  B-14
Report of Independent Public Accountants....................  B-16
Statements of Consolidated Operations.......................  B-17
Statements of Consolidated Financial Position...............  B-18
Statements of Consolidated Cash Flows.......................  B-20
Statements of Consolidated Stockholders' Equity.............  B-21
Notes to Consolidated Financial Statements..................  B-22

                SELECTED FINANCIAL DATA AND OPERATING STATISTICS

                                                  YEAR ENDED DECEMBER 31
                                   ----------------------------------------------------
                                     1999       1998       1997       1996       1995
                                   --------   --------   --------   --------   --------
                                        (IN MILLIONS, EXCEPT PER SHARE AND RATES)
Operating revenues...............  $ 18,027   $ 17,561   $ 17,378   $ 16,362   $ 14,943
Earnings before extraordinary
  item...........................     1,238        821        958        600        378
Extraordinary loss on early
  extinguishment of debt, net of
  tax............................        (3)        --         (9)       (67)       (29)
Net earnings.....................     1,235        821        949        533        349
Per share amounts, diluted:
  Earnings before extraordinary
    item.........................      9.97       6.83       9.04       5.85       5.23
  Extraordinary loss on early
    extinguishment of debt.......     (0.03)        --      (0.09)     (0.79)     (0.41)
  Net earnings...................      9.94       6.83       8.95       5.06       4.82
Total assets at year-end.........    20,963     18,559     15,464     12,677     11,641
Long-term debt and capital lease
  obligations, including current
  portion, and redeemable
  preferred stock................     5,369      5,345      4,278      3,385      4,102

Revenue passengers...............        87         87         84         82         79
Revenue passenger miles..........   125,465    124,609    121,426    116,697    111,811
Available seat miles.............   176,686    174,008    169,110    162,843    158,569
Passenger load factor............      71.0%      71.6%      71.8%      71.7%      70.5%
Breakeven passenger load
  factor.........................      64.9%      64.9%      66.0%      66.0%      66.1%
Passenger revenue per passenger
  mile...........................      12.5 CENTS     12.4 CENTS     12.6 CENTS     12.4 CENTS     11.8 CENTS
Operating revenue per available
  seat mile......................      10.2 CENTS     10.1 CENTS     10.3 CENTS     10.0 CENTS      9.4 CENTS
Operating expense per available
  seat mile......................       9.4 CENTS      9.2 CENTS      9.5 CENTS      9.3 CENTS      8.9 CENTS
Operating expense per available
  seat mile excluding ESOP
  charges........................       9.0 CENTS      8.8 CENTS      8.9 CENTS      8.9 CENTS      8.6 CENTS
Fuel gallons consumed............     3,065      3,029      2,964      2,883      2,822
Average price per gallon of jet
  fuel...........................      57.9 CENTS     59.0 CENTS     69.5 CENTS     72.2 CENTS     59.5 CENTS

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
    THIS SECTION CONTAINS VARIOUS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF
 THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE IDENTIFIED WITH AN ASTERISK (*). FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS, BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE OF THE FILING OF THIS FORM 10-K. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS,
 WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FACTORS THAT COULD SIGNIFICANTLY IMPACT THE EXPECTED RESULTS REFERENCED IN THE FORWARD-LOOKING STATEMENTS ARE LISTED IN THE LAST PARAGRAPH OF THE SECTION, "OUTLOOK FOR 2000."

    On July 12, 1994, the stockholders of UAL Corporation ("UAL") approved a plan of recapitalization that provides an approximately 55% equity and voting interest in UAL to certain employees of United Air Lines, Inc. ("United") in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as part of the recapitalization. Since the ESOP shares are being allocated over time, the current ownership interest held in the ESOPs is less than 55%. The entire ESOP voting interest is currently exercisable, which is voted by the ESOP trustee at the direction of, and on behalf of, the holders of the ESOP stock.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY --

    UAL's total of cash and cash equivalents and short-term investments was $689 million at December 31, 1999, compared to $815 million at December 31, 1998. Operating activities during the year generated $2.421 billion and the Company's sale of part of its investments in Galileo International, Inc. ("Galileo") and Equant N.V. ("Equant") provided $828 million in cash proceeds (see Note 6 "Investments" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). Cash was used primarily to fund net additions to property and equipment.

    Property additions, including aircraft, aircraft spare parts, facilities and ground equipment, amounted to $2.389 billion, while property dispositions resulted in proceeds of $154 million. In 1999, United took delivery of eight A319, five A320, seven B747, two B757, five B767 and six B777 aircraft. Twenty-one of these aircraft were purchased and twelve were acquired under capital leases. In addition, United acquired two B727 aircraft off-lease during 1999 and retired ten DC10 and six B747 aircraft.

    During 1999, the Company made payments of $261 million for the repurchase of
3.8 million shares of common stock. In January 2000, the Company completed its $300 million 1999 stock repurchase program after acquiring a total of
4.4 million shares. Financing activities also included principal payments under debt and capital lease obligations of $513 million and $248 million, respectively. Additionally, the Company issued, and subsequently retired, $286 million in debt to finance the acquisition of aircraft.

    Included in cash and cash equivalents at December 31, 1999 were $89 million of securities held by third parties under securities lending agreements, as well as collateral in the amount of 102% of the value of the securities lent. United is obligated to reacquire the securities at the end of the contract.

    As of December 31, 1999, UAL had a working capital deficit of $2.476 billion as compared to $2.760 billion at December 31, 1998. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due. In addition, UAL may from time to time repurchase on the open market, in privately negotiated purchases or otherwise, its debt and equity securities.

    United has available approximately $1.7 billion in short-term revolving credit facilities, as well as a separate $227 million short-term borrowing facility, as described in Note 8 "Short-Term Borrowings" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

    PRIOR YEARS. Operating activities in 1998 generated cash flows of $3.194 billion. Cash was used primarily to fund net additions to property and equipment of $2.380 billion and to repurchase common stock in the amount of $459 million. Financing activities also included repayments of long-term debt totaling $271 million and payments under capital leases of $322 million, as well as aircraft lease deposits of $154 million. Additionally, the Company issued $928 million in debt and used part of the proceeds to purchase $693 million in equipment certificates under Company operating leases.

    Operating activities in 1997 generated cash flows of $2.567 billion and the Company's sale of its interest in the Apollo Travel Services Partnership ("ATS") provided $539 million in cash proceeds. Cash was used primarily to fund net additions to property and equipment of $2.729 billion and to repurchase common stock in the amount of $250 million. Financing activities included the early extinguishment of $151 million in principal amount of various debt securities, mandatory repayments of long-term debt totaling $150 million and payments under capital leases of $147 million. In addition, the Company made payments of $112 million in aircraft lease deposits and issued $597 million of enhanced pass through certificates.

CAPITAL COMMITMENTS --

    At December 31, 1999, commitments for the purchase of property and equipment, principally aircraft, approximated $4.4 billion, after deducting advance payments. Of this amount, an estimated $2.0 billion is due to be spent in 2000. For further details, see Note 18 "Commitments, Contingent Liabilities and Uncertainties" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAPITAL RESOURCES --

    Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, external financing arrangements or other external sources.

    At December 31, 1999, United's senior unsecured debt was rated BB+ by Standard and Poor's ("S & P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series B preferred stock and redeemable preferred securities were rated B+ by S & P and Ba3 by Moody's.

RESULTS OF OPERATIONS

SUMMARY OF RESULTS --

    UAL's earnings from operations were $1.391 billion in 1999, compared to operating earnings of $1.478 billion in 1998. UAL's net earnings in 1999 were $1.235 billion ($9.94 per share, diluted), compared to net earnings of $821 million in 1998 ($6.83 per share, diluted).

    The 1999 earnings include an extraordinary loss of $3 million, after tax, on early extinguishment of debt, an after-tax gain on the sale of certain of the Company's investments as described in Note 6 "Investments" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS of $468 million ($4.19 per share, diluted), as well as a one-time after-tax charge of $11 million associated with the write-down of two non-operating B747-200 aircraft ($0.09 per share, diluted).

    Management believes that a more complete understanding of UAL's results may be gained by viewing them on a pro forma, "Fully Distributed" basis. This approach considers all ESOP shares which will ultimately be distributed to employees throughout the ESOP period (rather than just the shares committed to be released) to be immediately outstanding and thus Fully Distributed. Consistent with this method, the ESOP compensation expense is excluded from Fully Distributed net earnings, and ESOP convertible preferred stock dividends are not deducted from earnings attributable to common stockholders. No adjustments are made to Fully Distributed earnings to reflect future salary increases. A comparison of results reported on a Fully Distributed basis to results reported under generally accepted accounting principles (GAAP) is as follows:

                                              DECEMBER 31, 1999         DECEMBER 31, 1998
                                           -----------------------   -----------------------
                                             GAAP         FULLY        GAAP         FULLY
                                           (DILUTED)   DISTRIBUTED   (DILUTED)   DISTRIBUTED
                                           ---------   -----------   ---------   -----------
Net Income (in millions).................   $1,235        $1,665       $ 821        $1,308
                                            ------        ------       -----        ------
Per Share:
  Earnings before B747 write-down, gains
    on sales and extraordinary loss......   $ 5.87        $10.06       $6.83        $10.24
  B747 write-down........................    (0.09)        (0.08)         --            --
  Gains on sales, net....................     4.19          3.75          --            --
  Extraordinary loss, net................    (0.03)        (0.02)         --            --
                                            ------        ------       -----        ------
                                            $ 9.94        $13.71       $6.83        $10.24
                                            ======        ======       =====        ======

    The current relationship of earnings and earnings per share as computed on a GAAP basis versus a Fully Distributed basis may not be representative of the relationship in future periods because of various factors. These factors include: the dependence of ESOP compensation expense on the common stock price; trends and commitments with respect to wages; and the increasing number of shares assumed outstanding under the GAAP basis during the remainder of the ESOP period. During the year 2000, the shares assumed outstanding under the GAAP basis will approach the number of shares assumed outstanding under the Fully Distributed basis.

1999 COMPARED WITH 1998 --

    OPERATING REVENUES. Operating revenues increased $466 million (3%) and United's revenue per available seat mile (unit revenue) increased 1% to
10.17 cents. Passenger revenues increased $264 million (2%) due to a 1% increase in United's revenue passenger miles and a 1% increase in yield to 12.48 cents. Available seat miles across the system were up 2% year over year; however, passenger load factor decreased 0.6 points to 71.0% as traffic only increased 1% system-wide. The following analysis by market is based on information reported to the U.S. Department of Transportation:

                                                  INCREASE (DECREASE)
                          -------------------------------------------------------------------
                           AVAILABLE SEAT    REVENUE PASSENGER MILES    REVENUE PER REVENUE
                          MILES (CAPACITY)          (TRAFFIC)          PASSENGER MILE (YIELD)
                          ----------------   -----------------------   ----------------------
Domestic................          4%                    2%                       1%
Pacific.................        (12%)                 (11%)                      3%
Atlantic................         14%                   14%                      (7%)
Latin America...........         (7%)                  (3%)                     (3%)
  System................          2%                    1%                       1%

    Pacific yields improved as the Asian economies continue to recover. Yields in other international markets have been impacted by a negative pricing environment resulting from excess industry capacity.


    Cargo revenues decreased $7 million (1%) despite increased freight ton miles of 5%, as a 4% decline in freight yield combined with a 3% decline in mail yield. Other operating revenues increased $209 million (19%) due to increases in frequent flyer program partner related revenues, fuel sales to third parties and additional revenue related to the Galileo services agreement (see Note 6 "Investments" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)



    OPERATING EXPENSES. Operating expenses increased $553 million (3%) and United's cost per available seat mile increased 2% from 9.24 to 9.41 cents, including ESOP compensation expense. Excluding ESOP compensation expense, United's 1999 cost per available seat mile would have been 8.98 cents, an increase of 3% from 1998. ESOP compensation expense decreased $73 million (9%), reflecting the decrease in the estimated average fair value of ESOP stock committed to be released to employees as a result of UAL's lower common stock price. Salaries and related costs increased $329 million (6%) as a result of increased staffing in customer-contact positions, as well as salary increases for most labor groups which took effect July 1, 1998. Commissions decreased
$186 million (14%) due to a change in the commission structure implemented in the third quarter 1998 as well as a slight decrease in commissionable revenues. In addition, in October 1999, the Company reduced the base commissions for tickets purchased in the U.S. and Canada to 5%, subject to roundtrip caps of $50 domestic and $100 international. Purchased services increased $70 million (5%) due to increases in computer reservations fees and year 2000-related expenses. Depreciation and amortization increased $74 million (9%) due to an increase in the number of owned aircraft and losses on disposition of aircraft partially offset by changes in depreciable lives of certain aircraft. In addition, during the fourth quarter, United wrote-down two non-operating B747-200 aircraft to net realizable value. Aircraft maintenance increased $65 million (10%) due to in increase in heavy maintenance visits. Other operating expenses increased $235 million (11%) primarily due to costs associated with fuel sales to third parties.


    OTHER INCOME AND EXPENSE. Other income (expense) amounted to $551 million in income in 1999 compared to $222 million in expense in 1998. Interest capitalized, primarily on aircraft advance payments, decreased $30 million (29%). Interest income increased $9 million (15%) due to higher investment balances. In addition, 1999 included a $669 million gain on the sale of Galileo stock and a $62 million gain on the sale of Equant stock.

1998 COMPARED WITH 1997 --

    OPERATING REVENUES. Operating revenues increased $183 million (1%) while United's revenue per available seat mile (unit revenue) decreased 2% to
10.07 cents. Passenger revenues increased $178 million (1%) due to a 3% increase in United's revenue passenger miles despite a 1% decrease in yield from 12.55 to
12.36 cents. Available seat miles across the system were up 3% year over year; however, passenger load factor decreased 0.2 point to 71.6%. The following analysis by market is based on information reported to the U.S. Department of
Transportation:

                                                  INCREASE (DECREASE)
                          -------------------------------------------------------------------
                           AVAILABLE SEAT    REVENUE PASSENGER MILES    REVENUE PER REVENUE
                          MILES (CAPACITY)          (TRAFFIC)          PASSENGER MILE (YIELD)
                          ----------------   -----------------------   ----------------------
Domestic................          4%                    5%                        2%
Pacific.................         (9%)                 (10%)                     (13%)
Atlantic................         15%                   11%                       (3%)
Latin America...........         17%                    9%                       (8%)
  System................          3%                    3%                       (1%)

    Pacific yields were negatively impacted by the weakness of the Japanese yen compared to the dollar during the first nine months of 1998, and the continued effects of the Asian economic turmoil on demand for travel. Yields in other international markets were impacted by a negative pricing environment resulting from excess industry capacity and weakened economies.

    Cargo revenues increased $21 million (2%) on increased freight ton miles of 6%. A relatively flat freight yield together with a 1% lower mail yield, resulted in a 1% decrease in cargo yield for the year. Other operating revenues decreased $16 million (1%) due to the sale of ATS in July 1997, partially offset by increases in frequent flyer program partner-related revenues and contract sales to third parties.

    OPERATING EXPENSES. Operating expenses decreased $36 million (0.2%) and United's cost per available seat mile including ESOP compensation expense decreased 3%, from 9.53 cents to 9.24 cents. Without the ESOP compensation expense, United's cost per available seat mile would have been 8.76 cents, a decrease of 2% from 1997. ESOP compensation expense decreased $158 million (16%) reflecting the decrease in the estimated average fair value of stock committed to the Supplemental ESOP due to UAL's lower common stock price. Purchased services increased $220 million (17%) due to increases in computer reservations fees, credit card discounts, communications expense and year 2000-related spending. Depreciation and amortization increased $69 million (10%) due to an increase in the number of owned aircraft and an $11 million decrease in gains on asset sales, from $23 million in 1997 to $12 million in 1998. Salaries and related costs increased $323 million (6%) due to two mid-term wage adjustments for ESOP participants which took place in July of 1998 and 1997 and increased staffing in customer-contact positions. Aircraft fuel decreased $273 million (13%) as a result of a 15% decrease in the average cost of fuel from 69.5 cents to 59.0 cents a gallon. Commissions decreased $183 million (12%) due to a change in the commission structure implemented in the third quarter of 1997 as well as a slight decrease in commissionable revenues. Aircraft rent decreased $49 million (5%) as a result of refinancing aircraft under operating lease.

    OTHER INCOME AND EXPENSE. Other income (expense) amounted to $222 million in expense in 1998 compared to $265 million in income in 1997. Interest expense increased $69 million (24%) in 1998 due to the issuance of long-term debt in 1997 and 1998. Interest income increased $7 million (13%) due to higher investment balances. In 1998, foreign exchange losses increased $65 million. Because not all economic hedges qualify as accounting hedges, unrealized gains and losses may be recognized in income in advance of the actual foreign currency cash flows. This mismatch of accounting gains and losses and foreign currency cash flows was especially pronounced during the fourth quarter of 1998 as a result of the appreciation in value of the Japanese yen, relative to the U.S. dollar. This mismatch resulted in a pre-tax charge of $52 million which is included in foreign exchange losses. In addition, 1997 included a $275 million gain on the sale of ATS and a $103 million gain on the initial public offering of Galileo stock.

OTHER INFORMATION

LABOR AGREEMENTS AND WAGE ADJUSTMENTS --

    On May 27, 1999, United's public contact employees (primarily customer service and reservations sales and service representatives) ratified the tentative agreement between the Company and the International Association of Machinists and Aerospace Workers ("IAM"). The contract provides for an across-the-board wage increase of 5.5 percent effective April 13, 2000. In addition, certain employees hired after July 12, 1994 received an immediate 14.5% pay increase and benefits comparable to other affected employees.

    The Company's contracts with the Air Line Pilots' Association International ("ALPA") and the IAM become amendable in April and July 2000, respectively. The Company is currently in the process of negotiating new contracts with ALPA and the IAM. Wage rates for U.S.-based non-union employees will be adjusted in April 2000 as well. It is the Company's objective through this wage adjustment process to provide compensation for its employees that, on average over the life of the labor contracts, is competitive with peer group compensation. In this regard, wages for airline employees over the last year have increased at faster than historical rates.


    Coupled with increased staffing levels, these negotiations and wage rate adjustments are expected to increase the Company's salaries and related costs above 1999 levels. While the amount of these increases cannot be fully determined until contract negotiations are complete, the Company currently estimates that salaries and related costs will increase by over $750 million (14%) in 2000 as a result of these wage rate adjustment processes.* At the same time, once the final ESOP shares are committed to be released in April 2000, the Company will no longer record ESOP compensation expense.


FOREIGN OPERATIONS --

    United generates revenues and incurs expenses in numerous foreign currencies. These expenses include aircraft leases, commissions, catering, personnel costs, reservation and ticket office services, customer service expenses and aircraft maintenance. Changes in foreign currency exchange rates impact operating income through changes in foreign currency-denominated operating revenues and expenses. Despite the adverse (favorable) effects a strengthening (weakening) foreign currency may have on U.S. originating traffic, a strengthening (weakening) of foreign currencies tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency.

    By carrying passengers and cargo in both directions between the U.S. and almost every major economic region in the world and by selling its services in each local country, United attempts to mitigate its exposure to fluctuations in any single foreign currency. The Company's biggest net exposures are typically for Japanese yen, Hong Kong dollars, Australian dollars and British pounds. During 1999, yen-denominated operating revenue net of yen-denominated operating expense was approximately 26 billion yen (approximately $206 million), Hong Kong dollar-denominated operating revenue net of Hong Kong dollar-denominated operating expense was approximately 1,299 million Hong Kong dollars (approximately $166 million), Australian dollar-denominated operating revenue net of Australian dollar-denominated operating expense was approximately
208 million Australian dollars (approximately $134 million) and British pound-denominated operating revenue net of British pound-denominated operating expense was approximately 67 million British pounds (approximately
$109 million).


    To reduce the impact of exchange rate fluctuations on United's financial results, the Company hedges some of the risk of exchange rate volatility on its anticipated future foreign currency revenues by purchasing put options (consisting of yen, Euro, Australian dollars and British pounds) and selling Hong Kong dollar forwards. To reduce hedging costs, the Company sells a correlation basket option in the four currencies referred to above. United also attempts to reduce its exposure to transaction gains and losses by converting excess local currencies generated to U.S. dollars and by entering into currency forward or exchange contracts. The total notional amount of outstanding currency options and forward exchange contracts, and their respective fair market values as of December 31, 1999, are summarized in QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK on page B-14.


    United's foreign operations involve insignificant amounts of physical assets; however, there are sizable intangible assets related to acquisitions of Atlantic and Latin America route authorities. Operating authorities in international markets are governed by bilateral aviation agreements between the United States and foreign countries. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact the value of United's international route authority. Significant changes in such policies could also have a material impact on UAL's operating revenues and results of operations.

AIRPORT RENTS AND LANDING FEES --

    United is charged facility rental and landing fees at virtually every airport at which it operates. In recent years, many airports have increased or sought to increase rates charged to airlines as a means of compensating for increasing demands upon airport revenues. Airlines have challenged certain of these increases through litigation and in some cases have not been successful. The Federal Aviation Administration ("FAA") and the DOT have instituted an administrative hearing process to judge whether rate increases are legal and valid. However, to the extent the limitations on such charges are relaxed or the ability of airlines to challenge such charges is restricted, the rates charged by airports may increase substantially. Management cannot predict the magnitude of any such increase.

ENVIRONMENTAL AND LEGAL CONTINGENCIES --

    United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. United's alleged proportionate contributions at the sites are minimal; however, at sites where the EPA has commenced litigation, potential liability is joint and several. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.*

    UAL has certain other contingencies resulting from this and other litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.*

YEAR 2000 --

    UAL completed a successful transition to the Year 2000 as systems performed without interruption during the rollover from December 31, 1999 to January 1, 2000. As of December 31, 1999, the Company had incurred $81 million in project costs ($50 million in expense and $31 million in capital.) During 1999, the Company incurred $52 million in project costs ($26 million in expense and $26 million in capital.)

AIR CANADA --

    On October 19, 1999, the Company announced its intentions, along with Deutsche Lufthansa AG ("Lufthansa"), to provide a financial package of up to 730 million Canadian dollars for Air Canada. In November, United invested
93 million Canadian ($64 million) in Air Canada's non-voting convertible preferred shares through an investment partnership owned by UAL (40%) and Lufthansa (60%).

    The remaining UAL investment in Air Canada consists of the purchase from and subsequent leaseback to Air Canada of three Airbus A330 aircraft, two of which occurred in 1999, and a commitment by the Company to guarantee a 160 million Canadian dollar line of credit.

COMMON STOCK DIVIDENDS --

    On November 1, 1999, UAL's Board of Directors announced its intention to begin a dividend program for common stock dividends totaling $1.25 per share in the year 2000. The payment of dividends is contingent upon stockholder approval of amendments to the Company's charter, which will be voted on at the UAL annual meeting in May 2000. If the charter amendment is approved and the Board declares a dividend, participants in the Company's ESOP plan will be eligible to receive dividends ($5.00 per year per ESOP share, as each ESOP share is convertible into four common shares) in the same manner as public stockholders.

NEW ACCOUNTING PRONOUNCEMENTS --

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    The effective date of SFAS No. 133 has been delayed one year, to fiscal years beginning after June 15, 2000. The Company plans on adopting SFAS No. 133 in the first quarter of 2001. United is in the process of reviewing its various contracts to determine which contracts meet the requirements of SFAS No. 133 and would need to be reflected as derivatives under the standard and accounted for at fair value. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements. However, it could increase volatility in earnings and other comprehensive income.

    In September 1999, the Financial Accounting Standard Board's ("FASB") Emerging Issues Task Force ("EITF") issued EITF Issue No. 99-13, "Application of Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction" and FASB Interpretation No. 23, Leases of Certain Property Owned by a Governmental Unit or Authority, to Entities that

Enter into Leases with Governmental Entities" ("EITF 99-13"). EITF 99-13 discusses the application of lease accounting for property owned by governmental authorities, such as airport facilities. Historically, airlines have received operating lease treatment for assets funded by governmental units and separately disclosed the bond guarantee and lease commitment in the footnotes to the financial statements. EITF 99-13 would require United to apply different guidelines for determining the accounting treatment for special facility bonds and may result in United's recording the property and related financing on the balance sheet for future transactions. The EITF is effective for transactions entered into after September 23, 1999.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Although
SAB 101 does not change existing accounting rules on revenue recognition, changes in accounting to apply the guidance in SAB 101 may be accounted for as a change in accounting principle. In the first quarter of 2000, United intends to change the method it uses to account for the sale of mileage to participating partners in its Mileage Plus program. Under the new accounting method, a portion of the revenue from the sale of mileage will be deferred and recognized when transportation is provided. In accordance with the provisions of SAB 101, United will recognize a charge for the cumulative effect of a change in accounting principle in the first quarter of 2000, to reflect application of the accounting method to prior years.

OUTLOOK FOR 2000 --

    The Company's revenue performance is expected to benefit from stronger global economic growth in 2000, as well as the full implementation of Economy Plus. Total unit revenues are estimated to range between 2% and 4% higher than 1999, driven by improvement in three of the company's four global regions: North America, Atlantic, Pacific and Latin America.

    The Company expects to face two major cost challenges during the year. The first involves material wage increases consistent with its commitment to provide competitive compensation to its employees after the ESOP allocation period comes to a close. In addition, fuel prices are expected to average 71 CENTS per gallon, including taxes and hedging activity, or 23% above 1999 levels. Fully distributed unit costs excluding ESOP compensation expense are estimated to be about 6% higher than 1999, based on system capacity growth just under 3%.

    In summary, the Company anticipates 2000 earnings should range between $7.00 and $9.00 per fully distributed share.

    During the first quarter, the Company expects to benefit from its fuel hedging activity. Fully distributed unit costs are expected to rise 5%, 2% excluding fuel. Total unit revenue is expected to increase 2 to 4%, based primarily on continued healthy demand for travel in the United States and continued economic recovery in the Pacific. Therefore, the Company expects fully distributed earnings per share in the first quarter to range from $0.80 to $1.20.

    The information included in the above outlook section, as well as certain statements made throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations that are identified by an asterisk (*) is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, unit revenues, wages, fully distributed unit costs, fuel prices and fully distributed earnings per share include: the success of the Company's cost-control efforts, the outcome of negotiations on new contracts with the union groups, industry capacity decisions, the airline pricing environment, the economic environment of the airline industry, fuel prices, actions of the U.S., foreign and local governments, the Asian economic environment and travel patterns, foreign currency exchange rate fluctuations and the general economic environment. With respect to the forward-looking statements set forth in the "Environmental and Legal Contingencies" section, some of the factors that could affect the ultimate disposition of these contingencies are changes in applicable laws, the development of facts in individual cases, settlement opportunities and the actions of plaintiffs, judges and juries.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    INTEREST RATE RISK -- United's exposure to market risk associated with changes in interest rates relates primarily to its debt obligations and short-term investments. United does not use derivative financial instruments in its investments portfolio. United's policy is to manage interest rate risk through a combination of fixed and floating rate debt and entering into swap agreements, depending upon market conditions. A portion of the borrowings are denominated in foreign currencies which exposes the Company to risks associated with changes in foreign exchange rates. To hedge against some of this risk, the Company has placed foreign currency deposits (primarily for Japanese yen, French francs, German marks and Euros) to meet foreign currency lease obligations designated in the respective currencies. Since unrealized mark-to-market gains or losses on the foreign currency deposits are offset by the losses or gains on the foreign currency obligations, the Company reduces its overall exposure to foreign currency exchange rate volatility. The fair value of these deposits is determined based on the present value of future cash flows using an appropriate swap rate. The fair value of long-term debt is based on the quoted market prices for the same or similar issues or the present value of future cash flows using a U.S. Treasury rate that matches the remaining life of the instrument, adjusted by a credit spread.

                                               EXPECTED MATURITY DATES                                    1999              1998
                        ----------------------------------------------------------------------    --------------------    ---------
                                                                                                                FAIR
    (IN MILLIONS)         2000        2001        2002        2003        2004      THEREAFTER     TOTAL       VALUE       TOTAL
    -------------       --------    --------    --------    --------    --------    ----------    --------    --------    --------
ASSETS
Cash equivalents
  Fixed rate..........   $ 231        $ --       $  --       $  --       $  --        $  --        $  231      $  231      $  301
    Avg. interest
      rate............    5.27%         --          --          --          --           --          5.27%                   4.94%
  Variable rate.......   $  79        $ --       $  --       $  --       $  --        $  --        $   79      $   79      $   89
    Avg. interest
      rate............    6.23%         --          --          --          --           --          6.23%                   5.32%
Short term investments
  Fixed rate..........   $ 298        $ --       $  --       $  --       $  --        $  --        $  298      $  298      $  386
    Avg. interest
      rate............    5.96%         --          --          --          --           --          5.96%                   5.48%
  Variable rate.......   $  81        $ --       $  --       $  --       $  --        $  --        $   81      $   81      $   39
    Avg. interest
      rate............    6.42%         --          --          --          --           --          6.42%                   5.47%

Foreign currency
  deposits
  Fixed rate--yen
    deposits..........   $  --        $ --       $  --       $  --       $  --        $ 378        $  378      $  423      $  330
    Avg. interest
      rate............      --          --          --          --          --         3.07%         3.07%                   3.05%
  Fixed rate-FF
    deposits..........   $  --        $ --       $  --       $  --       $  --        $  10        $   10      $    9      $   11
    Avg. interest
      rate............      --          --          --          --          --         5.61%         5.61%                   5.61%
  Fixed rate-DM
    deposits..........   $   1        $  1       $   1       $   1       $   1        $ 162        $  167      $  177      $  193
    Avg. interest
      rate............    6.49%       6.49%       6.49%       6.49%       6.49%        6.49%         6.49%                   6.49%
  Fixed rate-EUR
    deposits..........   $  --        $ --       $  --       $  --       $  --        $  27        $   27      $   23      $   --
    Avg. interest
      rate............      --          --          --          --          --         4.14%         4.14%                     --

LONG TERM DEBT
U.S. Dollar
  denominated
  Fixed rate debt.....   $  26        $ 27       $  30       $ 159       $ 279        $ 912        $1,433      $1,542      $1,491
    Avg. interest
      rate............    8.18%       8.42%       8.41%       9.47%      10.66%        7.31%         8.26%                   8.80%
  Variable rate
    debt..............   $  54        $ 56       $ 567       $ 522       $  23        $  85        $1,307      $1,307      $1,456
    Avg. interest
      rate............    6.28%       6.28%       6.35%       6.12%       6.47%        6.52%         6.26%                   5.67%

Japanese Yen
  denominated
  Fixed rate debt.....   $  12        $ --       $  --       $  --       $  --        $  --        $   12      $   12      $   21
    Avg. interest
      rate............    7.50%         --          --          --          --           --          7.50%                   7.50%

                          1998
                        --------
                          FAIR
    (IN MILLIONS)        VALUE
    -------------       --------
ASSETS
Cash equivalents
  Fixed rate..........   $  301
    Avg. interest
      rate............
  Variable rate.......   $   89
    Avg. interest
      rate............
Short term investments
  Fixed rate..........   $  386
    Avg. interest
      rate............
  Variable rate.......   $   39
    Avg. interest
      rate............
Foreign currency
  deposits
  Fixed rate--yen
    deposits..........   $  354
    Avg. interest
      rate............
  Fixed rate-FF
    deposits..........   $   13
    Avg. interest
      rate............
  Fixed rate-DM
    deposits..........   $  198
    Avg. interest
      rate............
  Fixed rate-EUR
    deposits..........   $   --
    Avg. interest
      rate............
LONG TERM DEBT
U.S. Dollar
  denominated
  Fixed rate debt.....   $1,729
    Avg. interest
      rate............
  Variable rate
    debt..............   $1,456
    Avg. interest
      rate............
Japanese Yen
  denominated
  Fixed rate debt.....   $   23
    Avg. interest
      rate............

    FOREIGN CURRENCY RISK -- United has established a foreign currency hedging program using currency forwards and currency options to hedge exposure to the yen, Euro, Australian dollar, British pound and Hong Kong dollar. The goal of the hedging program is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. United does not use currency forwards or currency options for trading purposes.


                                                NOTIONAL      AVERAGE        ESTIMATED
 (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)    AMOUNT    CONTRACT RATE     FAIR VALUE
 --------------------------------------------   --------   -------------   --------------
                                                                           (PAY)/RECEIVE*
Forward exchange contracts
  Japanese Yen -- Purchased forwards..........    $144        101.69            $ (1)
      -- Sold forwards........................    $ 62        102.30            $ --
  Hong Kong Dollar -- Sold forwards...........    $ 91          7.83            $ --
  French Franc -- Purchased forwards..........    $ 50          5.05            $ (1)
  Euro -- Purchased forwards..................    $117          1.37            $ (5)

Currency options
  Japanese Yen -- Purchased put options.......    $402        105.07            $  7
  Australian Dollar -- Purchased put
    options...................................    $114          0.61            $ --
  British Pound -- Purchased put options......    $ 62          1.53            $ --
  Euro -- Purchased put options...............    $106          0.98            $  1
Correlation Basket Option -- Sold.............    $684           N/A            $ (3)


    As of December 31, 1998, United had $215 million of Japanese yen forwards outstanding with a fair value of $3 million, $315 million yen put options with a fair value of $4 and $317 million yen call options with a fair value of $(50) million.

    PRICE RISK (AIRCRAFT FUEL) -- At December 31, 1999, the Company had contracted to purchase approximately 6% of the Company's 2000 fuel requirements at an average fixed price of $0.51 per gallon. In addition, to a limited extent United trades short-term heating oil futures and option contracts, which are immaterial. When market conditions indicate risk reduction is achievable, United enters into fuel option contracts to reduce its price risk exposure to jet fuel. As market conditions change, so may United's hedging program. Currently United purchases call options to provide protection against sharp increases in the price of aircraft fuel. Through this approach, at December 31, 1999, United had hedged 75% of the Company's expected 2000 fuel purchases. It is the Company's intent to be fully hedged for probable jet fuel purchases for year 2000 by the end of the first quarter.


                                                NOTIONAL      AVERAGE        ESTIMATED
 (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)    AMOUNT    CONTRACT RATE     FAIR VALUE
 --------------------------------------------   --------   -------------   --------------
                                                                           (PAY)/RECEIVE*
Purchased call contracts -- Crude oil (WTI)...   $1,121    $  21.78/bbl         $120


    At December 31, 1998, United had $496 million in purchased call contracts for crude oil with an estimated fair value of $13 million and $202 million in sold put contracts for crude oil with an estimated fair value of $(50) million.

*ESTIMATED FAIR VALUES REPRESENT THE AMOUNT UNITED WOULD PAY/RECEIVE ON DECEMBER 31, 1999 TO TERMINATE THE CONTRACTS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors, UAL Corporation:

    We have audited the accompanying statements of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1999 and 1998, and the related statements of consolidated operations, consolidated cash flows and consolidated stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                         /s/ Arthur Andersen LLP

                                         ARTHUR ANDERSEN LLP

Chicago, Illinois
February 24, 2000

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                        (IN MILLIONS, EXCEPT PER SHARE)

                                                             YEAR ENDED DECEMBER 31
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
Operating revenues:
  Passenger............................................  $15,784    $15,520    $15,342
  Cargo................................................      906        913        892
  Other operating revenues.............................    1,337      1,128      1,144
                                                         -------    -------    -------
                                                          18,027     17,561     17,378
                                                         -------    -------    -------
Operating expenses:
  Salaries and related costs...........................    5,670      5,341      5,018
  ESOP compensation expense............................      756        829        987
  Aircraft fuel........................................    1,776      1,788      2,061
  Commissions..........................................    1,139      1,325      1,508
  Purchased services...................................    1,575      1,505      1,285
  Aircraft rent........................................      876        893        942
  Landing fees and other rent..........................      949        881        863
  Depreciation and amortization........................      867        793        724
  Aircraft maintenance.................................      689        624        603
  Other operating expenses.............................    2,339      2,104      2,128
                                                         -------    -------    -------
                                                          16,636     16,083     16,119
                                                         -------    -------    -------
Earnings from operations...............................    1,391      1,478      1,259
                                                         -------    -------    -------
Other income (expense):
  Interest expense.....................................     (362)      (355)      (286)
  Interest capitalized.................................       75        105        104
  Interest income......................................       68         59         52
  Equity in earnings of affiliates.....................       37         72         66
  Gain on sale of partnership interest.................       --         --        275
  Gain on sale of investments..........................      731         --        103
  Miscellaneous, net...................................        2       (103)       (49)
                                                         -------    -------    -------
                                                             551       (222)       265
                                                         -------    -------    -------
Earnings before income taxes, distributions on
  preferred securities and extraordinary item..........    1,942      1,256      1,524
Provision for income taxes.............................      699        429        561
                                                         -------    -------    -------
Earnings before distributions on preferred securities
  and extraordinary item...............................    1,243        827        963
Distributions on preferred securities, net.............       (5)        (6)        (5)
Extraordinary loss on early extinguishment of debt,
  net..................................................       (3)        --         (9)
                                                         -------    -------    -------
Net earnings...........................................  $ 1,235    $   821    $   949
                                                         =======    =======    =======
Per share, basic:
  Earnings before extraordinary item...................  $ 21.26    $ 12.71    $ 14.98
  Extraordinary loss on early extinguishment of debt,
    net................................................    (0.06)        --      (0.15)
                                                         -------    -------    -------
  Net earnings.........................................  $ 21.20    $ 12.71    $ 14.83
                                                         =======    =======    =======
Per share, diluted:
  Earnings before extraordinary item...................  $  9.97    $  6.83    $  9.04
  Extraordinary loss on early extinguishment of debt,
    net................................................    (0.03)        --      (0.09)
                                                         -------    -------    -------
  Net earnings.........................................  $  9.94    $  6.83    $  8.95
                                                         =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                 (IN MILLIONS)


                                                                  DECEMBER 31
                                                              -------------------
ASSETS                                                          1999       1998
------                                                        --------   --------
Current assets:
    Cash and cash equivalents...............................  $   310    $   390
    Short-term investments..................................      379        425
    Receivables, less allowance for doubtful accounts
      (1999 -- $13; 1998 -- $22)............................    1,284      1,138
    Aircraft fuel, spare parts and supplies, less
      obsolescence allowance (1999 -- $45; 1998 -- $39).....      340        384
    Income tax receivables..................................       32         --
    Deferred income taxes...................................      222        256
    Prepaid expenses and other..............................      368        315
                                                              -------    -------
                                                                2,935      2,908
                                                              -------    -------
Operating property and equipment:
Owned --
    Flight equipment........................................   13,518     12,006
    Advances on flight equipment............................      809        985
    Other property and equipment............................    3,368      3,134
                                                              -------    -------
                                                               17,695     16,125
    Less -- Accumulated depreciation and amortization.......    5,207      5,174
                                                              -------    -------
                                                               12,488     10,951
                                                              -------    -------
Capital leases --
    Flight equipment........................................    2,929      2,605
    Other property and equipment............................       93         97
                                                              -------    -------
                                                                3,022      2,702
    Less -- Accumulated amortization........................      645        599
                                                              -------    -------
                                                                2,377      2,103
                                                              -------    -------
                                                               14,865     13,054
                                                              -------    -------
Other assets:
    Investments in affiliates...............................      533        304
    Intangibles, less accumulated amortization (1999 --
      $279; 1998 -- $265)...................................      568        676
    Aircraft lease deposits.................................      594        545
    Prepaid rent............................................      585        631
    Other...................................................      883        441
                                                              -------    -------
                                                                3,163      2,597
                                                              -------    -------
                                                              $20,963    $18,559
                                                              =======    =======


          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                 (IN MILLIONS)

                                                                  DECEMBER 31
                                                              -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                            1999       1998
------------------------------------                          --------   --------
Current liabilities:
    Notes payable...........................................  $    61    $   184
    Long-term debt maturing within one year.................       92         98
    Current obligations under capital leases................      190        176
    Advance ticket sales....................................    1,412      1,429
    Accounts payable........................................      967      1,151
    Accrued salaries, wages and benefits....................    1,002        952
    Accrued aircraft rent...................................      783        793
    Other accrued liabilities...............................      904        885
                                                              -------    -------
                                                                5,411      5,668
                                                              -------    -------
Long-term debt..............................................    2,650      2,858
                                                              -------    -------
Long-term obligations under capital leases..................    2,337      2,113
                                                              -------    -------
Other liabilities and deferred credits:
    Deferred pension liability..............................       70         89
    Postretirement benefit liability........................    1,489      1,424
    Deferred gains..........................................      986      1,180
    Accrued aircraft rent...................................      395        371
    Deferred income taxes...................................    1,147        398
    Other...................................................      334        354
                                                              -------    -------
                                                                4,421      3,816
                                                              -------    -------
Company-obligated mandatorily redeemable
 preferred securities of a subsidiary trust.................      100        100
                                                              -------    -------
Equity put options..........................................       --         32
                                                              -------    -------
Preferred stock committed to Supplemental ESOP..............      893        691
                                                              -------    -------
Stockholders' equity:
    Serial preferred stock (Note 12)........................       --         --
    ESOP preferred stock (Note 13)..........................       --         --
    Common stock at par, $0.01 par value; authorized
      200,000,000 shares; issued 65,771,802 shares at
      December 31, 1999 and 63,005,869 shares at December
      31, 1998..............................................        1          1
    Additional capital invested.............................    4,099      3,517
    Retained earnings.......................................    2,138      1,028
    Unearned ESOP preferred stock...........................      (28)      (121)
    Stock held in treasury, at cost --
      Preferred, 10,213,519 depositary shares at
      December 31, 1999 and December 31, 1998 (Note 12).....     (305)      (305)
      Common, 14,995,219 shares at December 31, 1999 and
      11,201,216 shares at December 31, 1998................   (1,097)      (835)
    Accumulated other comprehensive income..................      352         (2)
    Other...................................................       (9)        (2)
                                                              -------    -------
                                                                5,151      3,281
                                                              -------    -------

Commitments and contingent liabilities (Note 18)............
                                                              -------    -------
                                                              $20,963    $18,559
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31
                                                          ------------------------------
                                                            1999       1998       1997
                                                          --------   --------   --------
Cash and cash equivalents at beginning of year..........  $   390    $   295    $   229
                                                          -------    -------    -------
Cash flows from operating activities:
    Net earnings........................................    1,235        821        949
    Adjustments to reconcile to net cash provided by
      operating activities --
      ESOP compensation expense.........................      756        829        987
      Extraordinary loss on debt extinguishment, net of
        tax.............................................        3         --          9
      Gain on sale of partnership interest..............       --         --       (275)
      Gain on sale of investments.......................     (731)        --       (103)
      Pension funding less than expense.................       94        101         43
      Deferred postretirement benefit expense...........       65        149        139
      Depreciation and amortization.....................      867        793        724
      Provision for deferred income taxes...............      590        307        194
      Undistributed earnings of affiliates..............      (20)       (62)       (16)
      Increase in receivables...........................     (146)       (97)      (222)
      Decrease in other current assets..................        2        105         --
      Increase (decrease) in advance ticket sales.......      (17)       162         78
      Increase (decrease) in accrued income taxes.......      (76)        38         20
      Increase (decrease) in accounts payable and
        accrued liabilities.............................      (86)        69         16
      Amortization of deferred gains....................      (66)       (64)       (64)
      Other, net........................................      (49)        43         88
                                                          -------    -------    -------
                                                            2,421      3,194      2,567
                                                          -------    -------    -------
Cash flows from investing activities:
      Additions to property and equipment...............   (2,389)    (2,832)    (2,812)
      Proceeds on disposition of property and
        equipment.......................................      154        452         83
      Proceeds on disposition of partnership interest...       --         --        539
      Proceeds on sale of investments...................      828         --         --
      Decrease (increase) in short-term investments.....       46        125        (82)
      Other, net........................................     (263)       (63)       (29)
                                                          -------    -------    -------
                                                           (1,624)    (2,318)    (2,301)
                                                          -------    -------    -------
Cash flows from financing activities:
      Reacquisition of preferred stock..................       --         (3)        --
      Repurchase of common stock........................     (261)      (459)      (250)
      Proceeds from issuance of long-term debt..........      286        928        597
      Repayment of long-term debt.......................     (513)      (271)      (301)
      Principal payments under capital leases...........     (248)      (322)      (147)
      Purchase of equipment certificates under Company
        operating leases................................      (47)      (693)        --
      Increase (decrease) in short-term borrowings......     (123)       184         --
      Aircraft lease deposits...........................      (20)      (154)      (112)
      Cash dividends....................................      (10)       (10)       (10)
      Other, net........................................       59         19         23
                                                          -------    -------    -------
                                                             (877)      (781)      (200)
                                                          -------    -------    -------
Increase (decrease) in cash and cash equivalents during
 the year...............................................      (80)        95         66
                                                          -------    -------    -------
Cash and cash equivalents at end of year................  $   310    $   390    $   295
                                                          =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                                   UNEARNED               ACCUMULATED
                                                          ADDITIONAL   RETAINED      ESOP                    OTHER
                                   PREFERRED    COMMON     CAPITAL     EARNINGS    PREFERRED   TREASURY      COMP
                                     STOCK      STOCK      INVESTED    (DEFICIT)     STOCK      STOCK       INCOME       OTHER
                                   ---------   --------   ----------   ---------   ---------   --------   -----------   --------
Balance at December 31, 1996.....  $    --        $1        $2,160      $ (566)      $(202)    $  (385)      $ --         $(13)
                                   ---------      --        ------      ------       -----     -------       ----         ----
Year ended December 31, 1997:
  Net earnings...................       --        --            --         949          --          --         --           --
  Other comprehensive income,
    net:
    Minimum pension liability
      adj........................       --        --            --          --          --          --         (2)          --
                                                                        ------                               ----
  Total comprehensive income.....       --        --            --         949          --          --         (2)          --
                                                                        ------                               ----
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................       --        --            --         (10)         --          --         --           --
  Common stock repurchases.......       --        --            --          --          --        (250)        --           --
  Issuance and amortization of
    ESOP preferred stock.........       --        --           993          --          (6)         --         --           --
  ESOP dividend ($8.89 per
    share).......................       --        --            36         (67)         31          --         --           --
  Preferred stock committed to
    Supplemental ESOP............       --        --          (349)         --          --          --         --           --
  Other..........................       --        --            36           3          --         (28)        --            6
                                   ---------      --        ------      ------       -----     -------       ----         ----
Balance at December 31, 1997.....       --         1         2,876         309        (177)       (663)        (2)          (7)
                                   ---------      --        ------      ------       -----     -------       ----         ----
Year ended December 31, 1998:
  Net earnings...................       --        --            --         821          --          --         --           --
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net............       --        --            --          --          --          --          1           --
    Minimum pension liability
      adj........................       --        --            --          --          --          --         (1)          --
                                                                        ------                               ----
  Total comprehensive income.....       --        --            --         821          --          --         --           --
                                                                        ------                               ----
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................       --        --            --         (10)         --          --         --           --
  Common stock repurchases.......       --        --            --          --          --        (459)        --           --
  Issuance and amortization of
    ESOP preferred stock.........       --        --           823          --           6          --         --           --
  ESOP dividend ($8.89 per
    share).......................       --        --            42         (92)         50          --         --           --
  Preferred stock committed to
    Supplemental ESOP............       --        --          (177)         --          --          --         --           --
  Other..........................       --        --           (47)         --          --         (18)        --            5
                                   ---------      --        ------      ------       -----     -------       ----         ----
Balance at December 31, 1998.....       --         1         3,517       1,028        (121)     (1,140)        (2)          (2)
                                   ---------      --        ------      ------       -----     -------       ----         ----
Year ended December 31, 1999:
  Net earnings...................       --        --            --       1,235          --          --         --           --
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net............       --        --            --          --          --          --        354           --
    Minimum pension liability
      adj........................       --        --            --          --          --          --         --           --
                                                                        ------                               ----
  Total comprehensive income.....       --        --            --       1,235          --          --        354           --
                                                                        ------                               ----
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................       --        --            --         (10)         --          --         --           --
  Common stock repurchases.......       --        --            --          --          --        (261)        --           --
  Issuance and amortization of
    ESOP preferred stock.........       --        --           740          --          16          --         --           --
  ESOP dividend ($8.89 per
    share).......................       --        --            38        (115)         77          --         --           --
  Preferred stock committed to
    Supplemental ESOP............       --        --          (201)         --          --          --         --           --
  Other..........................       --        --             5          --          --          (1)        --           (7)
                                   ---------      --        ------      ------       -----     -------       ----         ----
Balance at December 31, 1999.....  $    --        $1        $4,099      $2,138       $ (28)    $(1,402)      $352         $ (9)
                                   =========      ==        ======      ======       =====     =======       ====         ====


                                    TOTAL
                                   --------
Balance at December 31, 1996.....   $  995
                                    ------
Year ended December 31, 1997:
  Net earnings...................      949
  Other comprehensive income,
    net:
    Minimum pension liability
      adj........................       (2)
                                    ------
  Total comprehensive income.....      947
                                    ------
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................      (10)
  Common stock repurchases.......     (250)
  Issuance and amortization of
    ESOP preferred stock.........      987
  ESOP dividend ($8.89 per
    share).......................       --
  Preferred stock committed to
    Supplemental ESOP............     (349)
  Other..........................       17
                                    ------
Balance at December 31, 1997.....    2,337
                                    ------
Year ended December 31, 1998:
  Net earnings...................      821
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net............        1
    Minimum pension liability
      adj........................       (1)
                                    ------
  Total comprehensive income.....      821
                                    ------
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................      (10)
  Common stock repurchases.......     (459)
  Issuance and amortization of
    ESOP preferred stock.........      829
  ESOP dividend ($8.89 per
    share).......................       --
  Preferred stock committed to
    Supplemental ESOP............     (177)
  Other..........................      (60)
                                    ------
Balance at December 31, 1998.....    3,281
                                    ------
Year ended December 31, 1999:
  Net earnings...................    1,235
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net............      354
    Minimum pension liability
      adj........................       --
                                    ------
  Total comprehensive income.....    1,589
                                    ------
  Cash dividends on preferred
    stock ($1.44 per Series B
    share).......................      (10)
  Common stock repurchases.......     (261)
  Issuance and amortization of
    ESOP preferred stock.........      756
  ESOP dividend ($8.89 per
    share).......................       --
  Preferred stock committed to
    Supplemental ESOP............     (201)
  Other..........................       (3)
                                    ------
Balance at December 31, 1999.....   $5,151
                                    ======


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION -- UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its majority-owned affiliates (collectively "the Company"). All significant intercompany transactions are eliminated. Investments in affiliates are carried on the equity basis. Certain prior-year financial statement items have been reclassified to conform to the current year's presentation.

    (B) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (C) AIRLINE REVENUES -- Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

    (D) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS -- Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments.

    From time to time, United lends certain of its securities classified as cash and cash equivalents and short-term investments to third parties. United requires collateral in an amount exceeding the value of the securities and is obligated to reacquire the securities at the end of the contract. United accounts for these transactions as secured borrowings rather than sales and does not remove the securities from the balance sheet. At December 31, 1999, United was obligated to repurchase $89 million of securities lent to third parties.

    At December 31, 1999 and 1998, $406 million and $418 million, respectively, of investments in debt securities included in cash and cash equivalents and short-term investments were classified as available-for-sale, and $177 million and $241 million, respectively, were classified as held-to-maturity. Investments in debt securities classified as available-for-sale are stated at fair value based on the quoted market prices for the securities, which does not differ significantly from their cost basis. Investments classified as held-to-maturity are stated at cost which approximates market due to their short-term maturities. The proceeds from sales of available-for-sale securities are included in interest income for each respective year.

(E) DERIVATIVE FINANCIAL INSTRUMENTS --

    FOREIGN CURRENCY -- From time to time, United enters into Japanese yen forward exchange contracts to minimize gains and losses on the revaluation of short-term yen-denominated liabilities. The yen forwards typically have short-term maturities and are marked to fair value at the end of each accounting period. The unrealized mark-to-market gains and losses on the yen forwards generally offset the losses and gains recorded on the yen liabilities.

    United has also entered into forwards and swaps to reduce exposure to currency fluctuations on yen-, Euro- and French franc-denominated capital lease obligations. The cash flows of the forwards and swaps mirror those of the capital leases. The premiums on the forwards and swaps, as measured at inception, are being amortized over their respective lives as components of interest expense. Any gains or losses realized upon early termination of these forwards and swaps are deferred and recognized in income over the remaining life of the underlying exposure.

    The Company hedges some of the risks of exchange rate volatility on its anticipated future yen, Euro, Australian dollar and British pound revenues by purchasing put options with little or no intrinsic value and on Hong Kong dollar revenues by entering into forward contracts. The amount and duration of these options are synchronized with the expected revenues, and thus, the put options have been designated as a hedge. The premiums on purchased option contracts are amortized over the lives of the contracts. Unrealized gains on purchased put option contracts are deferred until contract expiration and then recognized as a component of passenger revenue. To reduce hedging costs, the Company sells a correlation basket option in the four currencies referred to above. The unrealized mark-to-market gains and losses on the correlation options are included in "Miscellaneous, net", net of premiums received.

    INTEREST RATES -- United may from time to time, enter into swaps to reduce exposure to interest rate fluctuations in connection with certain debt, capital leases and operating leases. The cash flows of the swaps mirror those of the underlying exposures. The premiums on the swaps, as measured at inception, are amortized over their respective lives as components of interest expense. Any gains or losses realized upon the early termination of these swaps are deferred and recognized in income over the remaining life of the underlying exposure.

    AIRCRAFT FUEL -- United uses purchased call options to hedge a portion of its price risk related to aircraft fuel purchases. The purchased call options have been designated as a hedge. Gains or losses on hedge positions, net of premiums paid, are recognized upon contract expiration as a component of aircraft fuel inventory. In addition, to a limited extent, United trades short-term heating oil futures contracts. Unrealized losses on these contracts are recorded currently in income while unrealized gains are deferred until contract expiration. Both gains and losses are recorded as a component of aircraft fuel expense.

    (F) AIRCRAFT FUEL, SPARE PARTS AND SUPPLIES -- Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

    (G) OPERATING PROPERTY AND EQUIPMENT -- Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

    Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 4 to 30 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of 3 to 15 years.

    Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 30 years for aircraft and flight simulators and 25 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

    Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

    (H) INTANGIBLES -- Intangibles consist primarily of route acquisition costs and intangible pension assets (see Note 16, "Retirement and Postretirement Plans"). Route acquisition costs are amortized over 40 years.

    (I) MILEAGE PLUS AWARDS -- United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program (including awards earned from mileage credits sold) when such award levels are reached. United, through its wholly owned subsidiary, Mileage Plus Holdings, Inc., sells mileage credits to participating partners in the Mileage Plus program. The resulting revenue is recorded in other operating revenues during the period in which the credits are sold. Effective January 1, 2000, the Company intends to change the method of accounting for the sale of mileage. See "New Accounting Pronouncements" in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    (J) DEFERRED GAINS -- Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

(2) EMPLOYEE STOCK OWNERSHIP PLANS AND RECAPITALIZATION

    On July 12, 1994, the shareholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization.

    The ESOPs cover employees represented by the Air Line Pilots' Association, International, the International Association of Machinists and Aerospace Workers and U.S.

management and salaried employees. The ESOPs include a "Leveraged ESOP," a "Non-Leveraged ESOP" and a "Supplemental ESOP." Both the Leveraged ESOP and the Non-Leveraged ESOP are tax-qualified plans while the Supplemental ESOP is not a tax-qualified plan. Shares are delivered to employees primarily through the Leveraged ESOP, then through the Non-Leveraged ESOP, and finally, through the Supplemental ESOP.

    The equity interests are being delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock"), and the voting interests are being delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively, "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock is being delivered to an ESOP trust in seven separate sales under the Leveraged ESOP, the last of which occurred on January 5, 2000. Based on Internal Revenue Code Limitations, shares of the Class 2 ESOP Preferred Stock are either contributed to the Non-Leveraged ESOP or allocated as "book entry" shares to the Supplemental ESOP, annually through the year 2000. The classes of preferred stock are described more fully in Note 13, "ESOP Preferred Stock."

    The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, as shares of Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and records a corresponding charge to unearned ESOP preferred stock. ESOP compensation expense is recorded for the average fair value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the fair value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed, with the offsetting charge to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed. The Supplemental ESOP is being accounted for under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees."

    Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year-end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

    During 1999, 2,334,370 shares of Class 1 ESOP Preferred Stock, 123,841 shares of Class 2 ESOP Preferred Stock and 2,453,337 shares of Voting Preferred Stock were allocated to employee accounts, and another 615,757 shares of Class 2 ESOP Preferred Stock were allocated in the form of "book entry" shares, effective December 31, 1998. Another 100,180 shares of Class 2 ESOP Preferred Stock previously allocated in book entry form were issued and either contributed to the qualified plan or converted and sold on behalf of terminating employees. At December 31, 1999, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed. There were 2,390,935 shares of Class 1 ESOP Preferred Stock committed to be released and 130,643 shares held in suspense by the ESOP as of December 31, 1999. For the Class 2 ESOP Preferred Stock, 683,038 shares were committed to be contributed to employees at December 31, 1999. The fair value of the unearned ESOP shares recorded on the balance sheet at December 31, 1999 and 1998 was $41 million and $141 million, respectively.

    For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The estimated fair value of such shares at December 31, 1999 and 1998 was $954 million and $600 million, respectively.

(3) OTHER INCOME (EXPENSE) -- MISCELLANEOUS

    Other income (expense) -- "Miscellaneous, net" consisted of the following:

(IN MILLIONS)                                                   1999       1998       1997
-------------                                                 --------   --------   --------
Foreign exchange gains (losses).............................     $4       $ (84)      $(19)
Minority interests..........................................     --          --        (15)
Other.......................................................     (2)        (19)       (15)
                                                                 --       -----       ----
                                                                 $2       $(103)      $(49)
                                                                 ==       =====       ====

(4) OTHER COMPREHENSIVE INCOME

   The following table presents the tax effect of those items included in other comprehensive income:

                                                               YEAR ENDED DECEMBER 31,
                           ------------------------------------------------------------------------------------------------
                                        1999                             1998                             1997
                           ------------------------------   ------------------------------   ------------------------------
                                        TAX       NET OF                 TAX       NET OF                 TAX       NET OF
(IN MILLIONS)              PRE-TAX     EFFECT      TAX      PRE-TAX     EFFECT      TAX      PRE-TAX     EFFECT      TAX
-------------              --------   --------   --------   --------   --------   --------   --------   --------   --------
Unrealized gains on
  securities
  Unrealized holding
    gains arising during
    period...............    $547      $(193)      $354       $  1      $  --       $  1       $ --      $  --       $ --
  Minimum pension
    liability............      --         --         --         (1)        --         (1)        (4)         2         (2)
                             ----      -----       ----       ----      -----       ----       ----      -----       ----
Total other comprehensive
  income.................    $547      $(193)      $354       $ --      $  --       $ --       $ (4)     $   2       $ (2)
                             ====      =====       ====       ====      =====       ====       ====      =====       ====

    The components of accumulated other comprehensive income consist of the following items:

                                  UNREALIZED             MINIMUM         ACCUMULATED OTHER
(IN MILLIONS)                 GAINS ON SECURITIES   PENSION LIABILITY   COMPREHENSIVE INCOME
-------------                 -------------------   -----------------   --------------------
December 31, 1996...........         $ --               $      --               $ --
  Current period change.....           --                      (2)                (2)
                                     ----               ---------               ----
December 31, 1997...........           --                      (2)                (2)
  Current period change.....            1                      (1)                --
                                     ----               ---------               ----
December 31, 1998...........            1                      (3)                (2)
  Current period change.....          354                      --                354
                                     ----               ---------               ----
December 31, 1999...........         $355               $      (3)              $352
                                     ====               =========               ====

    Unrealized gains on securities primarily represents gains on the Company's investments in Galileo International, Inc. and Equant N.V. as discussed in
Note 6 "Investments".

(5) PER SHARE AMOUNTS

    Basic earnings per share were computed by dividing net income before extraordinary item by the weighted-average number of shares of common stock outstanding during the year. In addition, diluted earnings per share amounts include potential common shares, including common shares issuable upon conversion of ESOP shares committed to be released.

EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS (MILLIONS)       1999       1998       1997
-------------------------------------------------------     --------   --------   --------
Net income before extraordinary item......................   $1,238     $  821     $  958
Preferred stock dividends.................................     (125)      (102)       (77)
                                                             ------     ------     ------
Earnings attributable to common shareholders (Basic and
  Diluted)................................................   $1,113     $  719     $  881
                                                             ======     ======     ======

SHARES (MILLIONS)
----------------------------------------------------------
Weighted average shares outstanding (Basic)...............     52.3       56.5       58.8
Convertible ESOP preferred stock..........................     58.0       47.1       35.9
Other.....................................................      1.3        1.6        2.7
                                                             ------     ------     ------
Weighted average number of shares (Diluted)...............    111.6      105.2       97.4
                                                             ======     ======     ======

EARNINGS PER SHARE
----------------------------------------------------------
Basic.....................................................   $21.26     $12.71     $14.98
Diluted...................................................   $ 9.97     $ 6.83     $ 9.04

    At December 31, 1999, stock options to purchase 1,334,722 shares of common stock were outstanding, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

(6) INVESTMENTS

    In June 1999, United sold 17,500,000 common shares of Galileo
International, Inc. ("Galileo") in a secondary offering for $766 million, resulting in a pre-tax gain of approximately $669 million. This sale reduced United's holdings in Galileo from 32 percent to approximately 15 percent, requiring United to discontinue the equity method of accounting for its investment in Galileo. United has classified its remaining 15,940,000 shares of Galileo common stock as available-for-sale. The market value of these shares at December 31, 1999 ($477 million) is reflected in Investments in Affiliates on the balance sheet and the market value in excess of United's investment is classified net-of-tax ($253 million) in accumulated other comprehensive income. The market value of United's investment in Galileo at December 31, 1998 was $1,455 million. Included in the Company's retained earnings is approximately $240 million of undistributed earnings of Galileo and its predecessor companies.

    In July 1997, United completed the sale of its interest in the Apollo Travel Services Partnership ("ATS") a 77% owned affiliate whose accounts were consolidated, to Galileo for $539 million in cash. This transaction resulted in a pre-tax gain of approximately $405 million. Of this amount, $275 million was recognized in 1997, $7 million in 1998 and $4 million in 1999. The remaining balance ($119 million) reduced the basis of the Company's investment in Galileo.

    Under operating agreements with Galileo, United purchases computer reservations services from Galileo and during 1999 and 1998 provided communications services to Galileo, while during 1997 provided marketing, sales and communication services to Galileo. Revenues derived from the sale of services to Galileo amounted to approximately $4 million in 1999, $13 million in 1998 and $159 million in 1997. The cost to United of services purchased from Galileo amounted to approximately $170 million in 1999, $170 million in 1998 and $134 million in 1997. In connection with the sale of ATS, United entered into an additional services agreement with Galileo under which the Company provides certain marketing and other services designed to increase the competitiveness of Galileo's business and to generate additional bookings and revenues for Galileo. In December 1999, United recognized $14 million in other operating revenues related to the achievement of improvements in Galileo's air booking revenues as specified in the agreements.

    Prior to the sale to Galileo, ATS contributed the following amounts to the Company's consolidated results, net of intercompany eliminations and minority interests:

(IN MILLIONS)                            YEAR ENDED DECEMBER 31, 1997
-------------                            -----------------------------
Operating revenues.....................               $147
Operating income.......................               $ 63
Earnings before income taxes...........               $ 50

    United owns depositary certificates in Equant N.V. ("Equant"), a provider of international data network services to multinational businesses and a single source for global desktop communications. Each depositary certificate represents a beneficial interest in an

Equant common share. During the fourth quarter of 1999, transferability restrictions on these shares were removed and the investment was classified as available-for-sale. The market value in excess of United's investment is classified net-of-tax ($100 million) in accumulated other comprehensive income. In December 1999, United sold 709,000 shares of common stock in Equant in a secondary offering by Equant for $62 million. At December 31, 1999, the estimated fair value of United's remaining investment in Equant was approximately $156 million.

    GetThere.com is a leading provider of internet-based travel planning products tailored to individual, corporate, travel supplier and travel agency customers. During 1999, United invested approximately $51 million in GetThere.com, resulting in a 28% minority interest in GetThere.com consisting of common stock, warrants and options. United accounts for its investment in GetThere.com using the equity method of accounting.

    In July 1999, United and Buy.com agreed to form a joint venture (BuyTravel.com) to sell travel on all major airlines, as well as hotels, car rentals and cruises via the Internet. Both United and Buy.com will have a 50 percent interest in BuyTravel.com. United also received warrants exercisable for 2.0 million shares of Buy.com common stock. United will account for its investment in BuyTravel.com using the equity method of accounting.

    In November 1999, United entered into a participation agreement with Priceline.com to provide inventory to Priceline.com. In exchange, United received 5.5 million warrants for Priceline.com common stock exercisable in five years. The participation agreement contains early exercise provisions allowing United to exercise the warrants if in three years specific performance criteria are met. The warrants have been valued at $61 million by an investment bank and are being recognized as passenger revenue over a three-year period. In 1999, the total revenue recognized was $6 million.

(7) INCOME TAXES

    In 1999, the alternative minimum tax ("AMT") liability of the Company exceeded the regular tax liability resulting in additional AMT credits. The federal income tax liability is the greater of the tax computed using the regular tax system or the tax under the AMT system. If the regular tax liability exceeds the AMT liability and AMT credits are available, then AMT credits are used to reduce the net tax liability to the amount of the AMT liability.

    The provision for income taxes is summarized as follows:

(IN MILLIONS)                                                   1999       1998       1997
-------------                                                 --------   --------   --------
Current --
    Federal.................................................    $ 93       $113       $312
    State...................................................      16          9         55
                                                                ----       ----       ----
                                                                 109        122        367
                                                                ----       ----       ----
Deferred --
    Federal.................................................     536        270        178
    State...................................................      54         37         16
                                                                ----       ----       ----
                                                                 590        307        194
                                                                ----       ----       ----
                                                                $699       $429       $561
                                                                ====       ====       ====

    The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

(IN MILLIONS)                                                   1999       1998       1997
-------------                                                 --------   --------   --------
Income tax provision at statutory rate......................    $680       $440       $533
State income taxes, net of federal income tax benefit.......      46         30         46
ESOP dividends..............................................     (40)       (33)       (25)
Nondeductible employee meals................................      24         24         26
Tax credits.................................................      --         (7)        (2)
Other, net..................................................     (11)       (25)       (17)
                                                                ----       ----       ----
                                                                $699       $429       $561
                                                                ====       ====       ====

    Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 1999 and 1998 are as follows:

                                             1999                          1998
                                  ---------------------------   ---------------------------
                                  DEFERRED TAX   DEFERRED TAX   DEFERRED TAX   DEFERRED TAX
(IN MILLIONS)                        ASSETS      LIABILITIES       ASSETS      LIABILITIES
-------------                     ------------   ------------   ------------   ------------
Employee benefits, including
  postretirement medical and
  ESOP..........................     $  990         $  135         $  964         $  130
Depreciation, capitalized
  interest and transfers of tax
  benefits......................         --          2,489             --          1,937
Gains on sale and leasebacks....        335             --            368             --
Rent expense....................        435             --            411             --
AMT credit carryforwards........        210             --            198             --
Other...........................        758          1,029            773            789
                                     ------         ------         ------         ------
                                     $2,728         $3,653         $2,714         $2,856
                                     ======         ======         ======         ======

    At December 31, 1999, UAL and its subsidiaries had $210 million of federal AMT credits which may be carried forward to reduce the tax liabilities of future years.

(8) SHORT-TERM BORROWINGS

    United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant that restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

    Additionally, United has available $900 million in short-term secured aircraft financing facilities. Interest on drawn amounts under the facilities is calculated at floating rates based on LIBOR plus a margin.

    At December 31, 1999, United had outstanding $61 million under a separate short-term borrowing facility, bearing an average interest rate of 5.72%. Receivables amounting to $233 million were pledged by United to secure repayment of such outstanding borrowings. The maximum available borrowing amount under this arrangement is $227 million.

(9) LONG-TERM DEBT

    A summary of long-term debt, including current maturities, as of December 31 is as follows (interest rates are as of December 31, 1999):

(IN MILLIONS)                                                   1999       1998
-------------                                                 --------   --------
  Secured notes, 5.71% to 8.99%, averaging 6.38%, due
    through 2014............................................   $1,229     $1,389
  Debentures, 9.00% to 11.21%, averaging 9.98%, due through
    2021....................................................      762        785
  Promissory notes, 11.00%, due 2000........................        1         13
  Commercial paper, 6.10%, due through 2003.................      571        591
  Special facility bonds, 5.63%, due 2034...................      190        190
                                                               ------     ------
                                                                2,753      2,968
                                                               ------     ------
  Less: Unamortized discount on debt........................      (11)       (12)
       Current maturities...................................      (92)       (98)
                                                               ------     ------
                                                               $2,650     $2,858
                                                               ======     ======

    In addition to scheduled principal payments, in 1999 the Company repaid
$23 million in principal amount of debentures prior to maturity. The debentures were scheduled to mature through 2021. An extraordinary loss of $3 million, net of tax benefits of $2 million was recorded reflecting amounts paid in excess of the debt carrying value.

    In March 1998, the Company, through a special-purpose financing entity that is consolidated, issued $604 million of commercial paper to refinance certain lease commitments. Although the issued commercial paper has short maturities, the Company expects to continually rollover this obligation throughout the 5-year life of its supporting liquidity facility or bank standby facility. As such, the commercial paper is classified as a long-term obligation in the Company's statement of financial position.

    In 1997, the California Statewide Communities Development Authority (the "Authority") issued $190 million in special facilities revenue bonds to finance the acquisition and construction of certain facilities at the Los Angeles International Airport which United guarantees payment of under a payment agreement with the Authority. The bond proceeds are restricted to expenditures on the Los Angeles facilities and unspent amounts are classified as other assets in the balance sheet.

    At December 31, 1999, United had outstanding a total of $1.307 billion of long-term debt bearing interest rates at 22 to 47.5 basis points over LIBOR.


    Maturities of long-term debt for each of the four years after 2000 are:
2001 -- $83 million; 2002 -- $597 million; 2003 -- $681 million; and 2004 --
$302 million. Various assets, principally aircraft, having an aggregate book value of $1.348 billion at December 31, 1999, were pledged as security under various loan agreements.


(10) LEASE OBLIGATIONS

    The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

    Future minimum lease payments as of December 31, 1999, under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                         OPERATING LEASES
                                                      -----------------------   CAPITAL
(IN MILLIONS)                                         AIRCRAFT   NON-AIRCRAFT    LEASES
-------------                                         --------   ------------   --------
Payable during --
    2000............................................  $   912       $  458      $   350
    2001............................................      884          442          445
    2002............................................      871          401          385
    2003............................................      912          389          286
    2004............................................      946          376          296
    After 2004......................................    9,874        5,628        1,906
                                                      -------       ------      -------
Total minimum lease payments........................  $14,399       $7,694        3,668
                                                      =======       ======
Imputed interest (at rates of 5.3% to 12.2%)........                             (1,141)
                                                                                -------
Present value of minimum lease payments.............                              2,527
Current portion.....................................                               (190)
                                                                                -------
Long-term obligations under capital leases..........                            $ 2,337
                                                                                =======

    As of December 31, 1999, United leased 317 aircraft, 76 of which were under capital leases. These leases have terms of 10 to 26 years, and expiration dates range from 2000 through 2020.

    In connection with the financing of certain aircraft accounted for as capital leases, United had on deposit at December 31, 1999 an aggregate
39 billion yen ($379 million), 326 million German marks ($167 million), 64 million French francs ($10 million), 27 million Euro ($27 million) and $11 million in certain banks and had pledged an irrevocable security interest in such deposits to certain of the aircraft lessors. These deposits will be used to pay off an equivalent amount of recorded capital lease obligations.

    Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.412 billion in 1999, $1.385 billion in 1998 and $1.416 billion in 1997. Included in 1999 rental expense was $11 million in contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates.

(11) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

    In December 1996, UAL Corporation Capital Trust I (the "Trust") issued
$75 million of its 13 1/4% Trust Originated Preferred Securities (the "Preferred Securities") in exchange for 2,999,304 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock (see Note 12). Concurrent with the issuance of the Preferred Securities and

(11) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST (CONTINUED)
the related purchase by UAL of the Trust's common securities, the Company issued to the Trust $77 million aggregate principal amount of its 13 1/4% Junior Subordinated Debentures (the "Debentures") due 2026. The Debentures are and will be the sole assets of the Trust. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on the Preferred Securities. Upon maturity or redemption of the Debentures, the Preferred Securities will be mandatorily redeemed. The Debentures are redeemable at UAL's option, in whole or in part, on or after July 12, 2004, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date. Upon the repayment of the Debentures, the proceeds thereof will be applied to redeem the Preferred Securities.

    There is a full and unconditional guarantee by UAL of the Trust's obligations under the securities issued by the Trust. However, the Company's obligations are subordinate and junior in right of payment to certain other of its indebtedness. UAL has the right to defer payments of interest on the Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, UAL may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

    The fair value of the Preferred Securities at December 31, 1999 and 1998 was $83 and $90 million, respectively.

(12) SERIAL PREFERRED STOCK

    At December 31, 1999, UAL had outstanding 3,203,177 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, with a liquidation preference of $25 per depositary share ($25,000 per Series B preferred share) and a stated capital of $0.01 per Series B preferred share. Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption.

    The Series B preferred stock ranks senior to all other preferred and common stock, except the Preferred Securities, as to receipt of dividends and amounts distributed upon liquidation. The Series B preferred stock has voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series B preferred stockholders are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full. Pursuant to UAL's restated certificate of incorporation, UAL is authorized to issue a total of 50,000 shares of Series B preferred stock.

    During 1998, UAL repurchased 64,300 depositary shares, at an aggregate cost of $3 million, to be held in treasury.

    UAL is authorized to issue up to 15,986,584 additional shares of serial preferred stock.

(13) ESOP PREFERRED STOCK

    The following activity related to UAL's outstanding ESOP preferred stocks (see Note 2 for a description of the ESOPs):

                                            CLASS 1 ESOP   CLASS 2 ESOP   ESOP VOTING
                                            ------------   ------------   -----------
Balance December 31, 1996.................    6,950,462       644,510      4,422,436
                                             ----------      --------     ----------
    Shares issued.........................    1,848,629       242,877      3,073,969
    Converted to common...................     (146,473)      (81,127)      (229,999)
                                             ----------      --------     ----------
Balance December 31, 1997.................    8,652,618       806,260      7,266,406
                                             ----------      --------     ----------
    Shares issued.........................    2,011,812       177,166      3,073,969
    Converted to common...................     (213,061)     (116,104)      (331,620)
                                             ----------      --------     ----------
Balance December 31, 1998.................   10,451,369       867,322     10,008,755
                                             ----------      --------     ----------
    Shares issued.........................    1,955,756       227,689      3,073,969
    Converted to common...................     (306,662)     (146,975)      (457,401)
                                             ----------      --------     ----------
Balance December 31, 1999.................   12,100,463       948,036     12,625,323
                                             ==========      ========     ==========

    An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock will be issued to employees under the ESOPs. Each share of ESOP Preferred Stock is convertible into four shares of UAL common stock and shares are converted to common as employees retire or otherwise leave the Company. The stock has a par value of $0.01 per share and is nonvoting. The Class 1 ESOP Preferred Stock has a liquidation value of $126.96 per share plus all accrued and unpaid dividends; the Class 2 does not have a liquidation value. The
Class 1 ESOP Preferred Stock provides a fixed annual dividend of $8.8872 per share, which ceases on March 31, 2000; the Class 2 does not pay a fixed dividend.

    Class P, M and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. Additional Voting Preferred Stock is issued as shares of the Class 1 and Class 2 ESOP Preferred Stock are allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock will be issued through the year 2000. The Voting Preferred Stock outstanding at any time commands voting power for approximately 55% of the vote of all classes of capital stock in all matters requiring a stockholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into .0004 shares of UAL common stock.

    Class Pilot MEC, IAM, SAM and I junior preferred stock (collectively "Director Preferred Stocks") were established to effectuate the election of one or more members to UAL's Board of Directors. One share each of Class Pilot MEC and Class IAM junior preferred stock is authorized and issued. The Company is authorized to issue ten shares each of Class SAM and Class I junior preferred stock. There are three shares of Class SAM and four shares of Class I issued. Each of the Director Preferred Stocks has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and Class I will be redeemed automatically upon the transfer of the shares to any person not elected to the Board of Directors or upon the occurrence of the "Sunset."

(14) COMMON STOCKHOLDERS' EQUITY

    Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                                     1999         1998         1997
                                                  ----------   ----------   ----------
Shares outstanding at beginning of year.........  51,804,653   57,320,486   58,817,480
Stock options exercised.........................     939,262      382,136      840,100
Shares issued from treasury under compensation
  arrangements..................................      89,745       11,944       28,224
Shares acquired for treasury....................  (3,877,912)  (7,237,975)  (3,269,393)
Forfeiture of restricted stock..................      (5,800)      (7,600)     (25,120)
Conversion of ESOP preferred stock..............   1,814,731    1,316,786      911,300
Other...........................................      11,904       18,876       17,895
                                                  ----------   ----------   ----------
Shares outstanding at end of year...............  50,776,583   51,804,653   57,320,486
                                                  ==========   ==========   ==========

    During 1999, 1998 and 1997, the Company repurchased 3,754,802, 7,061,109 and 2,881,092 shares of common stock, respectively, at a total purchase price of $261 million, $459 million and $250 million, respectively.

(15) STOCK OPTIONS AND AWARDS

    The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in four equal, annual installments beginning one year after the date of grant, and generally expire in ten years.

    As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and the holders of such options became eligible to utilize the cashless exercise features of stock options. Under a cashless exercise, the Company withholds, at the election of the optionee, from shares that would otherwise be issued upon exercise, that number of shares having a fair market value equal to the exercise price and/or related income taxes. For outstanding options eligible for cashless exercise, changes in the market price of the stock are charged (credited) to earnings currently. The expense (credit) recorded for such eligible options was $4 million in 1999, $(7) million in 1998 and $14 million in 1997. Stock options which were outstanding at the time of the recapitalization are exercisable for shares of old common stock, each of which is in turn converted into two shares of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

    The Company has also awarded shares of restricted stock to officers and key employees. These shares generally vest over a five-year period and are subject to certain transfer restrictions and forfeiture under certain circumstances prior to vesting. Unearned compensation, representing the fair market value of the stock at the measurement date for the award, is amortized to salaries and related costs over the vesting period. During 1999 and 1997, respectively, 75,000 and 5,000 shares of restricted stock were issued from treasury. No shares were issued in 1998. As of December 31, 1999, 154,400 shares were restricted and still nonvested. Additionally, 277,250 shares were reserved for future awards under the plan.

    SFAS No. 123 ("Accounting for Stock-Based Compensation") establishes a fair value based method of accounting for stock options. The Company has elected to continue using the intrinsic value method of accounting prescribed in APB 25, as permitted by SFAS No. 123. Had compensation cost for awards been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have instead been reported as the pro forma amounts indicated below:

                                                               1999       1998       1997
                                                             --------   --------   --------
Net income (millions).........................  As reported   $1,235     $  821     $  949
                                                Pro forma     $1,219     $  812     $  944

Basic earnings per share......................  As reported   $21.20     $12.71     $14.83
                                                Pro forma     $20.89     $12.55     $14.75

Diluted earnings per share....................  As reported   $ 9.94     $ 6.83     $ 8.95
                                                Pro forma     $ 9.79     $ 6.74     $ 8.94

    The weighted-average grant date fair value of restricted shares issued was $69.51 for shares issued in 1999 and $87.44 for shares issued in 1997. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                                                1999        1998        1997
                                                              --------    --------    --------
Risk-free interest rate.....................................     5.2%        5.6%        6.4%
Dividend yield..............................................     0.0%        0.0%        0.0%
Volatility..................................................    34.0%       33.0%       32.0%
Expected life (years).......................................     4.0         4.0         4.0

    Stock option activity for the past three years was as follows:

                                           1999                    1998                    1997
                                   ---------------------   ---------------------   ---------------------
                                               WTD AVG                 WTD AVG                 WTD AVG
                                    SHARES    EXER PRICE    SHARES    EXER PRICE    SHARES    EXER PRICE
                                   --------   ----------   --------   ----------   --------   ----------
Old Share Options:

Outstanding at beginning of
  year...........................  118,475      $121.64    168,393      $121.65     356,118     $120.80
Exercised........................  (42,125)     $130.53    (49,918)     $121.67    (187,725)    $120.03
                                   -------                 -------                 --------
Outstanding at end of year.......   76,350      $116.74    118,475      $121.64     168,393     $121.65

Options exercisable at
  year-end.......................   76,350      $116.74    118,475      $121.64     168,393     $121.65

                                     1999                     1998                     1997
                            ----------------------   ----------------------   ----------------------
                                         WTD AVG                  WTD AVG                  WTD AVG
                             SHARES     EXER PRICE    SHARES     EXER PRICE    SHARES     EXER PRICE
                            ---------   ----------   ---------   ----------   ---------   ----------
New Share Options:

Outstanding at beginning
  of year.................  5,411,836     $45.07     4,749,612     $36.27     4,828,990     $31.64
  Granted.................  2,081,600     $64.29     1,064,200     $81.40       449,100     $77.86
  Exercised...............   (855,012)    $25.67      (282,300)    $28.79      (464,650)    $25.58
  Terminated..............   (124,715)    $70.74      (119,676)    $57.12       (63,828)    $57.45
                            ---------                ---------                ---------
Outstanding at end of
  year....................  6,513,709     $53.27     5,411,836     $45.07     4,749,612     $36.27

Options exercisable at
  year-end................  3,240,210     $38.26     3,400,607     $29.97     2,518,238     $26.63

Reserved for future grants
  at year-end.............  1,466,019                3,422,904                4,397,428

Wtd avg fair value of
  options granted during
  the year................                $22.31                   $27.95                   $27.40

    The following information related to stock options outstanding as of December 31, 1999:

                                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                       -------------------------------------------------------   ------------------------------------
                                           WEIGHTED-AVERAGE
      RANGE OF          OUTSTANDING AT        REMAINING       WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
   EXERCISE PRICES     DECEMBER 31, 1999   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 1999    EXERCISE PRICE
---------------------  -----------------   ----------------   ----------------   -----------------   ----------------
Old Share Options:
  $91 to 153.........         76,350           2.0 years          $  116.74             76,350           $  116.74
New Share Options:
  $20 to 29..........      1,940,940           4.6 years          $   22.88          1,940,940           $   22.88
  $37 to 57..........      1,175,747           6.3 years          $   52.69            877,248           $   52.37
  $60 to 69..........      1,918,800           9.2 years          $   62.75             30,000           $   63.29
  $70 to 88..........      1,478,222           8.3 years          $   81.33            392,022           $   80.96
                           ---------                                                 ---------
                           6,513,709                                                 3,240,210

(16) RETIREMENT AND POSTRETIREMENT PLANS

    The Company has various retirement plans, both defined benefit and defined contribution, which cover substantially all employees. The Company also provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents, as well as certain life insurance benefits to retirees. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

    The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in the statement of financial position for the defined benefit and other postretirement plans as of December 31:


                                                   PENSION BENEFITS       OTHER BENEFITS
                                                  -------------------   -------------------
                                                    1999       1998       1999       1998
                                                  --------   --------   --------   --------
(IN MILLIONS)
------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.........  $ 8,038     $7,272    $ 1,626    $ 1,706
Service cost....................................      295        276         53         48
Interest cost...................................      583        533        116        109
Plan participants' contributions................        1          1          7         --
Amendments......................................        1          1         --         --
Actuarial (gain) loss...........................   (1,161)       274       (254)      (169)
Foreign currency exchange rate changes..........       12         13         --         --
Benefits paid...................................     (388)      (332)       (83)       (68)
                                                  -------     ------    -------    -------
Benefit obligation at end of year...............  $ 7,381     $8,038    $ 1,465    $ 1,626
                                                  =======     ======    =======    =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  year..........................................  $ 7,654     $6,859    $   112    $   107
Actual return on plan assets....................    1,255        934          6          8
Employer contributions..........................      175        187         71         --
Plan participants' contributions................        1          1          7         --
Foreign currency exchange rate changes..........        4          5         --         --
Benefits paid...................................     (388)      (332)       (83)        (3)
                                                  -------     ------    -------    -------
Fair value of plan assets at end of year........  $ 8,701     $7,654    $   113    $   112
                                                  =======     ======    =======    =======
Funded status...................................  $ 1,320     $ (384)   $(1,352)   $(1,514)
Unrecognized actuarial (gains) losses...........   (1,870)      (122)      (229)        19
Unrecognized prior service costs................      604        660         --         --
                                                  -------     ------    -------    -------
Net amount recognized...........................  $    54     $  154    $(1,581)   $(1,495)
                                                  =======     ======    =======    =======

                                                   PENSION BENEFITS       OTHER BENEFITS
                                                  -------------------   -------------------
                                                    1999       1998       1999       1998
                                                  --------   --------   --------   --------
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
  POSITION CONSIST OF:
Prepaid (accrued) benefit cost..................  $    54     $  154    $(1,581)   $(1,495)
Accrued benefit liability.......................     (151)      (274)        --         --
Intangible asset................................      148        271         --         --
Accumulated other comprehensive income..........        3          3         --         --
                                                  -------     ------    -------    -------
Net amount recognized...........................  $    54     $  154    $(1,581)   $(1,495)
                                                  =======     ======    =======    =======
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate...................................     8.25%      7.00%      7.00%      7.00%
Expected return on plan assets..................     9.75%      9.75%      8.00%      8.00%
Rate of compensation increase...................     4.10%      4.05%        --         --

    The assumed health care cost trend rates for gross claims paid were 4.0% and 5.0% for 1999 and 1998, respectively.

    The net periodic benefit cost included the following components:

                                                            PENSION BENEFITS                  OTHER BENEFITS
                                                     ------------------------------   ------------------------------
                                                       1999       1998       1997       1999       1998       1997
                                                     --------   --------   --------   --------   --------   --------
(IN MILLIONS)
---------------------------------------------------
Service cost.......................................    $295       $276       $232       $ 53       $ 48       $ 44
Interest cost......................................     583        533        477        116        109        107
Expected return on plan assets.....................    (665)      (581)      (531)        (9)        (8)        (8)
Amortization of prior service cost including
  transition obligation/(asset)....................      57         57         36         --         --         --
Recognized actuarial (gain)/loss...................       1          9          1         (5)        (4)        (5)
                                                       ----       ----       ----       ----       ----       ----
Net period benefit costs...........................    $271       $294       $215       $155       $145       $138
                                                       ====       ====       ====       ====       ====       ====

    Total pension expense for all retirement plans (including defined contribution plans) was $285 million in 1999, $304 million in 1998 and $229 million in 1997.

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $500 million, $444 million, and $47 million, respectively, as of December 31, 1999, and $1.688 billion, $1.510 billion, and $1.118 billion, respectively, as of December 31, 1998.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care trend rate would have the following effects:

                                            1% INCREASE   1% DECREASE
                                            -----------   -----------
(IN MILLIONS)
------------------------------------------
Effect on total service and interest
  cost....................................     $ 28          $ 23
Effect on postretirement benefit
  obligation..............................     $186          $154

    Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of pension obligations and postretirement obligations including discount rates and rates of increase in compensation, resulting in increases or decreases in United's pension and postretirement liabilities and pension and postretirement costs.

(17) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    See QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK ("Market Risk Disclosures") for a discussion of the Company's foreign currency and fuel price risk management activities, and the fair value of all significant financial instruments.

CREDIT EXPOSURES OF DERIVATIVES

    The Company's theoretical risk in the derivative financial instruments described in Market Risk Disclosures is the cost of replacing the contracts at current market rates in the event of default by any of the counterparties. However, the Company does not anticipate such default as counterparties are selected based on credit ratings and the relative market positions with each counterparty are monitored.

FINANCIAL GUARANTEES

    Special facility revenue bonds have been issued by certain municipalities to build or improve airport and maintenance facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 1999, $1.274 billion principal amount of such bonds was outstanding. As of December 31, 1999, UAL and United had jointly guaranteed
$35 million of such bonds and United had guaranteed $1.258 billion of such bonds, including accrued interest. The payments required to satisfy these obligations are included in the future minimum lease payments disclosed in
Note 10, "Lease Obligations."

CONCENTRATIONS OF CREDIT RISK

    The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through geographically dispersed travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(18) COMMITMENTS, CONTINGENT LIABILITIES AND UNCERTAINTIES

    The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations. UAL records liabilities for legal and environmental claims against it in accordance with generally accepted accounting principles. These amounts are recorded based on the Company's assessments of the likelihood of their eventual settlements. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

    At December 31, 1999, commitments for the purchase of property and equipment, principally aircraft, approximated $4.4 billion, after deducting advance payments. An estimated $2.0 billion will be spent in 2000, $1.8 billion in 2001 and $0.6 billion in 2002. The major commitments are for the purchase of A319, A320, B747, B767, and B777 aircraft, which are scheduled to be delivered through 2002. These commitments, combined with aircraft retirements, are part of the Company's plan to eventually increase the fleet to an expected 645 aircraft at the end of 2001.

    In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and state of Indiana.

    Approximately 79% of United's employees are represented by various labor organizations. The labor contracts with the Air Line Pilots' Association and the International Association of Machinists and Aerospace Workers become amendable in April and July 2000, respectively. The Company is currently in the process of negotiating these contracts. The contract with the Association of Flight Attendants becomes amendable in 2006. See OTHER INFORMATION, "Labor Agreements and Wage Adjustments" in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS for details.

(19) SEGMENT INFORMATION


    United has a global route network designed to transport passengers and cargo between destinations in North America, the Pacific, Latin America and Europe. These regions constitute United's four reportable segments. The accounting policies for each of these segments are the same as those described in Note 1, "Summary of Significant Accounting Policies," except that segment financial information has been prepared using a management approach which is consistent with how the Company's management internally disaggregates financial information for the purpose of making internal operating decisions. UAL evaluates performance based on United's fully distributed earnings before income taxes and gains on sales. Revenues are attributed to each reportable segment based on the allocation guidelines provided by the U.S. Department of Transportation, which classifies flights between the U.S. and foreign designations as part of each respective region. A reconciliation of the total amounts reported by reportable segments to the applicable amounts in the financial statements follows:


                                                     YEAR ENDED DECEMBER 31, 1999
                           --------------------------------------------------------------------------------
                                                                       REPORTABLE
                                                  LATIN                 SEGMENT                CONSOLIDATED
                           DOMESTIC   PACIFIC    AMERICA    ATLANTIC     TOTAL       OTHER        TOTAL
                           --------   --------   --------   --------   ----------   --------   ------------
(IN MILLIONS)
-------------------------
Revenue..................  $12,516     $2,691      $787      $1,973     $17,967       $60        $18,027
Interest income..........       40         14         4          10          68        --             68
Interest expense.........      217         79        21          55         372       (10)           362
Equity in earnings of
  affiliates.............       21          9         2           5          37        --             37
Depreciation and
  amortization...........      550        145        42         115         852        15            867
Fully distributed
  earnings before income
  taxes & gains on
  sales..................    1,460        171        49         230       1,910        57          1,967

                                                     YEAR ENDED DECEMBER 31, 1998
                           --------------------------------------------------------------------------------
                                                                       REPORTABLE
                                                  LATIN                 SEGMENT                CONSOLIDATED
                           DOMESTIC   PACIFIC    AMERICA    ATLANTIC     TOTAL       OTHER        TOTAL
                           --------   --------   --------   --------   ----------   --------   ------------
(IN MILLIONS)
-------------------------
Revenue..................  $11,997     $2,843      $832      $1,846     $17,518       $43        $17,561
Interest income..........       33         14         3           8          58         1             59
Interest expense.........      207         84        22          49         362        (7)           355
Equity in earnings of
  affiliates.............       41         17         4          10          72        --             72
Depreciation and
  amortization...........      520        145        45          95         805       (12)           793
Fully distributed
  earnings before income
  taxes..................    1,641         63        68         277       2,049        36          2,085

                                                     YEAR ENDED DECEMBER 31, 1997
                           --------------------------------------------------------------------------------
                                                                       REPORTABLE
                                                  LATIN                 SEGMENT                CONSOLIDATED
                           DOMESTIC   PACIFIC    AMERICA    ATLANTIC     TOTAL       OTHER        TOTAL
                           --------   --------   --------   --------   ----------   --------   ------------
(IN MILLIONS)
-------------------------
Revenue..................  $11,214     $3,552      $824      $1,745     $17,335       $43        $17,378
Interest income..........       29         13         3           6          51         1             52
Interest expense.........      166         73        15          36         290        (4)           286
Equity in earnings of
  affiliates.............       38         17         3           8          66        --             66
Depreciation and
  amortization...........      474        159        38          76         747       (23)           724
Fully distributed
  earnings before income
  taxes & gains on
  sales..................    1,189        512       109         287       2,097        36          2,133

                                                              1999       1998       1997
                                                            --------   --------   --------
(IN MILLIONS)
----------------------------------------------------------
Total fully distributed earnings for reportable
  segments................................................   $1,910     $2,049     $2,097
  Gains on sales..........................................      731         --        378
  UAL subsidiary earnings.................................       57         36         36
  Less: ESOP compensation expense.........................      756        829        987
                                                             ------     ------     ------
Total earnings before income taxes, distributions on
  preferred securities and extraordinary item.............   $1,942     $1,256     $1,524
                                                             ======     ======     ======

    UAL's operations involve an insignificant level of dedicated revenue producing assets by reportable segment. The overwhelming majority of UAL's revenue producing assets can be deployed in any of the four reportable segments. UAL has significant intangible assets related to the acquisition of its Atlantic and Latin America route authorities.

(20) STATEMENT OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

    Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
(IN MILLIONS)
------------------------------------------------------------
Cash paid during the year for:
  Interest (net of amounts capitalized).....................    $260       $234       $152
  Income taxes..............................................     296        160        362

Non-cash transactions:
  Capital lease obligations incurred........................     482        701        643
  Long-term debt incurred in connection with additions to
    equipment...............................................      --         --        185
  Note receivables recorded in connection with the sale of
    equipment and leasehold improvements....................      --         --         61
  Increase (decrease) in pension intangible assets..........    (126)       (15)       200
  Net unrealized gain on investment in affiliates...........     356         --         --

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          1ST        2ND        3RD        4TH
                                        QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                        --------   --------   --------   --------   --------
(IN MILLIONS)
--------------------------------------
1999:
Operating revenues....................   $4,160     $4,541     $4,845     $4,481    $18,027
Earnings from operations..............      146        433        619        193      1,391
Earnings before extraordinary item....       78        672        359        129      1,238
Extraordinary loss on early
  extinguishment of debt..............       --         (3)        --         --         (3)
Net earnings..........................   $   78     $  669     $  359     $  129    $ 1,235
Per share amounts, basic:
  Earnings before extraordinary
    item..............................   $ 0.91     $12.26     $ 6.18     $ 1.85    $ 21.26
  Extraordinary loss on early
    extinguishment of debt............       --      (0.05)        --         --      (0.06)
  Net earnings........................   $ 0.91     $12.21     $ 6.18     $ 1.85    $ 21.20
Net earnings per share, diluted.......   $ 0.44     $ 5.78     $ 2.89     $ 0.84    $  9.94

1998:
Operating revenues....................   $4,055     $4,442     $4,783     $4,281    $17,561
Earnings from operations..............      123        470        695        191      1,478
Net earnings..........................   $   61     $  282     $  425     $   54    $   821
Earnings per share, basic.............   $ 0.60     $ 4.43     $ 6.91     $ 0.53    $ 12.71
Earnings per share, diluted...........   $ 0.34     $ 2.44     $ 3.71     $ 0.27    $  6.83

    The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.

    During the second quarter of 1999, UAL recognized a pre-tax gain of $669 million on the sale of a portion of its investment in Galileo. Additionally, in the fourth quarter 1999, UAL recognized a pre-tax gain of $62 million on the sale of a portion of its investment in Equant. (See Note 6, "Investments").

                                                         EDGAR ONLY APPENDIX

                   UNITED EMPLOYEES PERFORMANCE INCENTIVE PLAN

I.   PURPOSE

     A. GENERAL. In an effort to maintain a position of leadership in the fast-growing and highly competitive business segments in which UAL Corporation (the "Company") competes, it is necessary to promote the financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities which are competitive with those of major corporations. The United Employees Performance Incentive Plan (the "Plan") hereinafter described is designed to assist the Company in attaining these objectives.

     B. PERFORMANCE-BASED COMPENSATION. With respect to Covered Awards, the Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Code and shall be construed and administered so as to ensure such compliance.

     C. DEFERRED AWARDS. With respect to the Plan as it relates to the payment of Incentive Awards on a deferred basis pursuant to Paragraph VI(B), such portion of the Plan is intended to be (and shall be construed and administered as) an employee pension benefit plan that is unfunded and is maintained by the Company for a select group of management or highly compensated employees within the meaning of ERISA.

     D. CASH BONUS PLAN. With respect to the Plan as it relates to the current payment of Incentive Awards pursuant to Paragraph VI(A), such cash bonus portion of the Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA. Incentive Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee's regular rate of pay.

II.  PLAN ADMINISTRATION

     A. PLAN ADMINISTRATION. The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to either the Compensation Committee or the Compensation Administration Committee of the Board of Directors of the Company (as applicable, the "Committee"). This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committees as set forth under the UAL Corporation Restated Certificate of Incorporation. Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.

     B. COMPENSATION COMMITTEE. The Compensation Committee shall have the sole authority and responsibility to review annually management's recommendations for the Selected Performance

           Objectives and Selected Performance Factors under the Plan, to select the Selected Performance Objectives and Selected Performance Factors for an Award Year; and to otherwise administer Incentive Awards (other than Covered Awards) payable to Officers.

     C. COMPENSATION ADMINISTRATION COMMITTEE. The Compensation Administration Committee shall have the sole authority and responsibility under the Plan to establish and administer any Covered Award under the Plan, including establishment of the Selected Performance Objectives and Selected Performance Factors for an Award Year.

     D. NON-ASSIGNABILITY. A Participant's rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor's processes.

     E. AMENDMENT OR TERMINATION. Subject to the UAL Corporation Restated Certificate of Incorporation, the Plan may at any time be amended, modified, or terminated, as the Board in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant. The Board or the Compensation Committee (and the Compensation Administration Committee in the case of a Covered Award) may amend the Selected Performance Objectives and/or the Selected Performance Factors as well as any Incentive Award (including increasing, decreasing or eliminating any or all Incentive Awards for an Award Year) prior to the payment of the Award (or the date payment would have been made but for a Participant's election to defer receipt) to the extent it deems appropriate for any reason, including compliance with applicable securities laws, local laws outside the U.S. if and to the extent international employees are Participants, the requirements of Section 162(m) of the Code and the pooling of interests requirements in connection with a merger. Notwithstanding the foregoing, to the extent the Compensation Administration Committee has expressly designated an Incentive Award as a Covered Award, the Compensation Administration Committee will not have any authority to amend or modify the terms of any Covered Award in any manner which would impair its deductibility under Section 162(m) of the Code.

     F. NO CONTRACT OF EMPLOYMENT. Neither the Plan, nor any Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

     G. CONTROLLING LAW. This Plan and all determinations made and actions taken pursuant hereto to the extent not preempted by ERISA or other federal laws, will be governed and construed by the internal laws of the State of Illinois, except its laws with respect to choice of law.

     H. BENEFICIARY UPON DEATH. An Incentive Award which has been deferred pursuant to the provisions of Paragraph VI(B) shall be transferable at the Participant's death to the beneficiary designated by the Participant on forms prescribed by and filed with the Company. If no designation of a beneficiary has been made or is in effect, an Incentive Award payable to a Participant following his or her death shall be paid to the Participant's legal representative and shall be transferable by will or pursuant to the laws of descent and distribution.

     I. COMPLIANCE WITH SECTION 162(m) OF THE CODE. To the extent any provision of the Plan or an Incentive Award or any action of the Compensation Committee or the Company as it relates to a Covered Award, may result in the application of Section 162(m)(1) of the Code to compensation payable to a Covered Employee, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable to the Compensation Administration Committee.

     J. UNFUNDED, UNSECURED OBLIGATION. A Participant's only interest under the Plan shall be the right to receive either a cash or Stock payment for an Incentive Award pursuant to the terms of the Incentive Award and the Plan. No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive a cash or Stock payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.

     H. INTERNATIONAL EMPLOYEES. The Company may in its sole discretion extend participation in the Plan to international employees who do not satisfy the definition of Administrative Employee or Management Employee under this Plan. The terms of the Plan as applied to such employees shall be as set forth in an Exhibit to this Plan.

III. DEFINITIONS

Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:

     A. ACCOUNT -- A bookkeeping account maintained by the Company in the name of each Participant, which account shall consist of two subaccounts, one known as the "Cash Subaccount" and the other as the "Company Stock Subaccount."

     B. ADMINISTRATIVE EMPLOYEE -- An individual (i) who is classified by an Employer (without regard to any retroactive judicial or administrative reclassification of such individual) as an Administrative Employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer's U.S. payroll and working regularly in the U.S.

     C. AWARD YEAR -- The calendar year for which Incentive Awards, if any, are calculated under the Plan.

     D.    BOARD -- The Board of Directors of the Company.

     E. CODE -- The Internal Revenue Code of 1986, as from time to time amended including any related regulations.

     F. COMMITTEE - Committee means separately or collectively as applicable the Compensation Administration Committee and the Compensation Committee.

     G.    COMPANY -- UAL Corporation.

     H.    COMPENSATION -- Compensation means:

           1. With respect to a Participant who is not a Key and Senior Management Employee, the amount of a Participant's taxable wages for the Award Year, increased by the amount of his or her pre-tax elective contributions under any qualified Code
                 Section 401(k) plan or Code Section 125 cafeteria plan (including any HMO premium deductions) for the Award Year, and decreased by any Incentive Award received under the Plan or comparable incentive compensation plan and the amount of any extraordinary payments such as moving expense reimbursements, Pride Awards and Code Section 125 cafeteria plan taxable reimbursements for the Award Year.

           2. With respect to a Key and Senior Management Employee, such Participant's annual base salary actually received for the Award Year, increased by the amount of his or her pre-tax elective contributions under any qualified Code Section 401(k) Plan or Code
                 Section 125 cafeteria plan (including any HMO premium deductions), prorated for a partial year's participation.

     I. COMPENSATION ADMINISTRATION COMMITTEE -- The Compensation Administration Committee is the Compensation Administration Committee of the Board as set forth in the UAL Corporation Restated Certificate of Incorporation, or such other committee appointed by the Board, in accordance with the requirements of the UAL Corporation Restated Certificate of Incorporation, to exercise the powers and perform the duties assigned to the Compensation Administration Committee under this Plan.

     J. COMPENSATION COMMITTEE - The Compensation Committee is the Compensation Committee of the Board as set forth in the UAL Corporation Restated Certificate of Incorporation, or such other committee appointed by the Board, in accordance with the requirements of the UAL Corporation Restated Certificate of Incorporation, to exercise the powers and perform the duties assigned to the Compensation Committee under this Plan.

     K. COVERED AWARD -- An Incentive Award (i) which will be paid to a Covered Employee, (ii) which the Compensation Administration Committee expressly designates as performance-based compensation intends to be fully deductible under Section 162(m) of the Code, and (iii) which will be paid following the shareholder approval required by Section 162(m)(4)(C)(ii) of the Code.

     L. COVERED EMPLOYEE -- An individual who is a "covered employee" within the meaning of Section 162(m)(3) of the Code.

     M. EMPLOYER -- The Company, United Air Lines, Inc., and any other Subsidiary which, with the approval of the Chief Executive Officer of the Company, has adopted this Plan.

     N. ERISA -- The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

     O. FAIR MARKET VALUE. The Fair Market Value of a share of Stock on any date shall be equal to the five-day average of the average of the high and low prices of a share of Stock reported for New York Stock Exchange Composite Transactions for the applicable date or, if there are no such reported trades for such date, for the last previous date for which trades were reported, and the four previous dates for which trades were reported.

     P. INCENTIVE AWARD -- The dollar value of an award made to a Participant as determined under the Plan.

     Q. INCENTIVE OPPORTUNITY -- The amount, stated as a percentage of a Participant's Compensation, determined with respect to an Award Year (or partial Award Year in the case of participation for a partial year), that will be included in a Participant's Incentive Award formula under Paragraph V(A) of the Plan. If a Participant held more than one eligible position during the Award Year, his or her Incentive Opportunity will be separately determined based on each corresponding period of participation. The Incentive Opportunity for Participants who are Officers will be determined by the Compensation Committee, subject to the requirement under Paragraph IX(A) that the Compensation Administration Committee establish the Incentive Opportunity upon which a Covered Award is based.

     R. INDIVIDUAL PERFORMANCE GOAL -- The performance criteria or objectives established for a Participant for an Award Year for purposes of assisting the Company or the Compensation Committee in determining whether and to what extent an Incentive Award has been earned by such Participant for such Award Year.

     S. INDIVIDUAL PERFORMANCE MODIFIER -- The numerical modifier (expressed as a percentage) determined for a Participant with respect to an Award Year, as follows:

           1. In the case of a Participant other than a Key and Senior Management Employee, the Individual Performance Modifier shall be 100%, provided the Company may reduce such Individual Performance Modifier based upon an evaluation of the Participant's performance during the Award Year.

           2. In the case of a Participant who is a Key and Senior Management Employee other than an Officer, the Individual Performance Modifier shall be determined by the Company and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

           3. In the case of a Participant who is an Officer other than an Officer who is to receive a Covered Award, the Individual Performance Modifier shall be determined by the Compensation Committee and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

           4. In the case of a Participant who is to receive a Covered Award, the Individual Performance Modifier shall in all cases be 120%, subject to the Compensation Administration Committee's discretionary authority under Paragraph IX(C) to reduce the amount of a Covered Award.

           A Participant's evaluation under Paragraphs III(S)(l), III(S)(2) and III(S)(3) above is wholly discretionary and subjective on the part of the Company or the Compensation Committee as applicable.

     T. KEY AND SENIOR MANAGEMENT EMPLOYEE -- Each Covered Employee, each Officer and each Management Employee who is designated by the Company as a Key and Senior Management Employee with respect to the Plan for an Award Year. Designation as a Key and Senior Management Employee will apply only for the Award Year for which the designation is made.

     U. MANAGEMENT EMPLOYEE -- An individual (i) who is classified by the Employer (without regard to any retroactive judicial or administrative reclassification of such individual) as a Management Employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer's U.S. payroll and working regularly in the U.S.

     V. OFFICER -- Each officer of the Company, each officer of United Airlines Inc. reporting directly to the Chairman and Chief Executive Officer of the Company, and each senior officer of the Company's Subsidiaries designated by the Board.

     W. PARTICIPANT -- Each Administrative Employee, Management Employee or other international employee of an Employer who is designated as a Participant for an Award Year by the Company or the Committee.

     X. PERFORMANCE OBJECTIVES -- One or more objectively determinable measures established at the beginning of an Award Year related to specified levels of growth in, or peer company performance in, or relating to, customer satisfaction as measured by a Company sponsored customer survey; employee engagement or employee relations as measured by a Company sponsored employee survey; employee safety; employee diversity; financial performance as measured by sales, net income, profits (pre-and after-tax), adjusted pre-tax margin, earnings before interest and taxes, cash flow, earnings per share, reduction of fixed costs, economic value added, return on assets, return on capital, return on equity, shareholder return, cost of capital, debt reduction, productivity improvements; and operational performance as measured by load factor, passenger yield management, lost time incidents, baggage handling performance, or on-time performance. Performance Objectives may be described in terms of Company, Subsidiary, major business segments, division or departmental performance. Performance Objectives shall be stated in terms of Threshold, Target and Maximum levels. For other than Covered Awards, the Company may add other Performance Objectives not specifically listed above.

     Y. PLAN -- The United Employees Performance Incentive Plan, as evidenced by this written instrument as may be amended from time to time.

     Z. PRE-TAX EARNINGS -- UAL Corporation's pre-tax earnings as determined under generally accepted accounting principles adjusted to exclude any items (whether gains or losses) otherwise included therein relating to (i) the UAL Corporation Employee Stock Ownership Plan, the UAL Corporation Supplemental ESOP, or the trusts relating thereto, (ii) the Company's 1988 and 1998 Restricted Stock Plans, (iii) for those Award Years in which the Company enters into labor contracts with ALPA or the IAM to replace contracts becoming amendable in 2000, any differential between the projected labor costs to the Company attributable to such contract(s) as determined by the Company prior to such Award Year and the actual labor costs to the Company attributable to such labor contract(s) and (iv) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, but only to the extent such determination would not cause a Covered Award to not be deductible under Code Section 162(m).

     AA. PRE-TAX PROFIT MARGIN -- Pre-Tax Earnings divided by UAL Corporation's gross revenues as determined under generally accepted accounting principles adjusted to exclude any items otherwise included therein relating to any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, but only to the extent such determination would not cause a Covered Award to not be deductible under Code Section 162(m).

     BB. SELECTED PERFORMANCE FACTORS -- The numerical factors (expressed as a percentage) established by the Company relating to the Plan's Selected Performance Objectives for the Award Year and which correspond to the actual achievement of the Threshold, Target and Maximum Selected Performance Objectives for such Award Year. Subject to the provisions of Article IX with respect to a Covered Award, the Selected Performance Factors as they relate to Officers shall be established by the Compensation Committee. If the actual achievement of the Selected Performance Objective for an Award Year, as determined by the Company (or by the Compensation Administration Committee in the case of a Covered Award and the Compensation Committee as it relates to the Incentive Awards for Officers other than with respect to a Covered Award) shortly after the Award Year, is between the Threshold and Target or Target and Maximum Objectives, the Selected Performance Factor will be the amount determined by linear interpolation between the two corresponding Threshold, Target or Maximum Selected Performance Factors.

     CC. SELECTED PERFORMANCE OBJECTIVES -- One or more Performance Objectives selected for an Award Year. Subject to the provisions of Article IX with respect to a Covered Award, the Compensation Committee shall establish at the beginning of an Award Year the Selected Performance Objectives, including the Threshold, Target and Maximum levels for Officers, other than with respect to a Covered Award.

     DD. STOCK -- Shares of Common Stock of the Company par value $.01 per share, or any shares into which such shares are changed as contemplated in Paragraph VI(E)(2)(b).

     EE. SUBSIDIARY -- Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

IV.  PARTICIPATION

     A. PARTICIPANTS. Participants will be determined annually by the Company or the Committee from among the Management Employees, Administrative Employees, and other international employees of an Employer. Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.

     B. TERMINATION OF EMPLOYMENT. In order to be entitled to receive an Incentive Award for an Award Year, a Participant must be actively employed at the time the Incentive Award is paid or, in the case of a deferred Incentive Award, at the time such Award would have been paid but for the Participant's election to defer receipt of the Award; however, the Company (or the Committee, if applicable) may in its sole discretion pay an Incentive Award to a Participant who has terminated employment.

V.   COMPUTATION OF INCENTIVE AWARDS

     A. FORMULA. Subject to Paragraph B, a Participant's Incentive Award for an Award Year will be an amount equal to the Base Incentive Award under (1) and, if applicable, the Match Incentive Award under (2):

           1. BASE INCENTIVE AWARD. The Participant's Base Incentive Award is equal to the product of the following:

                 (a)    The Participant's Incentive Opportunity;

                 (b)    The Participant's Compensation;

                 (c) The sum of the Selected Performance Factors for the Award Year; and

                 (d)    The Participant's Individual Performance Modifier.

           2. MATCH INCENTIVE AWARD. For any portion of an Incentive Award, the receipt of which has been deferred pursuant to Paragraph VI(B) for a period of at least five years following the Award Year and which is payable in the form of Stock, the Participant's Incentive Award will include a Match Incentive Award equal to 20% of such portion of the Participant's Base Incentive Award determined under (1) above.

     B. COVERED AWARDS. A Covered Award shall be the greater of the Incentive Award determined under Paragraph A or an Incentive Award determined solely on the basis of a formula and one or more financial Performance Objectives as established by the Compensation Administration Committee prior to the Award Year (or at such later date as may be permissible under Code Section 162(m)), subject to the Compensation Administration Committee's discretionary authority under Paragraph IX(C) to reduce the amount of a Covered Award.

     C. CLASSIFICATION CHANGES. Appropriate adjustments and computations, including computations for a partial Award Year, may be made to reflect changes in a Participant's job classification, Individual Performance Modifier, or Selected Performance Factors during an Award Year. Subject to the provisions of Article IX with respect to Covered Awards, the Compensation Committee shall determine all such adjustments and computations relating to Incentive Awards for Officers.

     D. THRESHOLD LIMIT. With respect to each Award Year, the Compensation Committee will determine before such Award Year a threshold level of Pre-Tax Profit Margin which must be obtained before any Incentive Award (other than a Covered Award) may be made to any Participant for such Award Year. The Compensation Administration Committee will establish such threshold level of Pre-Tax Profit Margin which must be obtained before any Covered Award may be made to a Covered Employee for such Award Year.

VI.  PAYMENT OF INCENTIVE AWARDS

     A. CASH PAYMENT. Subject to Paragraph B below, payment of Incentive Awards will be made in cash as soon as practicable following the end of the Award Year, without interest.

     B. ELECTION TO DEFER. A Participant who is a Key and Senior Management Employee and who is determined by the Company to be member of a select group of management or highly compensated employees ("top-hat group") as such group is determined under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA may make an irrevocable election, on or before the earlier of a date established by the Company or June 30 of the Award Year, to defer receipt of all or any portion of his or her Incentive Award to a subsequent calendar year. A Participant's deferred Incentive Award will be credited to his or her Account as of the date it would otherwise have been paid in cash and will be adjusted as provided in Paragraph E below. A Participant's election to defer will include an election to receive payment of all or a portion of such deferred Incentive Award in the form of cash or shares of Stock. If the Company reasonably determines that a Participant no longer qualifies as a member of a "top-hat group," the Company shall have the right, in its sole discretion, to (i) terminate any future deferrals by such Participant under this Plan, and/or (ii) immediately distribute the Participant's Account balance under the Plan.

     C. TIME FOR PAYMENT OF DEFERRED INCENTIVE AWARD. A Participant who has made an election to defer his or her Incentive Award will receive payment of his or her entire Account balance (except as limited by (3) below) on the earliest of the following:

           1. In the calendar year selected by the Participant in his or her irrevocable written election.

           2. As soon as practicable in the calendar year after the Participant's termination of employment with the Company and its Subsidiaries for any reason or no reason, provided that a transfer of employment among the Company or its Subsidiaries will not be considered a termination of employment.

           3. At the Participant's request and upon the occurrence of an "Unforeseeable Emergency", provided that a distribution pursuant to this clause shall not exceed the amount reasonably needed to satisfy the emergency need. For purposes of this paragraph, "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but in no case will payment be made to the extent that such hardship is or may be relieved
                 (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.

           4. Any other time elected by the Participant, provided that upon making such an election, the Participant shall be entitled to receive only 90% of the amounts then credited to his or her Account under the Plan and shall forfeit the remaining 10% of such amount.

     D. MODIFICATION OF TIME AND MANNER OF PAYMENT. Notwithstanding anything herein to the contrary and subject to the provisions of
           Article IX with respect to a Covered Award, the Compensation Committee shall have the right, in its discretion, to vary the manner (including payment in cash in lieu of shares of Stock) and time for making the distributions provided in Paragraph C above (but not defer any amount otherwise due), and may make such distributions in a lump sum or other payment method as it may deem appropriate, taking into account the Participant's or any beneficiary's age, health, physical or mental condition, dependents or lack of dependents, other sources of income or lack of same, and any other factors deemed relevant, provided, however, that such accelerated payment is not detrimental to the Participant. Nothing herein shall be construed to grant the Participant or any beneficiary the right to elect a modification of the time for receiving payments hereunder.

     E. CREDITING AND ADJUSTMENT OF ACCOUNT BALANCE. The amount of any Incentive Award a Participant has elected to defer and has elected to receive in shares of Stock shall be credited to his or her Company Stock Subaccount by crediting a number of stock units equal to such amount of the Incentive Award divided by the Fair Market Value of a share of Stock on the date the Incentive Award would otherwise have been paid in cash. The balance of the amount of the deferred Incentive Award shall be credited to his or her Cash Subaccount. A Participant's Account shall be adjusted as follows:

           1. As of the last day of each calendar quarter (each such date referred to herein as an "Accounting Date"), the Participant's Cash Subaccount shall be adjusted as follows:

                 (a) first, the amount of any distributions made since the last preceding Accounting Date and attributable to the Cash Subaccount shall be charged to the Cash Subaccount;

                 (b) next, the balance of the Cash Subaccount after adjustment in accordance with subparagraph (a) above, shall be credited with interest for the period since the last preceding Accounting Date computed at the prime rate as reported by THE WALL STREET JOURNAL in effect at the end of each calendar quarter during the deferral period ending on the current Accounting Date, or if such date is not a business day, for the next preceding business day, except that, any credit which occurs after the Accounting Date shall be credited with interest for only the period following the credit.

           2. The Participant's Company Stock Subaccount shall be adjusted as follows:

                 (a) as of the date on which shares of Stock are distributed to the Participant, the Company Stock Subaccount shall be charged with an equal number of stock units; and

                 (b) as of the payment date for any dividend paid on Stock, the Company Stock Subaccount shall be credited with that number of additional stock units which is equal to the number obtained by multiplying the number of stock units credited to the Company Stock Subaccount on the dividend record date by the amount of the cash dividend or the fair market value (as determined by the Board of Directors) of any dividend in kind payable on a share of Stock and dividing that product by the then Fair Market Value of a share of Stock.

                        In the event of any merger, consolidation, reorganization, recapitalization, liquidation, reclassification, divestiture (including spinoff), stock split, reverse stock split, combination of shares, rights offering, exchange, or any other similar change in the corporate structure or capitalization of the Company affecting the Stock, each Participant's Company Stock Subaccount shall be equitably adjusted in such manner as the Committee shall determine in its sole judgment. In determining what adjustment, if any, is appropriate the Committee may rely on the advice of such experts as it deems appropriate, including counsel, investment bankers and the accountants of the Company.

           (3) A Participant entitled to a Match Incentive Award under Paragraph V(A)(2) will receive a credit to his or her Company Stock Subaccount equal to such Match Incentive Award, but only if actual receipt of the related Base Incentive Award is deferred for a period of at least five years following the Award Year. Such credit will be effective as of the date the related Base Incentive Award is credited to the Participant's Company Stock Subaccount and will be paid to the Participant in the manner and at the time provided under Paragraph F below.

     F. PAYMENT OF ACCOUNT BALANCE. Except as otherwise provided in Paragraphs II(D) or VI(D), and subject to Article VIII, the Participant's Account shall be payable to the Participant, as follows:

           1. The cash portion of the Participant's payment shall be equal to the balance of the Cash Subaccount.

           2. The Stock portion of the Participant's payment shall be a number of shares of Stock equal to the number of Stock units then credited to the Participant's Company Stock Subaccount, provided that the Fair Market Value of any fractional share of Stock shall be paid to the Participant in cash.

     G. CLAIM PROCEDURE. For deferred Incentive Awards payable under the Plan, the Compensation Committee shall establish a claims procedure consistent with the requirements of ERISA.

     H. LIMITATION ON ACTIONS. Unless ERISA specifically provides otherwise, no civil action arising out of or relating to the payment of Incentive Awards under this Plan may be commenced by a Participant or beneficiary after three years from the occurrence of the facts or circumstances that give rise to, or form the basis for, such action.

VII. PAYMENT IN SHARES OF STOCK

     A. SOURCE OF SHARES OF STOCK. The shares of Stock which shall be available for payment to Participants pursuant to the Plan shall be treasury shares (including, in the discretion of the Company, shares purchased in the open market).

     B. COMPLIANCE WITH APPLICABLE LAWS. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and, in such event, payment shall be made in the form of cash. Prior to the delivery of any shares of Stock under the Plan, the Company may require, among other things, a written statement that the recipient is acquiring the shares for investment and not for the purpose of, or with the intention of, distributing the shares. If the redistribution of shares of Stock is restricted pursuant to this Paragraph B, the certificates representing such shares may bear a legend referring to such restrictions.

     C. NO SHAREHOLDER RIGHTS. The election to defer receipt of an Incentive Award and to receive payment in the form of shares of Stock does not entitle a Participant to any rights (including, without limitation, voting, transfer and rights to distributions) of an owner of shares of Stock which relate to the stock units credited to the Participant's Company Stock Subaccount.

VIII. WITHHOLDING TAXES

      Notwithstanding any of the foregoing provisions hereof, an Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities. If cash payments under this Plan are not available to meet the withholding requirement, the Participant shall make available sufficient funds to meet the requirements of such withholding, and the Employer shall be entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.

  IX. SPECIAL RULES FOR COVERED AWARDS

      Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:

     A. PREESTABLISHED INCENTIVE OPPORTUNITY AND PERFORMANCE OBJECTIVES. The Selected Performance Factors, Selected Performance Objectives, Incentive Opportunity, and the Threshold Limit under Paragraph V(D) upon which a Covered Award is based or subject shall be established by the Compensation Administration Committee in writing not later than 90 days after the commencement of the Award Year (or period of service as the case may be), provided that the outcome is substantially uncertain at the time the Compensation Administration Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under
           Section 162(m) of the Code). The Compensation Administration Committee shall not make Covered Awards based on Selected Performance Objectives not specifically provided under this Plan if it determines that use of such Performance Objectives would cause a Covered Award to not be deductible under Code Section 162(m).

     B. CERTIFICATION OF PERFORMANCE OBJECTIVES. The Compensation Administration Committee shall determine and certify in writing prior to the payment or deferral of a Covered Award whether and to what extent the Selected Performance Objectives referred to in Paragraph A have been satisfied.

     C. DISCRETIONARY REDUCTION OF COVERED AWARD. Notwithstanding the foregoing, the Compensation Administration Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

     D. LIMITED ADJUSTMENTS OF SELECTED PERFORMANCE OBJECTIVES. In the event of (a) any merger, consolidation, reorganization, recapitalization, liquidation, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off), exchange, or any other similar change in the corporate structure or capitalization of the Company affecting the Stock, or
           (b) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Selected Performance Objective included in a Covered Award, the Compensation Administration Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more "outside directors" within the meaning of
           Section 162(m)(4)(C)(i) of the Code) may, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Selected Performance Objectives based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Selected Performance Objectives) will be substantially the same (as determined by the Compensation Administration Committee or such committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that any such change to any outstanding Covered Award pursuant to this Paragraph D must be made in such a manner that it is independently determinable by a hypothetical third party having knowledge of the relevant facts, and the Compensation Administration Committee shall take no action pursuant to this Paragraph D which would constitute an impermissible exercise of discretion within the meaning of Section 162(m) of the Code, or would otherwise cause the Covered Award to not be deductible under
           Section 162(m) of the Code.

     E. CHANGES AFFECTING TIMING. No change shall be made to accelerate the payment of a Covered Award unless the amount of the Covered Award is discounted to reasonably reflect the time value of money. Further, no change shall be made to defer the payment of a Covered Award unless an increase in the amount paid with respect to such award is based on a reasonable rate of interest or on the actual returns on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein).

     F. MAXIMUM AMOUNT. The maximum amount of any Covered Award, including the Match Incentive Award under Paragraph (V)(A)(2), payable to any Covered Employee with respect to an Award Year determined as of the time the Covered Award is paid or would have been paid absent an election to defer receipt, shall not exceed $3,000,000.

                                                     EDGAR ONLY APPENDIX

                                 UAL CORPORATION

                            2000 INCENTIVE STOCK PLAN

     1. PURPOSE. The purpose of the UAL Corporation 2000 Incentive Stock Plan (the "Plan") is to attract and retain outstanding individuals as officers and key employees of UAL Corporation (the "Company") and its subsidiaries, to further align participants' interests with those of the Company's shareholders through compensation that is based on shares of the Company's common stock, par value $.01 per share ("Common Stock") and to furnish incentives to such persons by providing such persons opportunities to acquire shares of Common Stock or monetary payments based on the value of such shares or both, on advantageous terms as herein provided.

     2. ADMINISTRATION. All benefits granted under the Plan shall be granted by either the Compensation Administration Committee or the Compensation Committee of the Board of Directors of the Company (such committee, as applicable, herein called the "Committee"). The Plan shall be administered by the Compensation Administration Committee for (I) all grants with respect to any "officer" as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (II) any other grant to covered employees for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), to the extent necessary or proper to preserve deductibility of the compensation expense associated with such grant under
Section 162(m); and by the Compensation Committee for all grants to participants who are not covered employees under the Code or officers under Rule 16-1(f) of the Exchange Act. However, a benefit granted under the Plan shall not be ineffective solely because it is granted by the Compensation Administration Committee or the Compensation Committee not in accordance with the preceding sentence. The Committee is authorized to interpret the provisions of the Plan, to determine the terms and conditions of benefits to be granted under the Plan and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to or inconsistent with the express provisions of the Plan. Determinations, decisions and actions of the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any participant and any person claiming under or through the participant. No member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any benefits granted under the Plan. To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the benefits in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board of Directors or the Committee as set forth under the UAL Corporation Restated Certificate of Incorporation.

     3. PARTICIPANTS. Participants in the Plan will consist of such officers or other key employees of the Company and its subsidiaries as the Committee in its sole discretion may designate from time to time to receive benefits hereunder. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits, including without limitation (i) the financial condition of the Company; (ii) anticipated profits for the current or future years; (iii) contributions of participants to the profitability and development of the Company; and (iv) other compensation provided to participants.

     4. TYPES OF BENEFITS. Benefits under the Plan may be granted in any one or a combination of (a) Incentive Stock Options, (b) Nonqualified Stock Options, and (c) Stock Appreciation Rights, all as described below.

     5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan the sum of: (i) 8,000,000 shares of Common Stock, which may be newly issued or treasury shares, (ii) any shares of Common Stock available for future awards under any prior plan of the Company (the "Prior Plans") as of May 18, 2000; and (iii) any shares of Common Stock that are represented by benefits granted under the Plan or any Prior Plans which are forfeited, expired or canceled without delivery of shares of Common Stock or which are used to satisfy the applicable tax withholding obligations. All of such shares described in (i) above may, but need not be issued pursuant to the exercise of Incentive Stock Options. If the purchase price of any option granted under the Plan is satisfied by tendering shares of Common Stock to the Company (either by actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Subject to
Section 15, in no event may the aggregate number of shares of Common Stock, with respect to which options or Stock Appreciation Rights are granted to any individual, exceed 250,000 during any one calendar year period; provided, however, that grants made to any new employee as a condition of employment may not exceed two times such annual limit during the first year of employment.

     6. INCENTIVE STOCK OPTIONS. Incentive Stock Options will consist of options to purchase shares of Common Stock that are intended to satisfy the requirements applicable to "incentive stock options" described in Section 422(b) of the Code or any successor provision. The purchase price for Incentive Stock Options will not be less than one hundred percent (100%) of the fair market value of such shares on the date of grant. Incentive Stock Options will be exercisable over not more than ten (10) years after the date of grant. The aggregate fair market value (determined on the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year (under all option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

     7. NONQUALIFIED STOCK OPTIONS. Nonqualified Stock Options will consist of options to purchase shares of Common Stock that are not intended to satisfy the requirements applicable to "incentive stock options" described in Section 422(b) of the Code or any successor provision. The purchase price for Nonqualified Stock Options will not be less than one hundred percent (100%) of the fair market value of shares on the date of grant. Nonqualified Stock Options will be exercisable over not more than ten (10) years after the date of grant.

     8. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant a Stock Appreciation Right to the holder of any Nonqualified Stock Option granted hereunder. In addition, a Stock Appreciation Right may be granted independently of and without relation to any stock option. Stock Appreciation Rights shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

     (a) A Stock Appreciation Right may be granted with respect to a Nonqualified Stock Option at the time of its grant or at any time thereafter up to six (6) months prior to its expiration.

     (b) Each Stock Appreciation Right will entitle the holder to elect to receive in cash up to 100% of the appreciation in fair market value of the shares subject thereto up to the date the right is exercised. In the case of a Stock Appreciation Right issued in relation to a Nonqualified Stock Option, such appreciation shall be measured from the option price. In the case of a Stock Appreciation Right issued independently of any stock option, the appreciation shall be measured from not less than the fair market value of the Common Stock on the date the right is granted.

     (c) The Committee shall have the discretion to satisfy a participant's right to receive the amount of cash determined under subparagraph
           (b) hereof, in whole or in part, by the delivery of shares of Common Stock valued as of the date of the participant's election.

     (d) In the event of the exercise of a Stock Appreciation Right, the number of shares reserved for issuance hereunder (and the shares subject to the related option, if any) shall be reduced by the number of shares with respect to which the right is exercised.

     9. NONTRANSFERABILITY. Except as otherwise provided by the Committee, each benefit granted under this Plan shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by the holder.

     10. OTHER PROVISIONS. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, provisions requiring that grants of benefits under the Plan be evidenced by an agreement (in writing or other form deemed appropriate by the Committee); provisions concerning vesting; provisions concerning exercise periods following termination of employment; provisions for the payment of the purchase price of shares under stock options by delivery of other shares of the Company having a then market value equal to the purchase price of such shares; restrictions on resale or other disposition; such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements; and understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

     11. TERM OF PLAN. Subject to the approval of the shareholders of the Company at the Company's annual meeting of its shareholders, the Plan shall be effective as of May 18, 2000 and shall remain in effect as long as any benefits under it remain outstanding. No benefit shall be granted after May 18, 2010.

     12. TAXES. The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction.

     13. FAIR MARKET VALUE. Unless otherwise determined by the Committee, the fair market value of the Company's shares of Common Stock as of any date shall be the mean between the lowest and highest reported sale prices of the Common Stock on that date on the New York Stock Exchange.

     14.   LIMITATION OF IMPLIED RIGHTS.

     (a) Neither a participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any subsidiary shall be sufficient to pay any amounts to any person.

     (b) The Plan does not constitute a contract of employment, and selection as a participant will not give any participating employee the right to be so retained in the employ of the Company or any subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no benefit under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

     15. ADJUSTMENT PROVISIONS. In the event of a corporate transaction involving the Company (including, without limitation, any Common Stock dividend, Common Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards without enlargement or diminution to preserve the benefits or potential benefits of the awards intended to be made available under the Plan. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding options and Stock Appreciation Rights; and (iv) any other adjustments that the Committee determines to be equitable or appropriate.

     16. AMENDMENT AND TERMINATION OF PLAN. The Board may amend the Plan from time to time or terminate the Plan at any time, but no such action, without the participant's consent, shall adversely affect the rights of a participant under any option or Stock Appreciation Right granted.

                                 UAL CORPORATION


                      THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF UAL CORPORATION

P The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints James E. Goodwin, John F. McGillicuddy and
     James J. O'Connor, and each of them, as proxies with full power of
R substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the
O matters listed in this proxy and, in their discretion, on such other matters as may properly come before the Annual Meeting of Stockholders to be held at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago,
X IL 60690 on May 18, 2000 at 10:00 a.m. and any adjournments or postponements thereof, unless otherwise specified herein.

Y This card, or the telephonic or internet voting procedures, when properly completed, also constitutes voting instructions to the respective Trustees of the Employees' Stock Purchase Plan, 401(k) Plans and International Employee Stock Ownership Plans of UAL Corporation or United Air Lines, Inc. to vote, in person or by proxy, all shares of Common Stock of UAL Corporation allocated to the accounts of the undersigned held by the Trustees.

     You are encouraged to specify your choices by marking the appropriate oval SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY OVALS IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY PHONE, INTERNET OR SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE SIDE



4967--UAL CORPORATION




--------------------------------------------------------------------------------
                   (TRIANGLE) FOLD AND DETACH HERE (TRIANGLE)

                     YOU CAN VOTE BY TELEPHONE OR INTERNET!
                    AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you vote.

               TO VOTE BY PHONE (WITHIN THE U.S. AND CANADA ONLY)
               ----------------
- Call toll free 1-888-457-2964 from a touch tone telephone. There is NO CHARGE for this call.
-        Enter the six-digit Control Number located below your name and address.
         OPTION 1: If you choose to vote as the Board of Directors recommends on ALL proposals, press 1. When asked, please confirm your vote by pressing 1 again.
         OPTION 2: If you choose to vote on EACH proposal SEPARATELY, press 0 and follow the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.

                             TO VOTE ON THE INTERNET
                             -----------------------
-    Go to the following website: www.harrisbank.com/wproxy

- Enter the information requested on your computer screen, including your six-digit Control Number located below your name and address, then follow the voting instructions on the screen.
              IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL
           BACK THIS PROXY CARD. PROXIES SUBMITTED BY TELEPHONE OR THE
                  INTERNET MUST BE RECEIVED BY 12:00 MIDNIGHT,
                     CENTRAL DAYLIGHT TIME, ON MAY 16, 2000.

                              THANK YOU FOR VOTING!

                                 UAL CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                           ]
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. IF THIS CARD CONSTITUTES VOTING INSTRUCTIONS TO A PLAN TRUSTEE, THE TRUSTEE WILL VOTE AS DESCRIBED IN THE PLAN DOCUMENTS AND ANY ACCOMPANYING MATERIALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

                                                                                                          FOR    AGAINST   ABSTAIN
1.   ELECTION OF FIVE PUBLIC DIRECTOR NOMINEES:  FOR  WITHHOLD   FOR ALL  2.  APPROVAL OF AMENDMENTS TO
     01-Rono J. Dutta, 02- James E. Goodwin,     ALL      ALL    EXCEPT       UAL CORPORATION RESTATED
     03-John F. McGillicuddy,                                                 CERTIFICATE  OF
     04-James J. O'Connor,                                                    INCORPORATION FOR
     05-Paul E. Tierney, Jr.                                                  PURPOSES OF DIVIDENDS.
                                                                                                          FOR    AGAINST   ABSTAIN
     FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):             3.  APPROVAL OF THE UNITED
                                                                              EMPLOYEES PERFORMANCE
                                                                              INCENTIVE PLAN.
     -------------------------------------------------------                                              FOR    AGAINST   ABSTAIN
                                                                          4.  APPROVAL OF THE UAL
                                                                              CORPORATION 2000 INCENTIVE
                                                                              STOCK PLAN.
                                                                                                          FOR    AGAINST   ABSTAIN
                                                                          5.  RATIFICATION OF
                                                                              THE APPOINTMENT
                                                                              OF ARTHUR ANDERSEN
                                                                              LLP AS INDEPENDENT
                                                                              ACCOUNTANTS.
                                                                                                             YES    NO
                                                                          IF PROXY MATERIALS
                                                                          WERE AVAILABLE
                                                                          TO YOU ELECTRONICALLY
                                                                          WOULD YOU USE THIS
                                                                          OPTION TO RECEIVE
                                                                          YOUR MATERIALS?

                                                                                             DATED:                          , 2000

                                                                          SIGNATURE(S) -------------------------------------------
                                                                          --------------------------------------------------------
                                                                          Please sign  exactly as your name appears on this proxy.
                                                                          For joint accounts,  each owner should  sign.  When
                                                                          signing as attorney, executor, administrator,  trustee or
                                                                          guardian,  please give your full title.  You revoke all
                                                                          proxies  heretofore  given  to  vote  at the Annual
                                                                          Meeting or any adjournments or postponements.


         TO VOTE BY PHONE OR INTERNET SEE REVERSE SIDE FOR INSTRUCTIONS



------------------------------------------------------------------------------
                   (TRIANGLE) FOLD AND DETACH HERE (TRIANGLE)

       ADMISSION TICKET             MEETING OF STOCKHOLDERS
       ------------------------     OF UAL CORPORATION
                                    MAY 18, 2000
                                    10:00 A.M.
       [UNITED AIRLINES             THE AUDITORIUM, 8TH FLOOR
             LOGO]                  HARRIS TRUST AND SAVINGS BANK
                                    111 WEST MONROE STREET
                                    CHICAGO, IL
                                    -----------------------------


                           ----------------------------------------------------
4967--UAL CORPORATION       You must present this ticket to the UAL Corporation
                              representative at the entrance to the Auditorium
                                 to be admitted to the Annual Meeting.